                                 EXHIBIT 99(i)*

    FORM 10-K ANNUAL REPORT OF THE STRONGSVILLE SAVINGS BANK FOR THE YEAR ENDED DECEMBER 31, 1995, AS FILED WITH THE OFFICE OF THRIFT SUPERVISION











* Upon completion of the holding company reorganization of The Strongsville Savings Bank, which was accomplished by means of the merger of Emerald Interim Savings Bank, a wholly owned subsidiary of Emerald Financial Corp., with and into The Strongsville Savings Bank, The Strongsville Savings Bank became a wholly owned subsidiary of Emerald Financial Corp., the Registrant. At that time, the Registrant succeeded to the registration and reporting obligations of The Strongsville Savings Bank pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934. The Form 10-K Annual Report of The Strongsville Savings Bank for the year ended December 31, 1995 and the Form 10-Q Quarterly Reports of The Strongsville Savings Bank for the quarters ended March 31, June 30 and September 30, 1996 attached as exhibits to this Form 8-A Registration Statement complied as to form and content with the disclosure obligations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

                          OFFICE OF THRIFT SUPERVISION
                    UNITED STATES DEPARTMENT OF THE TREASURY
                             Washington, D.C. 20552
--------------------------------------------------------------------------------

                                    FORM 10-K

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
                  For the fiscal year ended December 31, 1995

[ ] TRANSITIONAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
                   For the transition period from           to
                                                 -----------  -------------

                             OTS Docket Number: 6565

                          THE STRONGSVILLE SAVINGS BANK
                          -----------------------------
             (Exact name of registrant as specified in its charter)

         Ohio                                            34-0875093
     -----------                                         ----------
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                          Identification No.)

          14092 Pearl Road
          Strongsville, Ohio                                44136
          ------------------                                -----
(Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code: (216) 238-7311

Securities registered pursuant to Section 12(b) of the Act:         None

Securities registered pursuant to Section 12(g) of the Act:
                        Capital Stock, without par value
                        --------------------------------
                                 Title of Class

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

The registrant's voting stock is authorized for quotation on the National Association of Securities Dealers Automated Quotation System Small-Cap Issues under the symbol "SSBK." As of March 8, 1996, the registrant had 2,530,800 shares of capital stock, without par value, outstanding. The aggregate market value of the voting stock held by nonaffiliates of the registrant, based on the average of the bid and asked prices of such stock as of March 8, 1996, was $36,617,639. For purposes of this calculation, it is assumed that directors, officers and holders of fewer than 25% of the registrant's shares of voting stock are not, as such, affiliates, although the exclusion of the market value of shares owned by any person shall not be deemed an admission that such person is an affiliate of the registrant.
                       DOCUMENTS INCORPORATED BY REFERENCE

PARTS II AND IV of Form 10-K - Portions of Annual Report to Shareholders for the
                               Fiscal Year Ended December 31, 1995
PART III of Form 10-K -        Proxy Statement for the 1996 Annual Meeting of
                               Shareholders



                            EXHIBIT INDEX ON PAGE 40
                              PAGE 1 OF 242 PAGES

                                     PART I

Item 1. Business
----------------

                                    BUSINESS

GENERAL

Founded in 1961, The Strongsville Savings Bank (the "Bank") is an Ohio-chartered, federally insured savings association whose business activities are concentrated in the greater Cleveland, Ohio area. The Bank offers a wide range of consumer-oriented lending and deposit products and services and is active in the origination of loans to developers and builders of residential real estate within its market area. In conducting the Bank's lending operations, management maintains strict underwriting criteria and closely monitors the Bank's loan portfolio.

The Bank conducts its business through its home office in Strongsville and its branch offices in Berea, Brecksville, Broadview Heights, North Royalton, Parma Heights, and Westlake (Cuyahoga County); Hinckley and Medina Township (Medina County); and Columbia Station, North Ridgeville, and Wellington (Lorain County). The Bank plans to open offices in Avon (Lorain County) and Brunswick (Medina County) on March 18, 1996 and May 23, 1996, respectively.

The Bank's headquarters office is located at 14092 Pearl Road, Strongsville, Ohio 44136, and the Bank's telephone number at that address is (216) 238-7311.

The Bank began operations in 1961 as an Ohio-chartered stock savings and loan association and changed its name from The Strongsville Savings and Loan Association to The Strongsville Savings Bank in 1984. Substantially all of the Bank's business activities are focused in Cuyahoga, Medina, Lorain, and Summit Counties. The Bank conducts its lending and deposit-gathering activities through its headquarters in Strongsville, Cuyahoga County, Ohio, and through its network of area branch offices in the suburbs to the south and west of Cleveland, Ohio.

In the 1980's the Bank's strategy was concentrated on building a well-balanced branch network in the suburbs to the south and west of Cleveland. In view of these objectives, the Bank established or acquired branches in Berea, Hinckley, North Ridgeville, North Royalton, Parma Heights, Wellington and Westlake. This strategy provided the Bank with a stable, low-cost, consumer-oriented deposit base in the many established communities of its market area. The Bank's research and close relationships with area real estate professionals suggested that several of these communities would become residential growth areas. During the late 1980's and early 1990's, Strongsville, Westlake, Brecksville, Hinckley, North Ridgeville and North Royalton emerged as growth areas. Management expects these communities to be among the major growth areas in Cuyahoga and the contiguous counties throughout the 1990's. According to data provided by the Building Industry Association of Cleveland and Suburban Counties, the cities in Cuyahoga County and Medina County with the greatest number of 1995 single family dwelling starts include Strongsville, Brunswick, Medina and North Royalton. In 1994 and 1995, the Bank opened offices in Medina Township, Broadview Heights and Columbia Station, all current or anticipated future expanding markets for residential growth. The Bank also plans to open offices in Avon and Brunswick on March 18, 1996 and May 23, 1996, respectively. According to data provided by the Building Industry Association of Lorain County, the Lorain County city with the greatest number of single family dwelling starts in 1994 and 1995 was Avon. Management will prudently continue to consider opportunities for expansion of its branch network in growing residential areas of greater Cleveland.

The Bank is very active in the origination of loans to developers and builders of residential housing in its market area, including loans to (i) acquire lots and land for residential subdivision, (ii) to develop raw land by financing the cost of improvements such as streets, sewers and utilities, and (iii) to construct houses on such improved property. In 1995 expansion of the Bank's franchise with new branch offices in Broadview Heights, Medina Township and Columbia Station, as well as the scheduled 1996 opening of new branches in





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



Avon and Brunswick, are expected to provide the Bank with a stable source of real estate construction and mortgage loan originations throughout the 1990's and beyond.

The Bank offers a wide range of consumer-oriented lending and deposit products and services to the residents in its market area. The Bank currently is a leading residential real estate construction lender in Cuyahoga, Medina and Lorain Counties. Central to the Bank's operating philosophy is the development and maintenance of strong personal relationships with local realtors, builders, developers, public officials and other real estate-related professionals.

The Bank is a community-oriented financial institution serving its market area with a wide selection of residential loans and retail financial services, emphasizing customer service. The Bank's services include consumer and commercial checking accounts, rental of safe-deposit boxes and savings accounts and savings certificates, residential and commercial real estate loans, and secured and unsecured consumer loans. It provides these services through a branch network comprised of full-service banking offices, nine proprietary ATMs, access to a network of metropolitan, regional and national ATMs, and electronic fund transfer services. The Bank has historically concentrated its business activities in the Northeastern Ohio area, comprised of Cuyahoga, Lorain, Medina, and Summit Counties.

The Bank's business consists primarily of attracting deposits from the general public and originating and investing in loans secured by first mortgage liens on residential and other real estate primarily in Northeastern Ohio. The Bank, as a matter of policy, does not accept brokered funds. The Bank also invests in certain government obligations and other investments permitted by federal law and regulations. The principal source of funds for the Bank's lending activities are increases in deposit accounts, principal and interest payments of loans and proceeds from the sale of loans. The Bank's principal source of earnings is interest income from loans and other interest-earning assets. Its principal expenses are interest paid on deposit accounts and operating expenses.

Management recognizes that the thrift industry is changing rapidly. Consumer-oriented services historically provided by banks are now being offered by thrifts. To compete effectively in this environment, the Bank's goal is to provide its customers with a consumer-oriented institution where a wide range of financial needs can be met, including a full range of deposit services such as ATM services, NOW checking accounts, IRA and Keogh investment accounts and certificates of deposit with terms ranging from seven days to ten years. The Bank's consumer-oriented products also include mortgage loans, construction loans, various consumer loan products to finance automobiles, home improvements, education and VISA(R) and MasterCard(R) credit cards.

LENDING ACTIVITIES

GENERAL. The Bank's primary lending activity is originating conventional first mortgage loans for the purchase of residential real property. Conventional loans are loans which are not insured by the Federal Housing Administration or partially guaranteed by the Veterans Administration. Within this category, the largest portion of the Bank's loans are made to home buyers on the security of single-family dwellings. At December 31, 1995, the Bank's net loans receivable totaled $336.4 million, representing approximately 68.4% of its total assets. At that date, 71.9% of total loans consisted of loans secured by first mortgage liens on residential properties.

In order to manage interest rate risk in the loan portfolio, the Bank has implemented a number of measures designed to provide more frequent interest rate adjustments on interest-earning assets so more interest-earning assets would respond to increases in interest rates on basis similar to that of interest-bearing liabilities. These measures were designed to increase interest income during periods of rising interest rates. These measures include: (i) origination of permanent mortgage loans with adjustable interest rates on residential properties and other real estate, (ii) origination of residential construction and development loans with adjustable interest rates, (iii) origination of nonresidential construction loans with adjustable interest rates and (iv) purchases of loans with adjustable interest rates which meet the Bank's underwriting standards. At December 31, 1995, approximately $171.3 million (47.0% of total mortgage loans) were comprised of loans described above.

1-TO-4 FAMILY RESIDENTIAL REAL ESTATE LENDING. The cornerstone of the Bank's lending program has been the origination of permanent loans, secured by mortgages on owner-occupied, 1-to-4 family residences. At December 31, 1995, $225.9 million, or 64.2%, of the Bank's mortgage loans consisted of permanent loans on 1-to-4 family residences. Substantially all of these loans were secured by properties located in the Bank's primary market area.

The Bank originates a variety of different types of residential loans including conventional 15- and 30- year fixed-rate loans, one- and three-year ARMs and, to a lesser extent, 10- and 20-year fixed rate loans. During recent years, in order to meet consumer demand and maximize the yield on its residential loan portfolio, the Bank has originated primarily 15- and 30-year fixed rate loans, which qualify for sale to the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The Bank's fixed-rate residential loans are underwritten and documented to permit their sale to Freddie Mac and the Bank sells certain qualifying residential loans to Freddie Mac. Loans sold to Freddie Mac are on a nonrecourse basis. The Bank also originates ARMs, although, in order to maintain its interest rate spread, the Bank generally does not offer initial interest rates on ARMs as low as those available from some of its competitors.

The Bank's current 1-to-4 family residential ARMs are fully amortizing loans with contractual maturities of up to 30 years. The interest rates on the majority of ARMs originated by the Bank are subject to adjustment at one- or three-year intervals. The Bank's ARM products carry interest rates which are reset to a stated margin over an index based on the related U.S. Treasury Constant Maturities Index for securities with terms to maturity of the same length as the applicable adjusted period. Decreases or increases in the interest rate of the Bank's ARMs are generally limited to 2% at any adjustment period and a maximum of 5% or 6% over the life of the loan, depending on whether the loan resets at one- or three-year intervals, respectively. The Bank's ARMs are not convertible into fixed-rate loans, do not contain prepayment penalties and do not produce negative amortization. The Bank's ARMs are assumable, providing the assuming borrower meets the same underwriting criteria as a borrower on a newly originated loan. At December 31, 1995 the total balance of 1-to-4 family ARMs was $54.0 million, or 23.9% of the Bank's 1-to-4 family permanent mortgage loan portfolio.

The Bank evaluates both the borrower's ability to make principal and interest payments and the value of the property that will secure the loan. The Bank originates residential mortgage loans with loan-to-value ratios of up to 95%. On any mortgage loan exceeding an 80% loan-to-value ratio at the time of origination, however, the Bank requires private mortgage insurance in an amount intended to reduce the Bank's exposure to 80% of the appraised value of the underlying collateral. Property securing real estate loans made by the Bank is generally appraised by independent fee appraiser selected by the Bank and subject to review by the management and Board of Directors of the Bank. The Bank requires evidence of marketable title and lien position on all loans secured by real property and requires fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. The Bank may also require flood insurance to protect the property securing its interest.

The Bank's fixed-rate residential mortgage loans customarily include "due-on-sale" clauses, which are provisions giving the Bank the right to declare a loan immediately due and payable in the event the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. The Bank enforces due-on-sale clauses in fixed-rate mortgage loans to the extent permitted under applicable laws.

Residential mortgage loan originations come from a number of sources, including solicitations by the Bank, referrals by builders and real estate brokers, existing borrowers and depositors and walk-in customers. Loan applications are accepted at all of the Bank's offices.

MULTI-FAMILY AND COMMERCIAL REAL ESTATE LENDING. In order to enhance the yield on and decrease the average term to maturity of its assets, the Bank originates permanent loans secured by multi-family and commercial real estate. At December 31, 1995, $43.3 million, or 12.3% of the Bank's mortgage loan portfolio consisted of permanent loans on multi-family and commercial real estate. The Bank's management generally engages in the origination of commercial real estate loans as an accommodation to long-time customers. None of the Bank's multi-family and commercial real estate loans were designated as nonperforming assets at December 31, 1995.

The Bank's permanent multi-family and commercial real estate loan portfolio includes loans secured by small apartment buildings, strip shopping centers, small office buildings, churches and other business properties, generally located within the Bank's primary market area.

Permanent multi-family and commercial real estate loans generally have terms of 15 years or less; the maximum term available is 25 years. These loans typically do not have balloon features. Interest rates on permanent loans generally adjust (subject, in some cases, to specified interest rate caps) at one-year or three-year intervals to specified spreads over the related U.S. Treasury Constant Maturities Index. Multi-family loans and commercial real estate loans are generally written in amounts up to 80% and 75%, respectively, of the appraised value of the property or sale price, whichever is less.

Appraisals on properties securing multi-family and commercial real estate property loans originated by the Bank are performed by an independent fee appraiser designated by the Bank at the time the loan application is made. All appraisals on multi-family and commercial real estate loans are reviewed by the Bank's management. The Bank's underwriting procedures generally require verification of the borrower's credit history, income, financial statements, banking relationships, references and income projections of the property. In addition, since March of 1993, the Bank requires the submission of annual financial statements to the Bank for the life of the loan. Generally, the Bank requires the owners, principal shareholders or general partners of business, corporate or partnership borrowers to be personally liable for multi-family and commercial real estate loans.

Multi-family and commercial real estate loans generally present a higher level of risk than loans secured by 1-to-4 family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these type loans. Furthermore, the repayment of loans secured by multi-family and commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired.

CONSTRUCTION AND DEVELOPMENT LENDING. The Bank makes construction loans to individuals for the construction of their residences as well as to the builders and developers for the construction of 1-to-4 family residences and the acquisition and development of 1-to-4 family lots in the Bank's primary market area. The Bank was singled out in December 1992 by the National Association of Home Builders ("NAHB") as one of eleven lenders nationwide to receive the NAHB's "Housing America Award for Excellence in Community-Based Lending." NAHB's Housing America Award honors commercial banks and savings institutions that have been a positive force in funding the production of housing. The Housing America Award recipients are selected on a regional basis. The Bank was the only institution so identified in its district of Ohio, Michigan and West Virginia. This award is a prominent reflection of the Bank's record in community-based residential construction lending.

Construction loans to individuals for their residences are structured to be converted to permanent loans at the end of the construction phase, which typically lasts six months. These construction loans have rates and terms similar to any 1-to-4 family loan then offered by the Bank, except that during the construction phase, the borrower pays interest only. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. At December 31, 1995, the Bank had $9.7 million in construction loans to individuals for construction of their personal residences.

Construction loans to builders of 1-to-4 family residences require the monthly payment of interest and typically have terms of up to 12 months, with the maximum possible term being 24 months. These loans may provide for the payment of interest and loan fees from loan proceeds and carry interest rates which adjust primarily with changes in the specified prime rate. Loan commitment and origination fees are usually charged. At December 31, 1995, the Bank had $17.2 million of construction loans to builders of 1-to-4 family residences.

The Bank also makes loans to developers for the purpose of acquiring unimproved land and developing such land into improved sublots for residential development. The Bank only makes such residential land acquisition and development loans if the Bank has received assurances from local planning commissions that the land will be considered developable and zoned residential. These loans typically have maturity terms from one to three years (with the maximum term being five years) and primarily carry interest rates which adjust to maintain a specified spread over the prime rate and, to a lesser extent, adjust (subject, in some cases, to interest rate caps) at one, two or three-year intervals to specified spreads over the related U.S. Treasury Constant Maturities Index. Loan commitment and origination fees are usually charged. These loans generally provide for the payment of loan fees from loan proceeds. The principal is typically paid down as improved lots are sold. At December 31, 1995, The Bank had $48.5 million of residential development loans.

Construction and development loans are obtained principally through solicitations by the Bank and through continued business from builders and developers who have previously borrowed from the Bank as well as referrals of builders and developers. The application process includes a submission to the Bank of accurate plans, specifications, and costs of the project to be constructed or developed, as well as both personal and corporate tax returns, both personal and corporate financial statements and environmental underwriting analysis. These items are used as the basis to determine the appraised value of the subject property and the debt-servicing ability of the borrower. Loans are based on the lesser of current appraised value or the cost of construction (land plus building).

Acquisition and development loans to finance the cost of acquiring unimproved property for future residential subdivisions and improving such property are generally made up to a maximum loan-to-value ratio of 75% based upon an independent appraisal. Construction loans to finance the costs of building residential houses are generally made up to a maximum loan-to-value ratio of 80% based upon an independent appraisal. Construction and development loans to borrowers other than owner occupants also involve many of the same risks discussed above regarding multi-family and commercial real estate loans and tend to be more sensitive to general economic conditions than many other types of loans.

At December 31, 1995, the Bank had four construction and development loan borrowers having aggregate loans in an amount greater than $6.0 million (15% of then tangible capital) which totaled $30.4 million. All construction and development loans were in compliance with applicable lending limits. The OTS made special loans-to-one-borrower lending authorities available to the Bank on January 2, 1990 which permit the Bank to lend up to 30% of tangible capital to one borrower for the development of residential housing. For a discussion of the regulatory requirements incident to the Bank's usage of the special lending authorities, see "REGULATION - Federal Regulation - Loans to One Borrower and Aggregate Loan Limits". The special lending authority is required to be renewed annually and was most recently renewed in November, 1995. The Bank expects the 15% limit on loans to one borrower to represent no significant impediment to its lending function as its tangible capital continues to grow.

As of December 31, 1995, the Bank had nine borrowers having aggregate loans for residential acquisition, development and construction purposes exceeding $1 million. No such loans were nonperforming as of that date.

Construction loans involve greater underwriting and default risks than loans secured by mortgages on existing properties. These loans can involve large loan balances concentrated in single borrowers or a group of borrowers in the same industry. Loan funds are advanced upon the security of the project under construction, which is more difficult to value prior to the completion of construction. Should a default occur which results in foreclosure, the Bank could be adversely affected in that it would have to take control of the project and attempt either to arrange for completion of construction or to dispose of the unfinished project.

The Bank's underwriting criteria are designed to evaluate and minimize the risk of each construction loan. A wide variety of factors are carefully considered before originating a construction loan, including the availability of permanent financing or a takeout commitment to the borrower (which may be provided by the Bank at market rates); the reputation of the borrower and the contractor; independent valuations and reviews of cost estimates; preconstruction sale information and cash flow projections of the borrower. At the time of the Bank's origination of a construction loan to a builder, the builder often has a signed contract with a purchaser for the sale of the to-be-constructed house, which, by assuring the builder of a repayment source, reduces the Bank's underwriting risks on the construction loan. To reduce the risks inherent in construction lending, the Bank limits the number of properties which can be constructed on a "speculative" or unsold basis by a builder at any one time to two houses and requires the borrower or its principals personally to guarantee repayment of the loan. Moreover, the Bank controls certain of the risks associated with construction lending by requiring builders to submit itemized bills to the Bank, whereupon the Bank disburses the builder's loan funds directly to the contractor and subcontractors, rather than to the builder.

CONSUMER LOANS. Ohio and federal laws and regulations permit an Ohio-chartered, federally insured savings association such as the Bank to make secured and unsecured consumer loans, and home improvement loans.

The Bank offers automobile loans, home improvement, and other secured and unsecured personal loans. These loans generally have fixed interest rates and terms of five years or less, with the exception of home improvement loans, which may have terms up to fifteen years. These rates are generally higher than the rates offered on mortgage loans. The Bank also offers VISA(R) and MasterCard(R) credit cards to its customers as an agent for an Ohio-based commercial bank. During 1995, the Bank originated approximately $4.5 million of consumer loans and approximately $5.0 million in 1994. The Bank's consumer loan portfolio totaled $8.9 million at December 31, 1995.

The underwriting standards employed by the Bank for consumer loans include a determination of the applicant's payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although credit worthiness of the applicant is of primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount. While consumer loans generally involve a higher level of credit risk than 1-to-4 family residential loans, consumer loans are typically made at higher interest rates and for shorter terms or at adjustable rates, thus increasing the interest rate sensitivity of the Bank's loan portfolio.

LOAN PORTFOLIO COMPOSITION. Table I sets forth the composition of the Bank's loan portfolio, in dollar amounts and in percentages for the last five fiscal years, along with a reconciliation to loans receivable, net.


Table I                                                     December 31,
                                                       (Dollars In Thousands)
                                      1995                1994                1993                  1992               1991
                               -----------------   ------------------  ------------------    ----------------   -------------------
                                Amount       %      Amount        %      Amount        %      Amount      %      Amount      %
-----------------------------------------------------------------------------------------------------------------------------------
Real estate mortgage loans:
  Permanent first mortgage:
     One to four family
         Investment            $ 220,490    65.54   $194,629     69.06   $114,848     47.38   $134,586   62.05   $108,283    60.65
          Sale                     5,396     1.60          0      0.00     49,957     20.61      4,389    2.02          0     0.00
     Multi-family                  1,183     0.35      1,294      0.46      1,101      0.45      1,481    0.68      1,627     0.91
     Commercial real estate       42,098    12.51     38,109     13.52     39,856     16.44     37,261   17.18     33,505    18.77
     Land                            358     0.11        427      0.15        638      0.26        837    0.39        850     0.47

  Construction first mortgage:
     Aquisition &                 48,538    14.43     29,107     10.33     23,984      9.90     23,822   10.98     18,990    10.64
          Development
     One-to-four family           26,960     8.01     29,818     10.58     21,032      8.68     19,929    9.19     15,636     8.76
     Multi-family                  2,660     0.79      1,400      0.50      3,041      1.25      2,590    1.19      4,208     2.36
     Commercial real estate        4,233     1.26      3,163      1.12      2,442      1.01      2,573    1.19      4,298     2.41
                                ----------------- -------------------- -------------------- ------------------ -------------------
Total mortgage loans             351,916   104.60    297,947    105.72    256,899    105.98    227,468  104.87    187,397   104.97

Other loans:
  Commercial                       3,955     1.18      1,584      0.56      1,938      0.80      1,517    0.70      1,508     0.84
  Consumer                         8,895     2.64      7,390      2.62      4,527      1.87      4,703    2.17      4,331     2.43
                                ----------------- -------------------- -------------------- ------------------ -------------------
Total loans                      364,766   108.42    306,921    108.90    263,364    108.65    233,688  107.74    193,236   108.24

Less:
  Undisbursed loans in
          process                 23,639     7.03     20,134      7.14     16,333      6.74     12,393    5.71     11,744     6.58
  Allowance for loan losses        1,168     0.35        948      0.34        840      0.35        717    0.33        570     0.32
  Deferred yield
          adjustments              3,608     1.04      3,996      1.42      3,796      1.56      3,688    1.70      2,393     1.34
                                ----------------- -------------------- -------------------- ------------------ -------------------
Total loans
          receivable, net       $336,351   100.00   $281,843    100.00   $242,395    100.00   $216,890  100.00   $178,529   100.00
                                ==================================================================================================

     Table II sets forth the amount of the Bank's real estate loan portfolio having fixed rates and the amount having adjustable rates. These loans are presented before any deductions for loans-in-process, allowance for loan losses and deferred yield items.


Table II                                                    December 31,
                                                       (Dollars In Thousands)
                                        1995                1994                1993                1992               1991
                                   --------------     --------------       --------------      --------------     --------------
                                   Amount      %      Amount      %        Amount      %       Amount      %      Amount       %
------------------------------------------------------------------------------------------------------------------------------------
Adjustable rate loans:
     One to four family          $ 72,644    20.65    $60,754    20.39   $ 52,699    20.52   $ 58,152    25.57   $ 59,060    31.52
     Multi-family                   3,843     1.09      2,694     0.91      4,142     1.61      3,944     1.73      5,813     3.10
     Commercial                    41,123    11.69     37,482    12.58     39,106    15.22     36,023    15.84     33,530    17.89
     Land & development            48,896    13.89     29,534     9.91     23,382     9.10     24,659    10.84     19,840    10.59
                                 ----------------- ------------------- ------------------- ------------------- -------------------
     Total adjustable rate loans  166,506    47.32    130,464    43.79    119,329    46.45    122,778    53.98    118,243    63.10

Fixed rate loans:
     One to four family:
          Held for investment     174,806    49.67    163,693    54.94     83,181    32.38     96,363    42.36     64,858    34.61
          Held for sale             5,396     1.53          0     0.00     49,957    19.45      4,389     1.93          0     0.00
     Multi-family units                 0     0.00          0     0.00          0     0.00        126     0.05         23     0.01
     Commercial                     5,208     1.48      3,790     1.27      3,192     1.24      3,812     1.68      4,273     2.28
     Land                               0     0.00          0     0.00      1,240     0.48          0     0.00          0     0.00
                                 ----------------- ------------------- ------------------- ------------------- -------------------
     Total fixed rate             185,410    52.68    167,483    56.21    137,570    53.55    104,690    46.02     69,154    36.90
                                 ----------------- ------------------- ------------------- ------------------- -------------------
Total mortgage loans             $351,916   100.00   $297,947   100.00   $256,899   100.00   $227,468   100.00   $187,397   100.00
                                 ==================================================================================================


Table III shows the contractual maturities of the Bank's loan portfolio at December 31, 1995. The table does not include prepayments and scheduled principal repayments.

Table III                                                 Maturing in:
                                 ------------------------------------------------------------------------
                   Outstanding     1 Year or    1 to 3     3 to 5      5 to 10     10 to 15    After 15
                       12/31/91      Less        Years      Years       Years        Years        Years
                       --------     -------     -------     -------     -------     --------     --------
---------------------------------------------------------------------------------------------------------
                                                          (In Thousands)
Permanent Loans:
----------------
     Residential       $225,886     $    26     $   307     $   897     $28,081     $ 82,786     $113,789
     Commercial          43,281         199       2,424         867       9,552       21,937        8,302
Construction             33,853      11,759       8,901          --         239        5,573        7,381
Land & Development       48,896       6,999      40,156       1,642          99           --           --
Other                    12,850       2,640         938       5,758       2,771          743           --
                       ----------------------------------------------------------------------------------
     TOTAL             $364,766     $21,623     $52,726     $ 9,164     $40,742     $111,039     $129,472
                       ==================================================================================

Table IV shows the contractual maturities of the Bank's loan portfolio by fixed- and adjustable-rate loans. It does not reflect actual repayments because of loan refinancings, principal payments and enforcement of due-on-sale clauses, which give the Bank the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real estate subject to the mortgage.

Table IV                                                           Maturing in:
                                 ------------------------------------------------------------------------------
                          Outstanding     1 Year or    1 to 3     3 to 5      5 to 10     10 to 15     After 15
                              12/31/91      Less        Years      Years       Years        Years         Years
                              --------     -------     -------     -------     -------     --------     -------
---------------------------------------------------------------------------------------------------------------
                                                          (In Thousands)
Fixed interest rates          $193,444     $   274     $   826     $6,087     $29,444     $ 80,007     $ 76,806
Adjustable interest rates      171,322      21,349      51,900      3,077      11,298       31,032       52,666
                              ---------------------------------------------------------------------------------
     TOTAL                    $364,766     $21,623     $52,726     $9,164     $40,742     $111,039     $129,472
                              =================================================================================


PURCHASE AND SALE OF LOANS. Management believes that purchases of loans and loan participations can be desirable and evaluates potential purchases as opportunities arise and the Bank's needs dictate. Such purchases can enable the Bank to take advantage of favorable lending opportunities, diversify its portfolio and limit origination expenses. For loan purchases, the Bank uses the same criteria for investment as if it had originated the loans using its own underwriting standards. At December 31, 1995 approximately $1.9 million of the Bank's residential loan portfolio and $2.1 million of the Bank's multi-family and non-residential real estate loan portfolios were serviced by other institutions.

When loans or loan participations are sold by the Bank, The Bank retains the responsibility for servicing the loans. The Bank receives a fee for servicing these loans. The amount of mortgage loans the Bank serviced for others amounted to approximately $159.5 million at December 31, 1995. The contractual right to service mortgage loans has an economic value that, in accordance with generally accepted accounting principles, was not fully recognized in the Bank's financial statements prior to 1995. The Bank adopted Statement of Financial Accounting Standards (SFAS) No. 122, effective January 1, 1995, which requires an entity that sells or securitizes loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values. The value reflects the future income stream of the servicing fees, the availability of the cash balances associated with escrow funds collected monthly for real estate taxes and insurance, and the ability of the servicer to cross-sell other products and services. The actual value of a servicing portfolio is dependent upon such factors as the age and maturity of the loans in the portfolio, the average dollar balance of the loans, the location of the collateral property, the average amount of escrow funds held, the interest rates and delinquency experience on the loans, the types of loans and other factors.

Table V shows total loan origination, purchase, sale and repayment for the periods indicated:



Table V                                            Year Ended December 31,
-------                             -----------------------------------------------------
                                      1995       1994       1993       1992       1991
                                    --------   --------   --------   --------   ---------
-----------------------------------------------------------------------------------------
                                                       (In Thousands)
Conventional mortgage loans:
  Loan originations (1):
     One to four family             $ 85,954   $ 63,085   $123,132   $114,611   $  46,807
     Construction                     43,661     50,151     40,554     34,179      37,254
     Commercial and multi-family       5,182      2,519      7,439      6,788       5,973
     Land and development             43,250     30,693     16,429     19,627       9,824
                                     ----------------------------------------------------
          Total mortgage loan
                 originations        178,047    146,448    187,554    175,205      99,858

     Consumer loans                    4,528      4,970      2,790      3,451       3,252
     Commercial loans                  4,348        770      1,324      1,369         740
                                     ----------------------------------------------------
          Total loan originations    186,923    152,188    191,668    180,025     103,850

Loans and participations
     Purchased                           700         --         --      1,047       1,826
     Sold                             43,374     21,677     59,321     64,942      55,668
Loan repayments & refinances          86,404     86,954    102,671     75,678      63,114
                                     ----------------------------------------------------
          NET LOAN ACTIVITY         $ 57,845   $ 43,557   $ 29,676   $ 40,452   $ (13,106)
                                    =====================================================

(1) Loans originated include undisbursed portions of loans-in-process and unearned discounts.

CHANGES IN LENDING ACTIVITIES. Loan originations in 1995 were impressive at $186.9 million, an increase of $34.0 million over 1994 originations. Mortgage refinances were $28.5 million in 1995, $27.5 million in 1994 and $88.4 million in 1993. Loan originations (excluding mortgage refinancing) increased to $158.4 million in 1995 from $124.7 million in 1994 and from $103.3 million in 1993.

INCOME FROM LENDING ACTIVITIES. The Bank earns interest and fee income from its lending activities. The Bank earns income from fees for originating loans and for making commitments to originate loans and purchase loans and loan participations. Certain of these fees net of origination costs are amortized over the life of the respective loan. The Bank also receives loan fees related to existing loans, which include prepayment charges, late charges, assumption fees and servicing fees. Income from loan origination and commitment fees and discounts varies with the volume and type of loans and commitments made and purchased and with competitive and economic conditions.

NONPERFORMING LOANS

GENERAL. Late payment fees are assessed by the Bank if a payment is not received by the 15th day following its due date. Any borrower whose payment was not received by this time is mailed a past due notice. If the loan is still delinquent after a second past due notice is mailed, a loan department employee will attempt to contact the customer to resolve any problem that might exist.

When an advanced stage of delinquency approaches (generally 90 days past due) and if repayment cannot be expected within a reasonable amount of time or a repayment agreement has not been entered into, the Bank will contact an attorney and request that the required 30-day prior notice of foreclosure proceedings be prepared and delivered to the borrower so that, if necessary, foreclosure proceedings may be initiated shortly after the loan is 90 days delinquent. This procedure has historically aided in achieving a low level of nonperforming loans and, as of December 31, 1995 only $2,052,000 or 0.61% of the Bank's total loan portfolio was nonperforming. As of December 31, 1995 the Bank's level of nonperforming assets to total assets was 0.42%.

On December 31, 1995 the Bank held no real estate and other repossessed collateral acquired as a result of foreclosure, voluntary deed, or other means. When the Bank has such real estate, it is classified as "real estate owned"
(REO) until it is sold. When property is so acquired, it is recorded at the lower of cost (the unpaid principal balance at the date of acquisition plus foreclosure and other related costs) or fair value. For collateral-dependent loans, the fair value is determined by obtaining an appraisal from an independent fee appraiser. For loans which are not collateral dependent, the fair value is determined based on the present value of expected cash flows. Any reduction to record the property at its fair value is charged to expense. Generally, unless the property is 1-to-4 family and well collateralized, interest accrual ceases after 90 days of delinquency, but not later than the date of acquisition. Costs incurred to maintain REO property are charged to expense. The Bank has not had to foreclose on an acquisition and development loan in the last 5 years.

If a credit card account becomes 10 days delinquent, a notice is sent to the account holder demanding that the payment be made so that the card is current. Another notice is sent to the cardholder if the account becomes 20 days delinquent. If payment is not received within 30 days, authorization requests are denied, a message appears on the cardholder's account statement and a follow-up telephone call is made. These telephone collection efforts and statement messages continue until the account is deemed uncollectible, usually between 120 to 150 days delinquent at which time it is turned over to a collection agency for intensive collection efforts and legal action if appropriate.

Not categorized as nonperforming loans are certain potential problem loans that management believes are adequately secured and for which no material loss is expected, but as to which certain circumstances may cause the borrowers to be unable to comply with the present loan repayment terms at some future date. At December 31, 1995 there were approximately $1.1 million of such potential problem loans.

Table VI below sets forth information regarding delinquent loans. It is the Bank's policy that past-due conventional loans be reviewed monthly to determine whether any due but uncollected portion thereof should be classified as uncollectible.

Table VI                                   Year Ended December 31,
                                ----------------------------------------
                                 1995     1994    1993    1992     1991
                                           (Dollars in Thousands)
NON-ACCRUING LOANS
   1 to 4 family-permanent      $   52    $ 53    $113    $ 27    $  292
   1 to 4 family-construction       --      --      --      --        --
   Multi-family & Commercial
      real estate                   --      --      --      --        --
   Development and Land             --      --      --      --        --
   Commercial non-real estate       70      --      --      --       141
   Consumer and other               24      40       3       2        27
                                ----------------------------------------
        Total                      146      93     116      29       460

ACCRUING LOANS DELINQUENT 90
   DAYS OR MORE:
   1 to 4 family-permanent       1,906     684     149     255       671
   1 to 4 family-construction       --      --      --      --        --
   Multi-family & Commercial
      real estate                   --      --      --      --        --
   Development and Land             --      --      --      --        --
   Commercial non-real estate       --      12      --      --        --
   Consumer and other               --      --       1      --         5
                                ----------------------------------------
        Total                    1,906     696     150     255       676

RESTRUCTURED LOANS                  --      --      --      --        --
                                ----------------------------------------
Total nonperforming loans        2,052     789     266     284     1,136

In substance foreclosure            --      --      --     149        --
                                ----------------------------------------
Total nonperforming assets      $2,052    $789    $266    $433    $1,136
                                ========================================
Allowance for loan losses       $1,168    $948    $840    $717    $  570
                                ========================================
Nonperforming loans to
    total loans-net               0.61%   0.28%   0.11%   0.13%     0.64%
Nonperforming assets to
    total assets                  0.42%   0.19%   0.08%   0.15%     0.43%
Allowance for loan losses to
     ending loan balances         0.35%   0.34%   0.35%   0.33%     0.29%
Allowance for loan losses to
     nonperforming loans         56.91% 120.11% 315.80% 252.06%    50.19%


       Interest income that would have been recorded under the original terms of all nonaccrual loans during each period and the interest income actually recognized for each period are summarized below:

                                                 Years Ended
                                                 December 31,
                                               ----------------
                                               1995   1994  1993
                                                 (In Thousands)
Interest income that would have been recorded   $49   $25   $29
Interest income recognized ..................    37    12    10
                                                ---   ---   ---
Interest income foregone ....................   $12   $13   $19
                                                ===   ===   ===


ALLOWANCE FOR LOAN LOSSES. The amount of the allowance for loan losses is based on management's analysis of risks inherent in the various segments of the loan portfolio, management's assessment of known or potential problem credits which have come to management's attention during the ongoing analysis of credit quality, historical loss experience, current economic conditions and other factors. If actual circumstances and losses differ substantially from management's assumptions and estimates, such allowance for loan losses may not be sufficient to absorb all future losses, and net earnings could be adversely affected. Loan loss estimates are reviewed periodically, and adjustments, if any, are reported in earnings in the period in which they become known. In addition, the Bank maintains a portion of the allowance to cover potential losses inherent in the portfolio which have not been specifically identified.

Although management believes that it uses the best information available to make such determinations and that the allowance for loan losses was adequate at December 31, 1995, future adjustments to reserves may be necessary, and net income could be affected, if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determinations. A downturn in the Northeastern Ohio real estate market could result in the Bank experiencing increased levels of nonperforming assets and charge-offs, increased provisions for loan losses and reductions in income. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the recognition of additions to the allowance based on their judgment of information available to them at the time of their examination.

Substantially all the delinquent loans are well collateralized residential real estate loans. Accruing loans delinquent 90 days or more included nineteen residential mortgage loans totaling $1,906,000 at December 31, 1995. The appraised values of the residences securing these loans was deemed sufficient to cover the outstanding debt. The Bank's collections procedures generally begin within 30 days of delinquency and, combined with the Bank's underwriting standards, have minimized delinquencies in the loan portfolio.

Table VII presents the allocation of the allowances for loan losses by the Bank to the related outstanding loan balances at each of the dates indicated.

Table VII                                                   December 31,
                                                            ------------
                                 1995              1994              1993              1992              1991
                                 ----              ----              ----              ----              ----
                             Amount      %     Amount      %     Amount      %      Amount      %     Amount       %
                                                     (Dollars in Thousands)
----------------------------------------------------------------------------------------------------------------------
Real estate loans           $1,000      85.62   $818      86.29   $744       88.57   $656      91.49   $524      91.93
Consumer and commercial
   loans (non-mortgage)        168      14.38    130      13.71     96       11.43%    53       7.39     30       5.26
Non-allocated                 --         --      --         --     --          --       8       1.12     16       2.81
                            ----------------- ----------------- ------------------------------------ -----------------
Total                       $1,168     100.00   $948     100.00   $840      100.00%  $717     100.00   $570     100.00
                            ==========================================================================================


Table VIII presents information concerning activity in the Bank's allowance for loan losses during the periods indicated.

Table VIII                                             Year Ended December 31,
----------                                             -----------------------
                                      1995         1994     1993      1992      1991
-------------------------------------------------------------------------------------
                                                      (Dollars in Thousands)
Allowance at beginning of period     $   948       $840     $717     $ 570      $ 215
Provision charged to expense             238         92       77       296        413

ChargeOffs:
  1-4 family - permanent                  --         --       --        56         58
  1-4 family - construction               --         --       --        --         --
  Multi-family & commercial
     real estate                          --         --       --        --         --
  Development & land                      --         --       --        20         --
  Commercial non-real estate              --         --       --        61         --
  Consumer                                21         13        6        31         11
                                     ------------------------------------------------
     Total charge-offs                    21         13        6       168         69

Recoveries:
  1-4 family - permanent                  --         --       28        17          1
  1-4 family - construction               --         --       --        --         --
  Multi-family & commercial
     real estate                          --         --       --        --         --
  Development & land                      --         --       20        --          6
  Commercial non-real estate              --         25       --        --         --
  Consumer                                 3          4        4         2          4
                                     ------------------------------------------------
     Total recoveries                      3         29       52        19         11
                                     ------------------------------------------------
Net recoveries (charge-offs)             (18)        16       46      (149)       (58)
                                     ------------------------------------------------
Allowance at end of period           $ 1,168       $948     $840     $ 717      $ 570
                                     ================================================
Net charge-offs (recoveries)
  during period to average loans
  outstanding during the period         0.01%     -0.01%   -0.02%     0.07%      0.03%
                                     ================================================



CLASSIFIED ASSETS. The OTS regulations on classification of assets require savings associations to classify their own assets and to establish appropriate general and specific allowances for losses, subject to OTS review. These regulations are designed to encourage management to evaluate assets on a case-by-case basis and to discourage automatic classifications. Assets classified as substandard or doubtful must be evaluated by management to determine a reasonable general loss reserve which is included in total capital for purposes of the association's risk-based capital requirement, but which is not included in core capital or tangible capital or in capital under generally accepted accounting principles. Assets classified as loss must either be written off or reserved for by a specific allowance which is not included in capital for purposes of any of the regulatory capital requirements.

INVESTMENTS

Investment securities primarily satisfy the Bank's liquidity needs and provide a return on residual funds after lending activities. Investments may be in bonds and mortgage-backed securities, provided that they are all of qualified bank investment grade pursuant to the Bank's written investment policy. The Bank does not make any investments in securities which are rated less than investment grade by a nationally recognized statistical rating organization. A goal of the Bank's investment policy is to contain interest rate risk wherever possible.

All securities-related activity is reported to the Executive Committee of the Board. General changes in investment strategy are required to be reviewed and approved by the Board. The Bank's Chief Executive Officer and Chief Financial Officer are authorized to purchase and sell securities on behalf of the Bank in accordance with the Bank's stated investment policy.


Table IX sets forth the carrying value of the Bank's investment portfolio at the dates indicated and includes investments available for sale.

Table IX                               Year Ended December 31,
                                       -----------------------
                                      1995       1994        1993
-------------------------------------------------------------------
                                         (Dollars in Thousands)
SHORT-TERM INVESTMENTS
   Interest-earning deposits        $11,935     $ 8,295     $ 5,175
                                    -------------------------------
INVESTMENT SECURITIES
   Held-to-maturity
   ----------------
     Corporate bonds                 44,233      59,103      49,151
     U.S. government and
          agency obligations          1,200      14,723         500
     State and local government
          obligations                  --          --         1,830
     Other                            3,921       1,889       3,942
                                    -------------------------------
          Total                      49,354      75,715      55,423

  Available for sale
  ------------------
     Corporate bonds                    999       3,985       6,486
     U.S. government and
          agency obligations         25,596        --          --
                                    -------------------------------
          Total                      26,595       3,985       6,486
                                    -------------------------------
          Total                     $87,884     $87,995     $67,084
                                    ===============================

There were no investment securities in the Bank's portfolio which had an aggregate carrying value in excess of ten percent of the Bank's shareholders' equity as of December 31, 1995.

Table X sets forth the carrying value of the Bank's mortgage-backed securities portfolio at the dates indicated:

Table X                                Year Ended December 31,
                                       -----------------------
                                    1995        1994        1993
------------------------------------------------------------------
                                       (Dollars in Thousands)
MORTGAGE-BACKED SECURITIES
   Held to maturity
   ----------------
     Federal National Mortgage
          Corporation              $ 6,652     $12,227     $ 1,814
     Federal Home Loan
          Mortgage Corporation       7,913       9,817       5,781
     Government National
          Mortgage Corporation       7,194       3,271        --
     Other                          15,497      11,959       4,831
                                   -------------------------------
          Total                     37,256      37,274      12,426

   Available for sale
   ------------------
     Federal National Mortgage
          Corporation                7,136        --          --
     Federal Home Loan
          Mortgage Corporation       7,613        --          --
                                   -------------------------------
          Total                     14,749        --          --
                                   -------------------------------
          TOTAL                    $52,005     $37,274     $12,426
                                   ===============================

Table XI sets forth the amount of the Bank's mortgage-backed securities portfolio having fixed rates and the amount having adjustable rates at the dates indicated:

Table XI                                          December 31,
                                                  ------------
                               1995               1994                1993
                               ----               ----                ----
                          Amount      %       Amount       %       Amount       %
----------------------------------------------------------------------------------
                                           (Dollars in Thousands)
Fixed interest rates     $24,027      46      $12,957      35      $ 4,103      33
Adjustable rates          27,978      54       24,317      65        8,323      67
                         ------------------------------------ --------------------
Total                    $52,005     100      $37,274     100      $12,426     100
                         =========================================================


The following table reflects the estimated principal repayments or repricing of the Bank's mortgage-backed securities and investment portfolios at the dates indicated.

                                                                                                   Weighted Average
                                                                                                   Remaining Term in
Table XII                                            Principal reapyment or repricing in:               months:
                                                   ------------------------------------------------------------------
                            Outstanding      1996      1997-98    1999-2000 2001-2005   2006 and         To        To
                               12/31/95                                                Thereafter Repricing  Maturity
---------------------------------------------------------------------------------------------------------------------
                                                                (Dollars In Thousands)
Mortgage-backed securities     $ 52,005     $28,810     $ 3,292     $  825     $889     $18,189        60       231
Interest earning deposits        11,935      11,935        --         --        --         --           1         1
Corporate bonds                  45,232      21,388      23,844       --        --         --          13        13
U.S. Government and agency
     obligations                 26,796       3,039      21,771      1,986      --         --          21        21
Other                             3,921          23       3,049        849      --         --          32        32
                               -------------------------------------------------------------------------------------
     Total                     $139,889     $65,195     $51,956     $3,660     $889     $18,189        32        95
                               =====================================================================================

SOURCES OF FUNDS

DEPOSIT ACCOUNTS. Savings deposits are a major source of the Bank's funds. The Bank offers a number of alternatives for depositors designed to attract both short-term and long-term savings, including regular and money market savings accounts, NOW accounts, and a variety of fixed-maturity, fixed-rate certificates with maturities ranging from seven days to 120 months. The Bank also provides travelers checks, cashier's checks, money orders, U.S. Savings Bonds, ATM services and IRA and Keogh accounts.

Table XIII shows the distribution of the Bank's deposits by type at the dates indicated, along with the amount of time deposits by interest rate category.

TABLE XIII
                                                             DECEMBER 31,
                             WEIGHTED ---------------------------------------------------------------
     TYPE OF ACCOUNT AND     AVERAGE      1995                  1994                1993
                               COST       ----                  ----                ----
         INTEREST RATE       12/31/95   AMOUNT         %      AMOUNT        %      AMOUNT         %
-----------------------------------------------------------------------------------------------------
                                                        (Dollars in Thousands)
Passbook accounts              2.88%  $ 47,423     10.96%  $ 30,347      8.36%  $ 29,260        9.93%
NOW acounts                    2.02     26,025      6.02     23,196      6.39     19,576        6.64
Commercial accounts            0.00     11,728      2.71     10,159      2.80      6,755        2.29
Money market accounts          2.53     23,014      5.32     37,134     10.23     40,667       13.80
                               ---------------------------------------------------------------------
     Subtotal                  2.29    108,190     25.01    100,836     27.78     96,258       32.66

CERTIFICATES OF DEPOSIT
  4.00% and less               2.53      3,225      0.75     26,168      7.21     86,192       29.24
  4.01% to 5.00%               4.84     13,744      3.18     70,058     19.30     46,323       15.72
  5.01% to 6.00%               5.62    144,972     33.51     87,398     24.07     32,356       10.98
  6.01% to 8.00%               7.01    150,369     34.76     62,133     17.11     14,816        5.02
  8.01% to 10.00%              9.15     12,063      2.79     15,516      4.27     17,855        6.06
  10.01% and greater           0.00       --        0.00        941      0.26        950        0.32
                               ---------------------------------------------------------------------
     Subtotal                  6.33    324,373     74.99    262,214     72.22    198,492       67.34
                               ---------------------------------------------------------------------
          TOTAL                5.32%  $432,563    100.00%  $363,050    100.00%  $294,750      100.00%
                               =====================================================================


The following table presents, by various interest rate categories, certain information concerning maturities of the Bank's certificates of deposit as of December 31, 1995.

TABLE XIV                                                MATURING IN:
                                         ---------------------------------------------------
                           BALANCES AT   ONE YEAR     ONE TO TWO  TWO TO THREE   AFTER THREE
                           12/31/95                      YEARS       YEARS          YEARS
--------------------------------------------------------------------------------------------
                                                            (In Thousands)
CERTIFICATES OF DEPOSIT
  4.00% and less            $  3,225     $  3,225     $     -     $     -            $     -
  4.01% to 5.00%              13,744       13,202         389          64                 89
  5.01% to 6.00%             144,972      109,881      21,275       8,425              5,391
  6.01% to 8.00%             150,369       60,235      27,214       8,499             54,421
  8.01% to 10.00%             12,063        4,704       1,239         574              5,546
                            ----------------------------------------------------------------
     TOTAL                  $324,373     $191,247     $50,117     $17,562            $65,447
                            ================================================================



The following table sets forth the amount of the Bank's certificates of deposit that are $100,000 or greater by time remaining until maturity as of December 31, 1995.


Maturity Period
---------------
(In Thousands)
Three months or less                          $      14,455
Over three through six months                        14,091
Over six through twelve months                       17,913
Over twelve months                                   21,072
                                              -------------

  Total                                       $      67,531
                                              =============


CHECKING ACCOUNT SERVICES. The Bank offers commercial and NOW accounts and interest-bearing money market accounts in order to attract funds. At December 31, 1995, the Bank's commercial checking accounts totaled $11.7 million; NOW accounts totaled $26.0 million and money market accounts totaled $23.0 million.

BORROWINGS. Deposits, payments of loan principal and interest, and proceeds from the sale of loans are the primary source of funds for a thrift's lending activities and other general business purposes. The Bank can also obtain funds through loans (advances) from the FHLB of Cincinnati. Advances from the FHLB may be on a secured or unsecured basis depending upon a number of factors, including the purpose for which the funds are being borrowed and existing advances outstanding. See "REGULATION - Federal Regulation - Federal Home Loan Banks." At December 31, 1995, the Bank had $13.3 million in advances outstanding from FHLB of Cincinnati. The Bank has no arrangements to borrow funds from commercial banks nor does the Bank solicit brokered deposits.

COMPETITION

The principal competitors of the Bank within its market area are other thrifts and commercial banks. In recent years, however, competition has also come from mortgage banking companies, insurance companies, securities firms and other non-FDIC-insured financial institutions. The Bank faces competition from the significant market influence of one large local thrift that offers long-term, fixed-rate residential mortgage loans. Additionally, consolidation of the financial institutions industry in the Midwest in recent years has increased the level of competition. In addition, disparities with respect to the deposit assessments for banks and savings associations may have an adverse effect upon the Bank. See "Federal Regulation-Deposit Insurance Assessments."

The Bank competes against larger institutions for deposits principally by offering a variety of banking services, attractive rates and strategically located banking facilities. The Bank has strong ties with the local community, particularly with residential builders and developers, and seeks to provide high quality personal banking services to professionals, small businesses, and individuals, emphasizing quick and flexible responses to consumer preferences and market demands.

According to the Mortgage Statistics Lenders Report compiled by Chicago Title Insurance Company for the eleven months ended November 30, 1995, the Bank ranked 8th out of 47 among all lenders in Cuyahoga County in dollar amount of loans for real estate mortgages, representing a 2.11% share of the market.

According to SNL Branch Migration Data Source, as of June 30, 1995 (the most recent date for which data is available), the Bank's market share of deposits (including commercial banks, thrifts and credit unions) in the various cities where the Bank maintains offices was as follows:

CITY                                    MARKET SHARE      MARKET POSITION
----                                    ------------      ---------------
Strongsville                                25.06%          1 out of 13
Hinckley                                    45.45           1 out of 3
Berea                                        8.99           6 out of 7
North Royalton                              13.94           4 out of 7
Medina Township (opened 11/94)               3.21           8 out of 8
Wellington                                  48.56           1 out of 3
Parma Heights                               30.44           2 out of 3
Westlake                                     8.52           4 out of 13
North Ridgeville                            11.59           5 out of 7
Brecksville                                 10.47           4 out of 7
Broadview Heights (opened 3/95)             11.80           3 out of 3
Columbia Station (purchased 8/95)           23.00           2 out of 2

PERSONNEL

As of December 31, 1995 the Bank employed 125 full time-equivalent employees. None of the Bank's employees are represented by any collective bargaining group, and management considers its relations with employees to be satisfactory.

INCENTIVE COMPENSATION

For each of the 1995 and 1994 fiscal years, the Board established incentive arrangements for mortgage loan officers. The incentive lending arrangements provide financial remuneration to loan officers who process and underwrite residential mortgage loans in excess of eighteen loans, commercial loans in excess of fifteen loans, consumer loans (subject to no minimum requirement) and residential construction loans provided to certain builders in excess of eighteen loans. Mr. Perciak does not participate in this incentive lending arrangement.

With respect to residential mortgage lending, beginning with the 19th loan originated by the individual loan officer, the Bank pays incentive compensation of $100 on each approved and closed fixed-rate mortgage loan and qualifying for sale in the secondary market. A refinance of an existing Bank mortgage loan entitles the loan officer to incentive compensation of $50. Because interest rate risk continues to be a major concern to the Board, a $125 incentive is paid on each one-year ARM loan funded and a $75 incentive is paid on each three-year ARM loan funded, with the exception of residential construction loans provided to builders. The minimum requirement of eighteen approved and funded loans is waived on originations of all one-year ARM loans. With respect to residential construction loans to builders, loan officers receive a $50 incentive fee for each such closed loan in excess of eighteen loans originated to specified builders.

With respect to commercial business loans, for all such loans originated in excess of fifteen by a particular officer, the Bank pays an incentive of $50.00 on each closed loan. Commercial loan renewals are not eligible for the incentive program. Consumer lending also entitles a loan officer to a $20.00 incentive fee per consumer loan closed, including second mortgages. Incentive compensation for consumer loans is not subject to any minimum requirement.


COMPENSATION PURSUANT TO PLAN

INSURANCE PLANS. The Bank's full-time officers and employees are provided with hospitalization, major medical, medical, prescription, long-term disability, and term life insurance under group plans which are available generally and on the same basis to all full-time employees with the majority of the contribution paid by the Bank. Additionally, full-time officers and employees are provided with major dental benefits through a group plan sponsored by the Bank, with officers and employees paying for most of the cost of such coverage.

PROFIT-SHARING PLAN. The Bank has a trusteed profit-sharing retirement plan (the "Profit-Sharing Plan") covering substantially all salaried employees. Under the terms of the Profit-Sharing Plan, the Bank's annual contribution is discretionary and the Bank may terminate the Profit-Sharing Plan at any time.

The Profit-Sharing Plan is a tax-qualified employee benefit plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of the Profit-Sharing Plan is to provide a qualified retirement program for eligible employees of the Bank. A fund has been created as part of the Profit-Sharing Plan to receive contributions made to the Profit-Sharing plan by the Bank and the plan's participants, and to invest and disburse the fund's assets for the benefit of the plan's participants and beneficiaries.

Employees of the Bank are eligible to participate in the Profit Sharing Plan on the first day of January following the employees completion of one year of service for the Bank. Bank contributions are allocated to each participant in accordance to his or her compensation as a percentage of the compensation of all participants. Employees are vested over a six-year period with respect to employer contributions, with 20% of the account balance becoming vested each year after two years. Employees are always 100% vested in their own contributions made to the Profit-Sharing Plan. Other than rollover from other qualified plans, ordinarily there are no employee contributions to the Profit-Sharing plan. Participants or their beneficiaries receive a distribution of benefits from their Profit-Sharing Plan accounts upon reaching early or normal retirement age, death or disability.

The administrators of the Profit-Sharing Plan are Messrs. Perciak and Ziegler. They direct the investment objectives of the Profit-Sharing Plan. A Cleveland-based commercial bank, the Custodian of the Profit-Sharing Plan, is responsible for holding the assets comprising the fund. Participants accrue benefits only to the extent of the fund's assets.

401(k) PLAN. In January 1990, the Bank adopted a qualified, tax-exempt profit-sharing plan with a cash or deferred feature qualifying under Section 401(k) of the Code (the "401(k) Plan"). All employees age 20 1/2 or older are eligible to participate at the next plan entrance date provided they have completed six months of service. Participants are permitted to make salary reduction contributions to the 401(k) Plan in amounts equal to up to 10% of their salary. The participant's salary reduction contribution is matched by Bank contributions in an amount equal to 60% of the participant's contributions up to specified limits. If the employee contributes more than 5 % of his salary, the Bank will make no matching contributions on the amount over 5%.

Employees direct the investment options of their salary reduction contributions to their accounts. Prior to January 1, 1995, employees also directed the investment options of the Bank's matching contributions to their accounts. After December 31, 1994 the Bank's matching contribution is invested in the common stock of the Bank. Salary reduction contribution by employees and the earnings thereon are fully vested immediately. Contributions by the Bank and earnings under the 401(k) Plan are vested over a six-year period with respect to employer contributions, with 20% of the account balance becoming vested each year after two years of service.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Effective January 1, 1995, the Bank adopted a nonqualified, unfunded Supplemental Executive Retirement Plan (SERP) that provides certain officers, classified as Vice President or above, retirement benefits. The SERP provides for payments in the event of retirement, disability, death or a change in control of the Bank. The plan was designed to build and retain a competent management team. Under the plan, each executive has been given retirement benefits intended to provide reasonable assurance that such executive will remain with the Bank. If the executive's employment is terminated for cause or the executive voluntarily resigns other than as a constructive termination (other than for "good reason") following a change in control, the Bank is released from all payment obligations to such executive.

SUBSIDIARY

The bank has one subsidiary, Dennis Financial Corporation, formed in 1970 as a wholly owned subsidiary of the Bank. The subsidiary is inactive. At December 31, 1995 the Bank has a book investment in the subsidiary of $6,000 (comprised of its equity investment in stock and retained earnings of the subsidiary). The Bank does not anticipate continuing the subsidiary's activities in the future.



                                   REGULATION

GENERAL

The operations of thrift institutions, including the Bank, are significantly affected by general economic conditions, the monetary and fiscal policies of the federal government and the policies of federal and state regulatory authorities. As a savings association organized under the laws of the State of Ohio, the deposits of which are insured up to applicable limits by the FDIC, the Bank must file periodic reports with these governmental agencies concerning its activities and financial condition. Joint examinations are conducted periodically by the Ohio Division, the OTS and the FDIC to determine whether the Bank is in compliance with various regulatory requirements. The Bank is also subject to certain reserve requirements under regulations of the Federal Reserve Board (the "FRB").

The periodic examinations by the OTS and the Ohio Division are intended to test the Bank's compliance with various regulatory requirements. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of nonperforming and other assets and the establishment of adequate loan loss reserves for regulatory purposes. That supervision and regulation is intended primarily for the protection of depositors. Any change in such regulation, whether by the OTS, the FDIC, the Ohio Division or the Congress, could have a material adverse impact on the Bank's operations. Certain of the regulatory requirements applicable to the Bank are referred to below or elsewhere herein.

OHIO SAVINGS AND LOAN REGULATION

Regulation by the Ohio Division affects the Bank's internal organization as well as its savings, mortgage lending and other investment activities. Ohio law requires that the Bank maintain federal deposit insurance as a condition of doing business. Ohio law prescribes the permissible investments and activities of Ohio savings associations, including the types of lending that such associations may engage in and the investments in real estate, subsidiaries and corporate or government securities that such associations may make. The ability of Ohio-chartered associations to engage in these state-authorized investments is subject to oversight and approval by the FDIC, if such investments or activities are not permissible for a federally chartered savings association. Since the enactment of FIRREA, the Bank has no investments which are affected by this prohibition.

The Ohio Division must approve any mergers involving or acquisitions of control of Ohio-chartered savings associations, as well as establishment of branches or exercise of trust powers. Apart from provisions of Ohio law and regulation having to do with the conduct of the day-to-day affairs of Ohio-chartered savings associations, Ohio savings and loan law and regulation is generally complementary of, or less stringent than, and not in addition to federal law and regulations governing state-chartered, SAIF-insured savings associations. Under regulations of the Ohio Division, for example, an Ohio-charted savings association is required to maintain a ratio of net worth to total assets of not less that four percent, or three percent for the highest rated institutions. The Ohio Division may initiate certain supervisory measures or formal enforcement actions against Ohio-chartered associations. Ultimately, if the grounds provided by law exist, the Ohio division may place an Ohio-chartered association in conservatorship or receivership.

In addition to being governed by the laws of Ohio specifically governing savings associations, the Bank is also governed by Ohio corporate law, to the extent such law does not conflict with the laws specifically governing savings associations.

FEDERAL REGULATION

The Bank is regulated by the OTS at the federal level and its eligible deposit accounts are insured up to applicable limits through the Savings Association Insurance Fund(the "SAIF") administered by the FDIC. The Bank is also subject to regulation by the FDIC with regard to matters that may affect the safety and soundness of the Bank. The description of statutory provisions and regulations applicable to savings associations set forth herein does not purport to be a complete description of such statutes and regulations and their effects on the Bank.

OFFICE OF THRIFT SUPERVISION. The OTS is an office of the Department of Treasury and is subject to the general oversight of the Secretary of the Treasury. The Director of the OTS is responsible for the regulation and supervision of all savings associations, the deposits of which are insured by the FDIC. Among other functions, the OTS issues and enforces regulations affecting federally insured savings associations and regularly examines such institutions.

FEDERAL DEPOSIT INSURANCE CORPORATION. The FDIC is an independent federal agency originally established to insure the deposits, up to prescribed statutory limits, of federally insured banks and to safeguard the safety and soundness of the banking industry.

DEPOSIT INSURANCE ASSESSMENTS. The Bank's deposit accounts are insured by the SAIF to a maximum of $100,000 for each insured depositor. Prior to 1993, deposit insurance premiums were assessed at the rate of 0.23% of deposits for all SAIF-insured institutions. The Bank had an expense of $562,449 for federal deposit insurance premiums to the SAIF for the year ended December 31, 1992. For the semi-annual assessment period beginning January 1, 1993, a risk-based insurance system was implemented by regulation by the FDIC pursuant to FDICIA and the average assessment rate paid by SAIF and BIF-insured institutions was increased. Under the regulation, the FDIC assigns an institution to one of three capital categories, based on the institution's financial information, consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which differing assessment rates are applied. Assessment rates range from 0.23% of deposits for an institution in the highest category (i.e., well capitalized and "healthy") to 0.31% of deposits for an institution in the lowest category (i.e., undercapitalized and "substantial supervisory concern"). The Bank's assessment rate has generally remained the same as a result of the risk-based rule, with assessment expense of $850,000, $703,000 and $623,000 for 1995, 1994 and 1993, respectively.

Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS.

As is the case with the SAIF, the FDIC is authorized to adjust the insurance premium rates for banks that are insured by the Bank insurance Fund ("BIF") of the FDIC in order to maintain the reserve ratio of the BIF at 1.25% of BIF-insured deposits. On August, 8, 1995, the FDIC reduced the deposit insurance premiums paid by BIF-insured institutions, but elected to keep existing assessments rates intact for members of the SAIF. BIF-insured banks received refunds in amounts equal to insurance overpayments for the months June through September, and, as a result, BIF-insured institutions on average paid approximately 4.4 cents per $100,000 of domestic deposits.

On November 14, 1995, the FDIC again reduced the insurance premiums paid on BIF-insured deposits and maintained existing assessments rates for SAIF-insured deposits. Under the new rate structure for the BIF, assessment rates have been lowered by four cents per $100.00 of assessable deposits for all risk categories subject to the statutory requirement that all institutions pay at least $2,000.00 annually for FDIC insurance. The new BIF rate structure retains the current rate spread of twenty-seven cents per $100.00 of assessable deposits between the highest and lowest-rated institutions as well as the rate spreads among the other "cells" in the assessment rate matrix.

The FDIC's November 14, 1995 decision means that the then 9,723 well-managed BIF-insured banks (92% of the BIF-insured banks) only have to pay the legal minimum $2,000.00 per year for deposit insurance. The rest of the industry (845 banks or approximately 8%) will be charged risk-based premiums of up to twenty-seven cents per $100.00 of deposits.

The effect of the disparity on the Bank and other SAIF members is uncertain at this time. It may have the effect of permitting BIF-insured institutions to offer loan and deposit products on more attractive terms than SAIF members due to the cost savings achieved through lower deposit premiums, thereby placing SAIF members at a competitive disadvantage. Alternatively, the premium disparity might be taken by BIF-insured institutions as a reduction in expense that yields an otherwise higher net income to such institutions. All other things being equal, the higher net income reported by the BIF-insured institutions should translate into a higher earnings per share figure, thus possibly permitting BIF-insured banks to trade at higher stock price valuations and making thrift (SAIF-insured) stock less attractive. A number of proposals are being considered to recapitalize the SAIF in order to eliminate this disparity.

Congress currently is working on legislation that would address the problems of the SAIF and remove the current twenty-three cent disparity between BIF and SAIF deposit insurance premiums. One plan currently being considered by the congress provides for a one-time assessment of 85 to 90 basis points to be imposed on all deposits assessed at the SAIF rates, including those held by commercial banks. Another aspect of this proposal is that BIF deposit insurance premiums would be used to make the interest payments on bonds issued by the Financing Corporation ("FICO") in order to finance the costs of resolving thrift failures in the 1980s. The BIF deposit insurance premiums would be used to pay the FICO bond interest on a pro rata basis together with SAIF premiums. Legislation to recapitalize the SAIF is part of the budget balancing legislation presently in dispute between the Executive Office and Congress. There can be no assurance that any particular proposal will be implemented or that premiums for either BIF of SAIF members will not be adjusted by the FDIC or by legislative action.

If the one-time special assessment in the proposal is enacted into law, the Bank would pay an additional assessment which would reduce equity and earnings. The Bank's SAIF assessment level would, however, decrease, possibly as much as $0.19 per $100.00 in deposits. Thereafter, this reduction in expense would favorably affect the bank's future net income.

REGULATORY CAPITAL REQUIREMENTS. OTS regulations establish the capital standards to be applied to savings associations. The capital standards include a leverage limit, a tangible capital requirement and a risk-based capital requirement.

The leverage limit requires savings associations to maintain a "core capital" of at least 3% of an association's total assets. "Core capital" is comprised of common shareholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in consolidated subsidiaries, certain purchased mortgage servicing rights and supervisory goodwill ( the latter may be included until January 1, 1995, in accordance with a phase-out schedule). The leverage limit must be met beginning December 7, 1989. At December 31, 1995 the Bank had core capital equal to approximately $40.0 million, or 8.14% of its total adjusted assets, $0.9 million of which was supervisory goodwill.

In April 1991, the OTS issued a proposal to amend the regulatory capital regulations to establish a 3% leverage ratio (defined as the core capital to adjusted total assets) for institutions in the strongest financial and managerial condition, with a 1 CAMEL rating (the highest examination rating of the OTS for savings institutions). For all other institutions, the minimum core capital leverage ration would be 3% plus at least an additional 100 to 200 basis points. In determining the amount of additional capital under the proposal, the OTS would assess both the quality of risk management systems and the level of overall capital each individual institution through the supervisory process on a case-by-case basis. If the leverage capital rule is enacted in final form as proposed, it is likely that the Bank's minimum core capital would be increased to between 4% and 5%. Although the OTS has not adopted this regulation in final form, generally a savings institution that has a leverage capital ratio of less than 4% will be deemed to be "undercapitalized" and thus may be subject to certain restrictions under the OTS prompt corrective action rule. See "REGULATION - Federal Regulation - Prompt Corrective Regulatory Action."

The tangible capital requirement, which was required to be met beginning December 7, 1989, requires savings associations to maintain "tangible capital" of not less than 1.5% of the association's adjusted total assets. "Tangible capital" is defined in FIRREA as core capital minus any "intangible assets," such as goodwill. At December 31, 1995 the Bank's tangible capital was $40.0 million, or 8.14% of adjusted total assets.

The risk-based capital requirement was phased in over a period of several years. The regulations generally require savings associations to maintain total capital of at least 8% of risk-weighted assets by January 1, 1993. The Bank's risk-based capital, calculated at December 31, 1995, was approximately $41.1 million, or 13.51% of its risk-weighted assets.

FDICIA required the OTS and the other federal banking regulatory agencies to revise their risk-based capital standards by no later than June 19, 1993 to ensure that these standards take adequate account of interest-rate risk, concentration of credit risk and risks of nontraditional activities. On August 31, 1993, the OTS issued a final rule which sets forth the methodology for calculating an interest rate risk component for inclusion in the OTS regulatory capital rule. Under the rule, only savings associations with "above normal" interest rate risk exposure (I.E., where the net portfolio value of an institution would decline by more than 2% of assets in the event of a hypothetical 200-basis -point move in interest rates) would be required to maintain additional capital. In the event the 3-month Treasury bill rate is less than 4% at quarter end, the downward rate shock will be equal to one-half the value of the 3-month Treasury bill rate (E.G., 150 basis points if the 3-month bill rate is 3%). The net portfolio value is defined as the net present value of expected cash inflows and outflows from an institution's assets, liabilities, and off-balance sheet items. The additional capital that such an institution would be required to maintain would be equal to one half the difference between its measured interest rate risk and 2%, multiplied by the estimated economic value of its total assets. The regulation has not had a material impact on the Bank's risk-based capital ratio.

If the Bank fails to comply in the future with applicable capital standards, it may be subject to sanctions and have limitations imposed upon its operations.

QUALIFIED THRIFT LENDER TEST. Savings associations are required to maintain a specified level of investments in assets that are designated as qualifying thrift investments ("QTL Test"). Such investments are generally related to residential real estate and manufactured housing. To meet the QTL Test, the qualified thrift investments of an association must equal or exceed 65% of the association's portfolio assets.

If a savings association fails to meet the QTL Test, the association may be subject to certain regulatory restrictions. A savings association which fails to meet the QTL Test will not be eligible for FHLB advances to the fullest possible extent. At December 31, 1995, the Bank had qualified thrift investments equal to approximately 85.48% of its portfolio assets.

ASSESSMENTS. Savings institutions are required by OTS regulation to pay assessments to the OTS to fund the operations of the OTS. The general assessment, paid on a semi-annual basis, is computed upon the savings institution's total assets, including consolidated subsidiaries, as reported in the institution's latest quarterly thrift financial report. The assessments paid by the Bank in fiscal 1995 totaled $99,000.

COMMUNITY REINVESTMENT. Under the Community Reinvestment Act ("CRA"), as implemented by OTS regulations, a savings institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that is believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and the take such record into account in its evaluation of certain applications by such institution. Effective July 1, 1990, the CRA requires public disclosure of an institution's CRA rating and requires that the OTS provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system. A CRA Performance Evaluation under the new system, as of April 4, 1994, assigned the Bank a rating of "Outstanding".

The federal banking agencies including the OTS have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given the CRA in the past few years, the Bank may be required to devote additional funds for investment and lending in its local community.

LOANS TO ONE BORROWER AND AGGREGATE LOAN LIMITS. The aggregate amount of loans which a savings association can make to one borrower is limited to an amount equal to 15% of the thrift's unimpaired capital and unimpaired surplus. Because unimpaired capital and surplus is generally synonymous with tangible capital, loan limits are hereafter referred to in terms of tangible capital. A savings association may loan to one borrower an additional amount not to exceed 10% of the association's tangible capital if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate-secured loans are not considered "readily marketable collateral."

Savings associations are also authorized to make loans to one borrower, by order of the Director of the OTS, in an amount not to exceed the lesser of $30 million or 30% of tangible capital to develop residential housing, provided (i) the purchase price of each single-family dwelling in the development does not exceed $500,000, (ii) the savings association is in compliance with the fully phased-in capital standards of FIRREA, (iii) the loans comply with applicable loan-to-value requirements and (iv) the aggregate amount of loans made under this authority does not exceed 150% of tangible capital. The Bank applied for permission to use the lending authority described above to service the loan demands of its largest residential builders and on January 2, 1990, became the first thrift in the nation to receive the approval of the Director of the OTS. Pursuant to subsequent applications, the Bank has since annually received permission from the OTS to use the aforementioned lending authority. For a discussion of the Bank's usage of this special lending authority and the revised loans-to-one-borrower regulations of the OTS described below, see " - Lending Activities - Construction and Development Lending."

INVESTMENT LIMITATIONS. In December 1991, the Federal Financial Institutions Examination Council (the "FFIEC") adopted a Supervisory Policy Statement relating generally to securities portfolio policies and unsuitable investment practices, and the OTS adopted this Policy Statement as Thrift Bulletin 52 ("TB-52"), effective February 10, 1992. Among other things, TB-52 addresses the selection of securities dealers, defines securities trading or sales practices that are viewed by the banking agencies as unsuitable when conducted in an institution's investment portfolio, indicates characteristics of loans held for sale or trading and addresses investment practices and the acquisition by depository institutions of certain "high-risk" mortgage securities. The Bank's current investment policy prohibits any investment in high-risk mortgage derivative securities or below investment grade corporate debt securities. The FFIEC revised this supervisory Policy Statement to address changes in the accounting for investment securities required under GAAP as a result of the adoption of FASB 115. While financial statements must be presented in conformity with GAAP, the unrealized appreciation and depreciation in investments available for sale as determined under FASB 115 is not recognized when calculating regulatory capital.

TRANSACTIONS WITH AFFILIATES. Savings associations must comply with Sections 23A and 23B of the Federal Reserve Act (the "FRA") pertaining to transactions with affiliates in the same manner and to the same extent as Federal Reserve member banks. An affiliate of a savings association is any company or entity which controls, is controlled by or is under common control with the savings association. Generally, Sections 23A and 23B of the FRA (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus (i.e., tangible capital) and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

Three additional rules apply to savings associations: first, a savings association may not make any loan or other extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies; second, a savings association may not purchase or invest in securities other than of a subsidiary; third, the Director of the OTS may, for reasons of safety and soundness, impose more stringent restrictions on savings associations, but may not exempt transactions from or otherwise abridge Sections 23A or 23B of the FRA. Exemptions from Sections 23A or 23B of the FRA may be granted only by the FRB, as is currently the case with respect to all BIF member banks.

The Bank's authority to extend credit to executive officers, directors and greater than 10% shareholders, as well as entities such persons control, is subject to Sections 22(g) and 22(h) of the FRA and Regulation O promulgated thereunder by the FRB. Among other things, these regulations require such loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans the Bank may make to such persons based, in part, on the Bank's capital position, and require certain approval procedures to be followed. OTS regulations, with the exception of minor variations, apply Regulation O to savings institutions. Under Section 22(h), loans to an executive officer, director, or greater than 10% shareholder (a "principal shareholder") of a savings association, and certain affiliated entities of either, may not exceed, together with all other outstanding loans to such persons and affiliated entities, the association's loans-to-one-borrower limit as established by FIRREA, i.e., 15% of tangible capital. Section 22(h) also prohibits loans in excess of the lesser of 5% of the Bank's tangible capital or $500,000 to directors, executive officers and principal shareholders of a savings association, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the association with any "interested" director not participating in the voting. Further, the FRB pursuant to Section 22(h) requires that loans to directors, executive officers and principal shareholders be made on terms substantially the same as offered in comparable transactions to other persons.

OTS regulations on affiliate transactions require, among other things, that savings institutions retain records of their affiliate transactions that reflect such transactions in reasonable detail. In addition, if a savings institution has been the subject of a change-in-control application or notice within the preceding two-year period, does not meet its minimum capital requirements, has entered into a supervisory agreement, is subject to a formal enforcement proceeding, or is determined by the OTS to be the subject of supervisory concern, the institution may be required to provide the OTS with 30 days' prior notice of any affiliate transaction.

CAPITAL DISTRIBUTION REGULATION. Under a regulation adopted in June 1990, limitations are imposed upon all "capital distributions" by savings associations, including cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another association in a cash-out merger and other distributions charged against capital. The regulation establishes a three-tier system of regulation, with the greatest flexibility being afforded to associations in the highest category such as the Bank. The regulation also provides the OTS with authority to prohibit capital distributions otherwise permitted by this rule if such distribution would constitute an unsafe or unsound practice.

An association that has capital that is at least equal to its fully phased-in capital requirement and that has not been advised by the OTS that it is in need of more than normal supervision is a Tier 1 association ("Tier 1 Association"). The Bank is a Tier 1 Association. An association that has capital at least equal to its minimum regulatory capital requirement, but less than its fully phased-in capital requirement, is a Tier 2 association ("Tier 2 Association"). An association having capital that is less than its minimum regulatory capital requirement is a Tier 3 association ("Tier 3 Association").

A Tier 1 Association such as the Bank can, upon 30 days' notice to the OTS, make capital distributions during a calendar year in an amount up to 100% of its net income to date during the calendar year plus the amount that would reduce its "surplus capital ratio" (the percentage by which the ratio of its capital to assets exceeds the ratio of its fully phased-in capital requirement to assets) by one-half of its surplus capital ratio at the beginning of the calendar year, as adjusted to reflect its net income to date during the year. Any additional amount of capital distributions will require prior regulatory approval.

A Tier 2 Association can make a capital distribution, upon 30 days' notice to the OTS, only in accordance with the following schedule: (i) if the association's current capital satisfies the 8% risk-based capital standard, it may make distributions up to 75% of net income over the most recent four quarters; (ii) if the association's current capital meets the 7.2% risk-based capital standard, it may make distributions up to 50% of net income over the four most recent quarters: and (iii) if the association's current capital satisfies the 6.4% risk-based capital standard, it may make capital distributions up to 25% of net income over the most recent four-quarter period.

A Tier 3 Association is not authorized under the regulation to make any capital distributions unless it receives prior regulatory approval; or in the case of an association operating in compliance with an approved capital plan, the distribution is consistent with such approved capital plan.

In addition, the OTS may prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. Also, an institution meeting the Tier 1 capital criteria which has been notified that it needs more than normal supervision will be treated as a Tier 2 or Tier 3 institution unless the OTS deems otherwise. Furthermore, under the OTS prompt corrective action regulations, which took effect on December 19, 1992, the Bank would be prohibited from making any capital distribution if, after the distribution, the Bank would have (i) a total risk-based capital ratio of less than 8%; (ii) a Tier 1 risk-based capital ratio of less than 4% or (iii) a leverage ratio of less than 4%.

PROMPT CORRECTIVE REGULATORY ACTION. The prompt corrective action provisions set forth in Section 38 of the Federal Deposit Insurance Act (the "FDIA") became effective. Section 38 require the federal banking agencies to establish five capital levels for insured depository institutions -- "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized" and requires or permits such agencies to take certain supervisory actions depending upon an insured institution's capital level. The banking agencies are required to appoint a receiver or conservator for an institution within 90 days after it becomes "critically undercapitalized" unless the institution's primary federal banking regulator determines, with the concurrence of the FDIC, that other action would better achieve FDICIA's purposes.

FDICIA authorized the banking regulators to specify the ratio of tangible equity to assets at which an institution becomes critically undercapitalized and requires that ratio to be no less than 2% of assets.

Under the OTS final rule implementing the prompt corrective action provisions, a savings institution that has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater is deemed to be "well capitalized." An institution with a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and a leverage ratio of 4% or greater is considered to be "adequately capitalized." A savings institution that has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or a leverage ratio that is less than 4% is considered "undercapitalized." A savings institution that has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be "significantly undercapitalized" and a savings institution that has a tangible equity (core capital minus intangible assets other than supervisory goodwill and purchased mortgage servicing rights) to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." At December 31, 1995 the Bank's capital ratios as calculated under the prompt corrective action rule make the Bank eligible for consideration as a "well-capitalized" institution.

The appropriate federal banking agency, after notice and an opportunity for a hearing, is authorized to treat a well-capitalized, adequately capitalized or undercapitalized insured depository institution as if it has a lower capital-based classification if it is in unsafe or unsound condition or engaging in an unsafe or unsound practice. Thus, an adequately capitalized institution can be subjected to the restrictions of undercapitalized institutions (provided that a capital restoration plan cannot be required of the institution) described below and an undercapitalized institution can be subjected to the restrictions applicable to significantly undercapitalized institutions described below.

An undercapitalized institution is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. The plan must specify (i) the steps the institution will take to become adequately capitalized, (ii) the capital levels to be attained each year, (iii) how the institution will comply with any regulatory sanctions then in effect against the institution and (iv) the types and levels of activities in which the institution will engage. The banking agency may not accept a capital restoration plan unless the agency determines, among other things, that the plan "is based on realistic assumptions, and is likely to succeed in restoring the institution's capital" and "would not appreciably increase the risk ... to which the institution is exposed."

An insured depository institution cannot make a capital distribution (as broadly defined to include, among other things, dividends, redemptions and other repurchases of stock), or pay management fees to any person that controls the institution, if thereafter it would be undercapitalized. The appropriate federal banking agency, however, may (after consultation with the FDIC) permit an insured depository institution to repurchase, redeem, retire or otherwise acquire its shares if such action (i) is taken in connection with the issuance of additional shares or obligations in at least an equivalent amount and (ii) will reduce the institution's financial obligations or otherwise improve its financial condition. An undercapitalized institution is generally prohibited from increasing its average total assets. An undercapitalized institution is prohibited from making any acquisitions, establishing any branches or engaging in any new line of business except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the FDIA's prompt corrective action provisions.

The FDIA's prompt corrective action provisions provide that the appropriate federal agency must require an insured depository institution that (i) is significantly undercapitalized or (ii) is undercapitalized and either fails to submit an acceptable capital restoration plan within the time period allowed by regulation or fails in any material respect to implement a capital restoration plan accepted by the appropriate federal banking agency to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized: (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the FRA did not exist; (iv) otherwise restrict transactions with bank or nonbank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region"; (vi) restrict asset growth or reduce total assets; (vii) alter, reduce or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized; provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain non-depository affiliates which pose a danger to the institution; (xiii) be divested by a parent holding company; and (xiv) take any other action which the agency determines would better carry out the purposes of the prompt corrective action provisions.

In addition to the foregoing sanctions without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer without regulatory approval. Furthermore, in the case of an undercapitalized institution that has failed to submit or implement an acceptable capital restoration plan, the appropriate federal banking agency cannot approve any such bonus.

Not later than 90 days after an institution becomes critically undercapitalized, the appropriate federal banking agency for the institution must appoint a receiver or, with the concurrence of the FDIC, a conservator, unless the agency, with the concurrence of the FDIC, determines that the purposes of the prompt corrective action provisions would be better served by another course of action. FDICIA requires that any alternative determination be "documented" and reassessed on a periodic basis. Notwithstanding the foregoing, a receiver must be appointed after 270 days unless the FDIC determines that the institution has positive net worth, is in compliance with a capital plan, is profitable or has a sustainable upward trend in earnings and is reducing its ratio of nonperforming loans to total loans and the head of the appropriate federal banking agency and the chairperson of the FDIC certify that the institution is viable and not expected to fail.

The FDIC is required, by regulation or order, to "restrict the activities" of such critically undercapitalized institutions. The restrictions must include prohibitions on the institution's doing any of the following without prior FDIC approval: entering into any material transactions not in the usual course of business, extending credit for any highly leveraged transaction, engaging in any "covered transaction" (as defined in Section 23A of the FRA) with an affiliate, paying "excessive compensation or bonuses", and paying interest on "new or renewed liabilities" that would increase the institution's average cost of funds to a level significantly exceeding prevailing rates in the market.

ENFORCEMENT. Under the FDIA the OTS has primary enforcement responsibility over savings institutions and has the authority to bring enforcement action against all "institution-related parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Civil penalties cover a wide range of violations and actions and range up to $25,000 per day unless a finding of reckless disregard is made, in which case penalties may be has high as $1 million per day. Criminal penalties for most financial institution crimes include fines up to $1 million and imprisonment for up to 30 years. In addition to the prompt corrective action system, any savings institution that fails to satisfy any of its capital requirements is subject to possible enforcement actions by the OTS or the FDIC. Such actions could include a capital directive, a cease-and-desist order, civil money penalties and the establishment of restrictions on the institution's operations. In this regard, the OTS could require one or more of the following corrective actions: (i) increasing the amount of the institution's regulatory capital to a specified level or levels; (ii) convening a meeting or meetings with the OTS' supervision staff; (iii) reducing the rate of earnings that may be paid on savings accounts;
(iv) limiting the receipt of deposits to those made to existing accounts; (v) ceasing or limiting the issuance of new accounts of any or all classes or categories; except in exchange for existing accounts; (vi) ceasing or limiting lending or the making of a particular type or category of loan; (vii) ceasing or limiting the purchase of loans or the making of specified other investments; (viii) limiting operational expenditures to specified levels; (ix) increasing liquid assets and maintaining such increased liquidity at specified levels; or (x) taking such other action or actions as the Director of the OTS may deem necessary or appropriate for the safety and soundness of the savings institution, or depositors or investors in the savings association. The OTS also could impose harsher measures such as the appointment of a receiver or conservator or a forced merger into another institution. The imposition by the OTS of any of these measures on the Bank could have a substantial adverse effect on the Bank's operations and profitability. The OTS and FDIC may also require the institution to raise additional capital through the issuance of stock or other capital instruments. Under the FDIA, the FDIC has the authority to recommend to the Director that OTS enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances.

FEDERAL HOME LOAN BANKS. The FHLBs, now under the jurisdiction of the FHLB, an independent federal agency created by FIRREA, will continue to serve as credit sources for their members. As a member of the FHLB of Cincinnati, the Bank is required to maintain an investment in the capital stock of the FHLB of Cincinnati in an amount equal to the greater of 1.0% of the aggregate outstanding principal amount of the Bank's residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5.0% of its advances from the FHLB of Cincinnati. The Bank is in compliance with this requirement with an investment in FHLB of Cincinnati stock of $2.4 million at December 31, 1995. As an Ohio-chartered (as opposed to federally chartered) savings association, the Bank could, if management so chose, withdraw from membership in the FHLB of Cincinnati after April 19, 1995.

The Bank is a party to a credit agreement with the FHLB of Cincinnati whereby the Bank can obtain advances. As of December 31, 1995, the Bank had advances outstanding from the FHLB of Cincinnati totaling $13.3 million.

FEDERAL RESERVE SYSTEM. FRB regulations require savings and loan associations to maintain reserves against their transaction accounts (primarily NOW accounts) and non-personal time deposits. At December 31, 1995, the Bank was in compliance with its reserve requirements. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements imposed by the OTS. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the FRB, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. FHLB system members are also authorized to borrow from the Federal Reserve "discount window," but FRB regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.


                                    TAXATION

The Bank and its subsidiary file consolidated federal income tax returns on a calendar year basis using the accrual method of accounting.

Thrift institutions such as the Bank that meet certain definitional tests relating to the composition of assets and other conditions prescribed by the Code are permitted to establish reserves for bad debts and to make annual additions thereto which may, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction for "non-qualifying loans" is computed under the experience method. Such a thrift institution may elect annually to compute its allowable addition to its bad debt reserves for "qualifying real property loans" (generally loans secured by improved real estate: under either the experience method or the percentage of taxable income method.

Under the experience method, the bad debt deduction for an addition to the reserve for "qualifying real property loans" or "non-qualifying loans" is an amount determined under a formula based generally upon the bad debts actually sustained by a thrift institution over a period of years.

The percentage of specially computed taxable income that is used to compute a thrift institution's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") is 8%. The percentage bad debt deduction thus computed is reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permits qualifying thrift institutions to be taxed at a lower effective federal income tax rate than that applicable to corporations generally. For additional information regarding the Bank's effective tax rate and other deferred federal income tax items see Note 8 to the Consolidated Financial Statements.

If an institution's specified assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain government obligations) constitute less than 60% of its total assets, the institution may not deduct any addition to a bad debt reserve and generally must include existing reserves in income over a four-year period. At December 31, 1995, at least 60% of the Bank's total assets were specified assets.

Under the percentage of taxable income method, the percentage bad debt deduction cannot exceed the amount necessary to increase the balance in the reserve for "qualifying real property loans" to an amount equal to 6% of such loans outstanding at the end of the taxable year. Additionally, the total bad debt reserve deduction attributable to "qualifying real property loans" cannot exceed the greater of (i) the amount deductible under the experience method or (ii) the amount which when added to the bad debt reserve deduction for "non-qualifying loans" equals the amount by which 12% of the amount comprising savings accounts at year end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. At December 31, 1995, the 6% and 12% limitations would not have restricted the percentage bad debt deduction available to the Bank.

In addition to the regular income tax, corporations, including thrift institutions such as the Bank, generally are subject to minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. Such tax preference items include (i) 100% of the excess of an institution's percentage bad debt deduction over the amount that would have been allowable based on actual experience and (ii) interest on certain tax-exempt bonds issued after August 7, 1986. In addition, for taxable years beginning after 1989, three-fourths of the amount by which a corporation's pre-tax book income exceeds its alternative minimum taxable income computed without regard to this preference and prior to reduction by net operating losses is included in alternative minimum taxable income. Net operating losses can offset no more than 90% of alternative minimum taxable income. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax. Payments of alternative minimum tax may be used as credits against regular tax liabilities in future years.

To the extent earnings appropriated to a thrift institution's bad debt reserves for "qualifying real property loans" and deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method and to the extent of the institution's supplemental reserves for losses on loans ("Excess"), such Excess may not, without adverse tax consequences, be utilized for payment of cash dividends or other distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). Distribution of a cash dividend by an institution to a shareholder is treated as made: first, out of the institution's current accumulated earnings and profits; second, out of Excess; and third, out of such other accounts as may be proper. To the extent a distribution by the Bank to its shareholders is deemed paid out of its Excess under these rules, the Excess would be reduced and the Bank's gross income for tax purposes would be increased by the amount which, when reduced by the income tax, if any, attributable to the inclusion of such amount in its gross income, equals the amount deemed paid out of the Excess. As of December 31, 1995, the Bank's Excess for tax purposes totaled approximately $2.4 million.

The Bank's federal income tax returns open under the statute of limitations are subject to review by the Internal Revenue Service. The Bank's federal income tax returns have been audited through 1989.

The Bank is subject to an Ohio franchise tax based on its equity capital plus certain reserve amounts. Total capital for this purpose is reduced by certain exempted assets. The resultant net taxable value of capital is taxed at a rate of 1.5%.

In August 1993, the Congress passed the Omnibus Budget Reconciliation Act of 1993 which made certain corporate income tax changes. These changes to the corporate income tax laws and regulations have not had a material effect on the financial statements.

ITEM 2.  PROPERTIES
-------  ----------

The Bank owns its headquarters building in Strongsville, Ohio. The following table indicates the location of each branch office, whether the same is owned or leased and, if leased, the expiration date of the lease.

                                                                            Lease
         Location                           Owned/Leased               Expiration Date
         --------                           ------------               ---------------
         Strongsville Main Office               Owned
         14092 Pearl Road
         Strongsville,  Ohio  44136

         Branches

         Hinckley Office                        Owned
         1585 Center Road
         Hinckley,  Ohio  44233

         Berea Plaza Office                     Leased                          1995
         404 West Bagley Road
         Berea,  Ohio  44017

         Avon Office                            Leased                          2005
         36839 Detroit Road
         Avon,  Ohio  44011

         Medina Township Office                 Leased                          2004
         3455 Medina Road
         Medina Township,  Ohio  44256

         North Royalton Office                  Owned
         13901 Ridge Road
         North Royalton,  Ohio  44133

         Wellington Office                      Owned
         161 East Herrick Avenue
         Wellington,  Ohio  44090

         Southland Office                       Owned
         6809 West 130th Street
         Parma Heights,  Ohio  44130

         Westlake Office                        Owned
         25151 Detroit Avenue
         Westlake,  Ohio  44145

         North Ridgeville Office                Leased                          2004
         32800 Center Ridge Road
         North Ridgeville,  Ohio  44039

         Brecksville Office                     Leased                          2010
         8801 Brecksville Road
         Brecksville,  Ohio  44141

         Broadview Heights Office               Leased                          2005
         7976 Broadview Road
         Broadview Heights,  Ohio  44147

         Brunswick Office                       Leased                          2006
         1136 Pearl Road
         Brunswick,  Ohio  44212

         Columbia Station                       Owned
         26700 Royalton Road
         Columbia Station,  Ohio  44020

The Bank owns and operates nine ATMs at various branch offices and is a member of the following ATM networks: MAC (formerly Green Machine in Ohio), Money Station and Plus System, all of which are ATM networks with members nationwide.

At December 31, 1995, the net book value of the Bank's investment in premises and equipment totaled $4.3 million.

ITEM 3.  LEGAL PROCEEDINGS
--------------------------

The Bank and its subsidiary are involved as plaintiff or defendant in various legal proceedings incident to their business. In the opinion of management, these proceedings are not, either individually or in the aggregate, material to the Bank and its subsidiary.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
------------------------------------------------------------

No matters were submitted to a vote of shareholders during the fourth quarter of the fiscal year ended December 31, 1995.

                                     PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
------------------------------------------------------------------------------

The information contained under the caption "Market Information" in the Bank's Annual Report to Shareholders for the Fiscal Year Ended December 31, 1995 (the "Annual Report") is incorporated herein by reference, together with Note 1 of the Notes to Consolidated Financial Statements in the Annual Report. For additional information concerning restrictions on the payment of dividends see "Item 1. Business Regulation - Capital Distribution Regulation."

ITEM 6.  SELECTED FINANCIAL DATA
--------------------------------

The information under the caption "Selected Financial Information" in the Annual Report is incorporated herein by reference.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
-------------------------------------------------------------------------
         RESULTS OF OPERATIONS
         ---------------------

The information under the caption "Management's Discussion and Analysis" in the Annual Report is incorporated herein by reference.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
----------------------------------------------------

The consolidated financial statements of the Bank that are contained in the Annual Report, which statements are listed under Item 14 hereof, are incorporated herein by reference.

ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
-------------------------------------------------------------------------
         FINANCIAL DISCLOSURE
         --------------------

         Not Applicable

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
-----------------------------------------------------------

Information concerning executive officers of the Bank who are not also directors is contained in "Item 1. Business - Other - Executive Officers of the Bank Who Are Not Directors." The information concerning directors of the Bank, including certain executive officers, contained under the caption "Proposal I Election of Directors" in the Bank's definitive proxy statement for the Bank's 1996 Annual Meeting of Shareholders, which will be filed not later than 120 days after the close of the Bank's 1995 fiscal year (the "Proxy Statement"), is incorporated herein by reference.

Presented below is certain information regarding the executive officers of the Bank who are not directors.

         Dean R. Anaya (age 46), Vice President - Mr. Anaya has been employed by the Bank since November 1981 and is responsible for mortgage lending and secondary market operations. He has acted in that capacity since 1987.

         Cynthia W. Gannon (age 38), Vice President and Treasurer - Ms. Gannon was elected Vice President in April 1994 and has served as the Bank's Treasurer since January 30, 1992. She served as the Bank's Controller from 1988 through January 1992 and is a certified public accountant.

         Paula M. Dewey (age 51), Vice President - Ms. Dewey has been employed by the Bank since 1978 and has been Secretary for the Bank since January 1991. She was elected Vice President responsible for construction lending in January 1992; she has been in charge of construction lending since 1987 and served as Assistant Vice President from 1987 until January 1992. Since January 1992. Mrs. Dewey has also served as Secretary of Dennis Financial Corporation.

         William J. Harr, Jr. (age 33), Vice President - Mr. Harr was elected Vice President responsible for branch operations in January 1992. From January 1990 through January 1992, he served as branch manager of the Bank's main office in Strongsville. From July 1986 through January 1990, he served as a loan officer.

         Deborah A. Perciak (age 44), Vice President - Ms. Perciak was elected Vice President in April 1994. She has been responsible for the Bank's information technology and communications systems since 1981. She has been employed by the Bank since 1979.

ITEM 11. EXECUTIVE COMPENSATION
-------------------------------

The information contained under the caption "Proposal I - Election of Directors
- Executive Compensation" in the Proxy Statement is incorporated herein by reference. Under no circumstance shall any item of this Part III of the Bank's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1995 be deemed to incorporate by reference the information in the Proxy Statement under the caption "Proposal I - Election of Directors - Compensation Committee Report" or "Proposal I - Election of Directors - Performance Graph," anything to the contrary herein notwithstanding.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
-----------------------------------------------------------------------

Information required by this item is incorporated herein by reference to the caption "Proposal I Election of Directors" and "Voting Securities and Principal Holders Thereof" in the Proxy Statement. Management knows of no arrangement which may at a subsequent date result in a change in control of the Bank.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
-------------------------------------------------------

The information required by this item is incorporated herein by reference to the caption "Transactions with Certain Related Persons" in the Proxy Statement.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K
-------------------------------------------------------------------------

(a)  1.   Independent Auditors' Report (incorporated by reference to the Annual
          Report)

          Consolidated Financial Statements (incorporated by reference to the Annual Report)

          (a) Consolidated Statements of Financial Condition as of December 31, 1995 and 1994

          (b) Consolidated Statements of Income for Each of the Three Years in the Period Ended December 31, 1995

          (c) Consolidated Statements of Cash Flows for Each of the Three Years in the Period Ended December 31, 1995

          (d) Consolidated Statements of Shareholders' Equity for Each of the Three Years in the Period Ended December 31, 1995

          (e)  Notes to Consolidated Financial Statements

          2. All schedules have been omitted as the required information is either inapplicable or included in the Notes to the Consolidated Financial Statements.

          3.   Exhibits and Index to Exhibits

The following exhibits are either attached to or incorporated by reference in this Annual Report on Form 10-K:

                                                                                Page No.
                  Exhibit                                                       in Sequentially
                  Number   Description                                          Numbered Copy
                  ------   -----------                                          -------------
                  (3a)     Articles of Incorporation                                  *

                  (3b)     Constitution                                               *

                  (3c)     By-laws                                                    *

                  (4)      Specimen Stock Certificate                                 **

                  (10a)    Letter Amendment to Employment Agreement
                           (Thomas P. Perciak)                                        44

                  (10b)    Letter Amendment to Employment Agreement
                           (John F. Ziegler)                                          47

                  (10c)    The Strongsville Savings Bank 1994 Long-Term              ***
                           Incentive Plan

                  (10d)    Severance Agreement (Dean R. Anaya)                        50

                  (10e)    Severance Agreement (Paula M. Dewey)                       60

                  (10f)    Severance Agreement (Cynthia W. Gannon)                    70

                  (10g)    Severance Agreement (William J. Harr, Jr.)                 80

                  (10h)    Executive Supplemental Benefit Agreement
                           (Thomas P. Perciak)                                        90

                  (10i)    Executive Supplemental Benefit Agreement
                           (John F. Ziegler)                                         101

                  (10j)    Executive Supplemental Benefit Agreement
                           (Dean R. Anaya)                                           112

                  (10k)    Executive Supplemental Benefit Agreement
                           (Paula M. Dewey)                                          123

                  (10l)    Executive Supplemental Benefit Agreement
                           (Cynthia W. Gannon)                                       134


                  (10m)    Executive Supplemental Benefit Agreement
                           (William J. Harr, Jr.)                                  145

                  (10n)    Executive Supplemental Benefit Agreement
                           (Deborah A. Perciak)                                    156

                  (13)     Annual Report                                           166

                  (22)     Subsidiary                                              213

                  (28)     Proxy Statement                                         215
                  -------------


          * Incorporated by reference to Exhibits 3a, 3b and 3c of the Bank's 1994 Form 10K

          ** Incorporated by reference to Part II of the Bank's Form OC Offering Circular and Form 10 Registration Statement, each filed with the Office of Thrift Supervision on October 5, 1993.

          *** Incorporated by reference to Exhibit A. to the Proxy Statement for the 1994 Annual Meeting of Shareholders'.

(b) During the last quarter of the fiscal year ended December 31, 1995, the Bank did not file any Current Reports on Form 8-K.

(c)  All required exhibits are filed as attached or incorporated by reference.

(d)  No financial statement schedules are required to be filed.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   THE STRONGSVILLE SAVINGS BANK


                                   By:  /s/   Thomas P. Perciak
                                      ----------------------------
                                        Thomas P. Perciak
                                        President and Chief Executive Officer
                                        Date:    March 20, 1996

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


  /s/   Thomas P. Perciak                             March 20, 1996
--------------------------------
Thomas P. Perciak
Director, President and Chief Executive Officer
(principal executive officer)


  /s/   John F. Ziegler                               March 20, 1996
--------------------------------
John F. Ziegler
Director, Vice President and Chief
Financial Officer
(principal accounting and financial officer)

  /s/   Mike Kalinich                                 March 20, 1996
--------------------------------
Mike Kalinich
Director,  Chairman of the Board

                                                      March 20, 1996
--------------------------------
Elton L. Bedford
Director


  /s/   Joan M. Dzurilla                              March 20, 1996
--------------------------------
Joan M. Dzurilla
Director


  /s/   William A. Fraunfelder,  Jr.                  March 20, 1996
--------------------------------
William A. Fraunfelder,  Jr.
Director

  /s/   Glenn W. Goist                                March 20, 1996
--------------------------------
Glenn W. Goist
Director


  /s/   John J. Plucinsky                             March 20, 1996
--------------------------------
John J. Plucinsky
Director


  /s/   George Bohnert                                March 20, 1996
--------------------------------
George Bohnert
Director

                                 EXHIBIT NO. 10a

                        [STRONGSVILLE SAVINGS BANK LOGO]




                                                               December 20, l995
Mr. Thomas P. Perciak
President and Chief Executive Officer
The Strongsville Savings Bank
l4092 Pearl Road
Strongsville, Ohio  44136

Dear Tom:

         The purpose of this letter is to memorialize in writing certain changes to your Amended and Restated Employment Agreement dated as of August l8, l988 (the "Agreement"), which changes we, the Board of Directors of The Strongsville Savings Bank (the "Bank"), have agreed to. In accordance with the terms of the Agreement, particularly Section 21 ("Amendments") thereof, please signify your consent to these changes by executing this letter and returning it to the Bank.

         The changes we have agreed to are as follows:

l. Section 5 ("Incentive Bonus to Executive") of the Agreement shall be revised by deleting the first clause of the first sentence ("Inasmuch as the Executive has no incentive stock options and until such incentive stock options are made available to the Executive"), so that
         Section 5 begins "The Bank will pay the Executive an incentive bonus..."

2. The address of the Executive,as that term is defined in the Agreement, which address appears in Section 19.B of the Agreement, shall be replaced by the following:

                                Thomas P. Perciak
                              17429 Falmouth Drive
                            Strongsville, Ohio 44136

3. The following changes intended to give effect to and clarify financial institution regulatory authority under Ohio law:

         a. Section 9(g) shall be replaced in its entirety by the following:

                           If the Executive is removed from office and/or
                  permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) of
                  (g)(1) of the Federal Deposit Insurance Act, l2 U.S.C. ss.1818(e)(4) or (g)(1), or an order issued under Section 1151.18 of the Ohio Revised Code, all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be effected.

         b. Section 9(h) shall be replaced in its entirety by the following:

                           If the Bank is in default (as defined in Section
                  3(x)(1) of the Federal Deposit Insurance Act) or if liquidation proceedings pursuant to Chapter 1157 of the Ohio Revised Code are initiated, all obligations under this Agreement shall terminate as of the date of default or the date of initiation of proceedings, as the case may be, but vested rights of the contracting parties shall not be affected.

         c. Section 10(a) shall be replaced in its entirety by the following:

                           If the Executive is suspended or temporarily
                  prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, l2 U.S.C. ss.1818(e)(3) or
                  (g)(1), or pursuant to the authority of the Superintendent under Chapters 1151 or 1155 of the Ohio Revised Code, the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.

         Please signify your acceptance of and agreement to the foregoing changes by executing this letter in the space provided and returning it to the Bank. The changes will become effective upon receipt by the Bank of this letter executed by you.

                                   THE STRONGSVILLE SAVINGS BANK
                                   -----------------------------

                                   /s/ Mike Kalinich
                                   -----------------------------
                                   Mike Kalinich
                                   Chairman of the Board of Directors

                                   /s/ Joan M. Dzurilla
                                   -----------------------------
                                   Joan M. Dzurilla
                                   Director

         Accepted and agreed to this 20th day of December, l995, by the undersigned Executive.

                                   /s/ Thomas P. Perciak
                                   -----------------------------
                                   Thomas P. Perciak (the "Executive")

                                 EXHIBIT NO. 10b

                        [STONGSVILLE SAVINGS BANK LOGO]


                                                               December 20, l995


Mr. John F. Ziegler
Vice President and Chief Financial Officer
The Strongsville Savings Bank
l4092 Pearl Road
Strongsville, Ohio  44136

Dear John:

         The purpose of this letter is to memorialize in writing certain changes to your Amended and Restated Employment Agreement dated as of August l8, l988 (the "Agreement"), which changes we, the Board of Directors of The Strongsville Savings Bank (the "Bank"), have agreed to. In accordance with the terms of the Agreement, particularly Section 21 ("Amendments") thereof, please signify your consent to these changes by executing this letter and returning it to the Bank.

         The changes we have agreed to are as follows:

l. Section 5 ("Incentive Bonus to Executive") of the Agreement shall be revised by deleting the first clause of the first sentence ("Inasmuch as the Executive has no incentive stock options and until such incentive stock options are made available to the Executive"), so that
         Section 5 begins "The Bank will pay the Executive an incentive bonus..."

2. The following changes intended to give effect to and clarify financial institution regulatory authority under Ohio law:

         a. Section 9(g) shall be replaced in its entirety by the following:

                           If the Executive is removed from office and/or
                  permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) of
                  (g)(1) of the Federal Deposit Insurance Act, l2 U.S.C. ss.1818(e)(4) or (g)(1), or an order issued under Section 1151.18 of the Ohio Revised Code, all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be effected.

         b. Section 9(h) shall be replaced in its entirety by the following:

                           If the Bank is in default (as defined in Section
                  3(x)(1) of the Federal Deposit Insurance Act) or if liquidation proceedings pursuant to Chapter 1157 of the Ohio Revised Code are initiated, all obligations under this Agreement shall terminate as of the date of default or the date of initiation of proceedings, as the case may be, but vested rights of the contracting parties shall not be affected.

         c. Section 10(a) shall be replaced in its entirety by the following:

                           If the Executive is suspended or temporarily
                  prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, l2 U.S.C. ss.1818(e)(3) or
                  (g)(1), or pursuant to the authority of the Superintendent under Chapters 1151 or 1155 of the Ohio Revised Code, the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.

         Please signify your acceptance of and agreement to the foregoing changes by executing this letter in the space provided and returning it to the Bank. The changes will become effective upon receipt by the Bank of this letter executed by you.

                                      THE STRONGSVILLE SAVINGS BANK

                                      /s/ Mike Kalinich
                                      ----------------------------------
                                      Mike Kalinich
                                      Chairman of the Board of Directors


                                      /s/ Joan M. Dzurilla
                                      ----------------------------------
                                      Joan M. Dzurilla
                                      Director

         Accepted and agreed to this 20th day of December, l995, by the undersigned Executive.


                                      /s/ John F Ziegler
                                      ----------------------------------
                                      John F Ziegler (the "Executive")

                                 EXHIBIT NO. 10d

                              AMENDED AND RESTATED
                  SEVERANCE AGREEMENT DUE TO CHANGE IN CONTROL
                        OF THE STRONGSVILLE SAVINGS BANK



         This AGREEMENT is made and entered into this 19th day of April, 1995, by and between The Strongsville Savings Bank (the "Bank"), an Ohio-chartered, FDIC-insured, OTS-regulated savings association with its main office at Strongsville, Ohio, and Dean R. Anaya (the "Executive"). Any reference to "FDIC" herein shall mean the Federal Deposit Insurance Corporation. Any reference to "Superintendent" herein shall mean the Superintendent of the Ohio Division of Savings and Loan Associations. Any reference to "OTS" or "Director" herein shall mean the Office of Thrift Supervision.

         WHEREAS, the Executive has heretofore served and continues to serve in the position of Vice President of the Bank:

         NOW THEREFORE, in consideration of the performance of the responsibilities of the Executive and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

          1.      No Employment Contract
                  ----------------------

                  The parties hereto acknowledge and agree that this Agreement is not a management or employment agreement and that none of the terms and conditions contained herein shall be effective until such time as there is a Change in Control as hereinafter defined in this Agreement. Prior to a Change in Control, the Executive agrees and acknowledges that he/she is an employee-at-will of the Bank.

          2.      Term of Agreement
                  -----------------

                  The initial term of this Agreement shall be for a period of one (1) year commencing October 1, 1994 (hereafter referred to as the "Anniversary Date"). Commencing on the first Anniversary Date of this Agreement, and continuing at each Anniversary Date thereafter, the Agreement shall automatically renew for one (1) additional year beyond the then effective expiration date only upon a determination and resolution of the Bank's Board of Directors that the performance of the Executive has met the requirements and standards of the Board and that such term shall be extended (if the Board of Directors determines not to extend the term, it shall promptly so notify the Executive, with such election by the Board not to extend the term not to otherwise affect the then term of this Agreement). Reference herein to the term of this Agreement shall refer both to such initial term and such extended terms. Unless sooner terminated as set forth herein, this contract shall terminate when the Executive reaches age sixty-five (65).

          3.      Termination for Cause
                  ---------------------

                  (a) The Executive shall have no right to receive severance or other benefits under this Agreement for any period after the date of termination for Cause. For purposes of this Agreement, termination for "Cause" shall mean termination of the Executive by the Bank for any of the following reasons:

                           (i)      personal dishonesty;

                           (ii)     incompetence;

                           (iii) material breach of any provision of this Agreement;

                           (iv) breach of a fiduciary duty involving personal gain or profit;

                           (v)      intentional failure to perform stated
                                    duties;

                           (vi) a willful and material breach of the policies and procedures for the operation of the Bank provided to the Executive by formal action of the Bank's Board of Directors;

                           (vii)    willful violation of any law, rule,
                                    regulation (other than a law, rule or
                                    regulation relating to a traffic violation or similar offense) or final cease-and-desist order; or

                           (viii)   willful misconduct.

                  (b)      (i)      For purposes of Paragraph 3(a)(ii),
                                    "incompetence" shall mean the Executive's performance of his duties as measured against the then prevailing standards in the savings and loan industry.

                           (ii) For purposes of Paragraph 3(a)(vii) and 3(a)(viii), no act, or failure to act, on the Executive's part shall be considered "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank.

                           (iii) For purposes of Paragraph 3(a)(vii), a cease-and-desist order shall not become final until exhaustion or lapse of all (administrative and judicial) appeal rights in relation thereto.

          4.      Voluntary Termination of Agreement
                  ----------------------------------

                  This Agreement may be terminated by the Executive at any time upon ninety (90) days' written notice to the Bank or upon such shorter period as may be agreed upon between the Executive and the Board of Directors of the Bank.

          5.      Governmental Termination of Agreement
                  -------------------------------------

                  (a) If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(4) or (g)(1), or an order issued under Section 1151.18 of the Ohio Revised Code, all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order.

                  (b) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), or if liquidation proceedings pursuant to Chapter 1157 of the Ohio Revised Code are initiated, all obligations under this Agreement shall terminate.

                  (c) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, by the Director or his or her designee at the time the FDIC or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, or by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

                  (d) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(3) or (g)(1), or pursuant to the authority of the Superintendent under Chapters 1151 or 1155 of the Ohio Revised Code, the Bank's obligations under subparagraphs 6(a), (b) and (c) this Agreement shall be suspended as the date of service, unless stayed by appropriate proceedings.

                  (e) If the charges in the notice referenced in subparagraph 5(d) are dismissed, the Bank's Board of Directors may in its discretion:

                           (i) pay the Executive all or part of the severance benefits withheld while its contract obligations were suspended, and

                           (ii) reinstate (in whole or in part) any of its obligations which were suspended as required in subparagraph (d) above.

          6.      Change in Control
                  -----------------

                  (a) If, during the term of this Agreement, there is a Change in Control of the Bank, the Executive shall be entitled to the severance payment in the event the Executive's employment is involuntarily terminated by the Bank or any successor or assign within six months after the Change in Control, other than for Cause or pursuant to Paragraphs 4 or 5. This payment shall also be made in the case of the Executive's voluntary termination of employment for Good Reason (as defined in Paragraph 7) within six months after a Change in Control of the Bank. Such voluntary termination of employment for Good Reason in connection with, or within six months after, a Change in Control of the Bank shall not constitute a termination for Cause. The amount of this severance payment shall be the benefits specified in Paragraph 8 of this Agreement.

                  (b) For purposes of this Agreement, a "Change in Control of the Bank" shall be deemed to have occurred, if at any time during the term of this Agreement, conclusive control determinations as set forth in 12 C.F.R.
Section 574.4(a) occur or rebuttable control determinations as set forth in 12 C.F.R. Section 574.4(b) occur without legally sufficient rebuttal by the acquirer, pursuant to 12 C.F.R. Section 574.4(c); provided, however, that an acquisition of all of the Bank's voting securities incident to a reorganization involving a thrift holding company formation initiated and approved by the Bank's Board of Directors will not be considered a "Change in Control of the Bank."

                  (c) Upon the Executive's termination of employment arising under this Paragraph 6 within six months after the occurrence of a Change in Control of the Bank, the Bank will cause to be continued life, health and disability insurance coverage substantially identical to the coverage maintained by the Bank for the Executive prior to his severance. Such coverage shall cease upon the earlier of the Executive's employment by another employer or twelve
(12) months from such termination.



          7.      Good Reason
                  -----------

                  For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in subparagraphs (a) through (e) hereof without the Executive's express written consent; provided the Executive's right to terminate his employment pursuant to this Paragraph 7 shall not be affected by his incapacity due to physical or mental illness:

                  (a) A change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, does not represent a promotion from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Executive from or failure to reappoint him to any of such positions, except in connection with the termination of his employment for (i) disability, (ii) Cause, (iii) pursuant to Paragraphs 4 or 5, (iv) as a result of his death or (v) by the Executive other than for Good Reason;

                  (b) A reduction by the Bank in the Executive's base salary as in effect on the date of a Change in Control of the Bank;

                  (c) The relocation of the Bank's principal executive offices to a location outside a fifteen (15)-mile radius of Strongsville, Ohio, or the Bank's requiring the Executive to be based at any place other than Strongsville, Ohio, except for reasonably required travel on the Bank's business which is not materially greater than such travel requirements prior to the Change in Control;

                  (d) The failure by the Bank to continue to provide the Executive with benefits substantially similar to those provided to him under any of the employee benefit plans in which the Executive becomes a participant, or the taking of any action by the Bank which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by him at the time of the Change in Control.

          8.      Termination Benefits
                  --------------------

                  (a) Upon the occurrence of a Change in Control, followed by the voluntary or involuntary termination of the Executive's employment with the Bank other than for Cause or pursuant to Paragraphs 4 or 5, the Bank shall pay the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the then annual base salary paid to the Executive by the Bank during the year in which the Executive's termination occurs.

                  (b) The Executive shall not be required to mitigate the amount of any payment required hereunder by seeking other employment or otherwise nor shall the amount paid hereunder be reduced or offset by any compensation earned or received by the Executive as result of employment with another employer, self-employment, or any amount received from any other plan, program, policy or arrangement of the Bank. Benefits provided under Paragraph 6(c) shall be reduced to the extent comparable benefits are actually received by the Executive from or through another employer.

          9.      Payment of Legal Fees
                  ---------------------

                  Reasonable legal fees and expenses paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Agreement shall be paid or reimbursed by the Bank in accordance with the following. If the Executive or the Bank initiates a proceeding and the Executive prevails, all reasonable legal fees and expenses shall be paid by the Bank. If the Executive initiates a proceeding and does not prevail on his/her claim, then the Bank shall reimburse the Executive for all legal fees and expenses but not to exceed the sum of $25,000.

         10.      Successor Organization
                  ----------------------

                  The obligations of the Bank as set forth herein shall continue to be the obligation of any successor organization, any organization which purchases substantially all of the assets of the Bank, as well as any organization which assumes substantially all of the liabilities of the Bank whether by merger, consolidation, or other form of business combination. This Agreement is personal to the Executive and the Executive may not delegate his duties hereunder.

         11.      Notices
                  -------

                  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

                  A.       If to the Bank, to:
                           Board of Directors
                           The Strongsville Savings Bank
                           14092 Pearl Road
                           Strongsville, Ohio 44136

                  B.       If to the Executive, to:
                           Dean R. Anaya
                           204 Best Drive
                           Berea, Ohio 44017

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

         12.      Amendments
                  ----------

                  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

         13.      Paragraph Headings
                  ------------------

                  The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         14.      Severability
                  ------------

                  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         15.      Governing Law
                  -------------

                  This Agreement shall, except to the extent that federal law (including any law, rule, or regulations of the OTS or the FDIC) shall be deemed to apply, be governed by and construed and enforced in accordance with the laws of Ohio.

         16.      Arbitration
                  -----------

                  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         17.      Safety and Soundness Limitations
                  --------------------------------

                  Notwithstanding any other provision of this Agreement, no severance benefits under Paragraph 8 shall be paid or payable in respect of any calendar year in which the Bank (i) fails to meet any applicable capital requirements imposed by 12 C.F.R. Part 567 (or successor regulations) after giving effect to the payment of severance benefits hereunder, (ii) receives or maintains a safety and soundness CAMEL rating of 4 or 5 from the OTS or the Superintendent, or (iii) is subject to a proceeding to terminate deposit insurance. In addition, no severance benefits under Paragraph 8 shall be paid or payable if the Executive has committed any fraudulent act or omission or other fiduciary breach that had or is likely to have a material adverse affect on the Bank.
         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.
                                               THE STRONGSVILLE SAVINGS BANK

                                               By: /s/ Thomas P. Perciak
                                                  ----------------------------
                                                   Thomas P. Perciak
                                                Its: President
                                                  /s/ Dean R. Anaya
                                                  ----------------------------
                                                Dean R. Anaya  ("Executive")

                                 EXHIBIT NO. 10e

                              AMENDED AND RESTATED
                  SEVERANCE AGREEMENT DUE TO CHANGE IN CONTROL
                        OF THE STRONGSVILLE SAVINGS BANK

         This AGREEMENT is made and entered into this 19th day of April, 1995, by and between The Strongsville Savings Bank (the "Bank"), an Ohio-chartered, FDIC-insured, OTS-regulated savings association with its main office at Strongsville, Ohio, and Paula M. Dewey (the "Executive"). Any reference to "FDIC" herein shall mean the Federal Deposit Insurance Corporation. Any reference to "Superintendent" herein shall mean the Superintendent of the Ohio Division of Savings and Loan Associations. Any reference to "OTS" or "Director" herein shall mean the Office of Thrift Supervision.

         WHEREAS, the Executive has heretofore served and continues to serve in the position of Vice President and Secretary of the Bank:

         NOW THEREFORE, in consideration of the performance of the responsibilities of the Executive and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

          1.      No Employment Contract
                  ----------------------

                  The parties hereto acknowledge and agree that this Agreement is not a management or employment agreement and that none of the terms and conditions contained herein shall be effective until such time as there is a Change in Control as hereinafter defined in this Agreement. Prior to a Change in Control, the Executive agrees and acknowledges that he/she is an employee-at-will of the Bank.

          2.      Term of Agreement
                  -----------------

                  The initial term of this Agreement shall be for a period of one (1) year commencing October 1, 1994 (hereafter referred to as the "Anniversary Date"). Commencing on the first Anniversary Date of this Agreement, and continuing at each Anniversary Date thereafter, the Agreement shall automatically renew for one (1) additional year beyond the then effective expiration date only upon a determination and resolution of the Bank's Board of Directors that the performance of the Executive has met the requirements and standards of the Board and that such term shall be extended (if the Board of Directors determines not to extend the term, it shall promptly so notify the Executive, with such election by the Board not to extend the term not to otherwise affect the then term of this Agreement). Reference herein to the term of this Agreement shall refer both to such initial term and such extended terms. Unless sooner terminated as set forth herein, this contract shall terminate when the Executive reaches age sixty-five (65).

          3.      Termination for Cause
                  ---------------------

                  (a) The Executive shall have no right to receive severance or other benefits under this Agreement for any period after the date of termination for Cause. For purposes of this Agreement, termination for "Cause" shall mean termination of the Executive by the Bank for any of the following reasons:

                           (i)      personal dishonesty;

                           (ii)     incompetence;

                           (iii) material breach of any provision of this Agreement;

                           (iv) breach of a fiduciary duty involving personal gain or profit;

                           (v)      intentional failure to perform stated
                                    duties;

                           (vi) a willful and material breach of the policies and procedures for the operation of the Bank provided to the Executive by formal action of the Bank's Board of Directors;

                           (vii)    willful violation of any law, rule,
                                    regulation (other than a law, rule or
                                    regulation relating to a traffic violation or similar offense) or final cease-and-desist order; or

                           (viii)   willful misconduct.

         (b)      (i)      For purposes of Paragraph 3(a)(ii),
                           "incompetence" shall mean the Executive's performance of his duties as measured against the then prevailing standards in the savings and loan industry.

                  (ii) For purposes of Paragraph 3(a)(vii) and 3(a)(viii), no act, or failure to act, on the Executive's part shall be considered "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank.

                  (iii)    For purposes of Paragraph 3(a)(vii), a
                           cease-and-desist order shall not become final until exhaustion or lapse of all (administrative and judicial) appeal rights in relation thereto.

          4.      Voluntary Termination of Agreement
                  ----------------------------------

                  This Agreement may be terminated by the Executive at any time upon ninety (90) days' written notice to the Bank or upon such shorter period as may be agreed upon between the Executive and the Board of Directors of the Bank.

          5.      Governmental Termination of Agreement
                  -------------------------------------

                  (a) If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(4) or (g)(1), or an order issued under Section 1151.18 of the Ohio Revised Code, all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order.

                  (b) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), or if liquidation proceedings pursuant to Chapter 1157 of the Ohio Revised Code are initiated, all obligations under this Agreement shall terminate.

                  (c) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, by the Director or his or her designee at the time the FDIC or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, or by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

                  (d) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(3) or (g)(1), or pursuant to the authority of the Superintendent under Chapters 1151 or 1155 of the Ohio Revised Code, the Bank's obligations under subparagraphs 6(a), (b) and (c) this Agreement shall be suspended as the date of service, unless stayed by appropriate proceedings.

                  (e) If the charges in the notice referenced in subparagraph 5(d) are dismissed, the Bank's Board of Directors may in its discretion:

                  (i) pay the Executive all or part of the severance benefits withheld while its contract obligations were suspended, and

                  (ii) reinstate (in whole or in part) any of its obligations which were suspended as required in subparagraph (d) above.

          6.      Change in Control
                  -----------------

                  (a) If, during the term of this Agreement, there is a Change in Control of the Bank, the Executive shall be entitled to the severance payment in the event the Executive's employment is involuntarily terminated by the Bank or any successor or assign within six months after the Change in Control, other than for Cause or pursuant to Paragraphs 4 or 5. This payment shall also be made in the case of the Executive's voluntary termination of employment for Good Reason (as defined in Paragraph 7) within six months after a Change in Control of the Bank. Such voluntary termination of employment for Good Reason in connection with, or within six months after, a Change in Control of the Bank shall not constitute a termination for Cause. The amount of this severance payment shall be the benefits specified in Paragraph 8 of this Agreement.

                  (b) For purposes of this Agreement, a "Change in Control of the Bank" shall be deemed to have occurred, if at any time during the term of this Agreement, conclusive control determinations as set forth in 12 C.F.R.
Section 574.4(a) occur or rebuttable control determinations as set forth in 12 C.F.R. Section 574.4(b) occur without legally sufficient rebuttal by the acquirer, pursuant to 12 C.F.R. Section 574.4(c); provided, however, that an acquisition of all of the Bank's voting securities incident to a reorganization involving a thrift holding company formation initiated and approved by the Bank's Board of Directors will not be considered a "Change in Control of the Bank."

                  (c) Upon the Executive's termination of employment arising under this Paragraph 6 within six months after the occurrence of a Change in Control of the Bank, the Bank will cause to be continued life, health and disability insurance coverage substantially identical to the coverage maintained by the Bank for the Executive prior to his severance. Such coverage shall cease upon the earlier of the Executive's employment by another employer or twelve
(12) months from such termination.

          7.      Good Reason
                  -----------

                  For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in subparagraphs (a) through (e) hereof without the Executive's express written consent; provided the Executive's right to terminate his employment pursuant to this Paragraph 7 shall not be affected by his incapacity due to physical or mental illness:

                  (a) A change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, does not represent a promotion from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Executive from or failure to reappoint him to any of such positions, except in connection with the termination of his employment for (i) disability, (ii) Cause, (iii) pursuant to Paragraphs 4 or 5, (iv) as a result of his death or (v) by the Executive other than for Good Reason;

                  (b) A reduction by the Bank in the Executive's base salary as in effect on the date of a Change in Control of the Bank;

                  (c) The relocation of the Bank's principal executive offices to a location outside a fifteen (15)-mile radius of Strongsville, Ohio, or the Bank's requiring the Executive to be based at any place other than Strongsville, Ohio, except for reasonably required travel on the Bank's business which is not materially greater than such travel requirements prior to the Change in Control;

                  (d) The failure by the Bank to continue to provide the Executive with benefits substantially similar to those provided to him under any of the employee benefit plans in which the Executive becomes a participant, or the taking of any action by the Bank which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by him at the time of the Change in Control.

          8.      Termination Benefits
                  --------------------

                  (a) Upon the occurrence of a Change in Control, followed by the voluntary or involuntary termination of the Executive's employment with the Bank other than for Cause or pursuant to Paragraphs 4 or 5, the Bank shall pay the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the then annual base salary paid to the Executive by the Bank during the year in which the Executive's termination occurs.

                  (b) The Executive shall not be required to mitigate the amount of any payment required hereunder by seeking other employment or otherwise nor shall the amount paid hereunder be reduced or offset by any compensation earned or received by the Executive as result of employment with another employer, self-employment, or any amount received from any other plan, program, policy or arrangement of the Bank. Benefits provided under Paragraph 6(c) shall be reduced to the extent comparable benefits are actually received by the Executive from or through another employer.

          9.      Payment of Legal Fees
                  ---------------------

                  Reasonable legal fees and expenses paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Agreement shall be paid or reimbursed by the Bank in accordance with the following. If the Executive or the Bank initiates a proceeding and the Executive prevails, all reasonable legal fees and expenses shall be paid by the Bank. If the Executive initiates a proceeding and does not prevail on his/her claim, then the Bank shall reimburse the Executive for all legal fees and expenses but not to exceed the sum of $25,000.

         10.      Successor Organization
                  ----------------------

                  The obligations of the Bank as set forth herein shall continue to be the obligation of any successor organization, any organization which purchases substantially all of the assets of the Bank, as well as any organization which assumes substantially all of the liabilities of the Bank whether by merger, consolidation, or other form of business combination. This Agreement is personal to the Executive and the Executive may not delegate his duties hereunder.

         11.      Notices
                  -------

                  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

                  A.       If to the Bank, to:

                           Board of Directors
                           The Strongsville Savings Bank
                           14092 Pearl Road
                           Strongsville, Ohio 44136

                  B.       If to the Executive, to:

                           Paula M. Dewey
                           3892 Skyview Drive
                           Brunswick, Ohio 44212

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

         12.      Amendments
                  ----------

                  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

         13.      Paragraph Headings
                  ------------------

                  The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         14.      Severability
                  ------------

                  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         15.      Governing Law
                  -------------

                  This Agreement shall, except to the extent that federal law (including any law, rule, or regulations of the OTS or the FDIC) shall be deemed to apply, be governed by and construed and enforced in accordance with the laws of Ohio.

         16.      Arbitration
                  -----------

                  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         17.      Safety and Soundness Limitations
                  --------------------------------

                  Notwithstanding any other provision of this Agreement, no severance benefits under Paragraph 8 shall be paid or payable in respect of any calendar year in which the Bank (i) fails to meet any applicable capital requirements imposed by 12 C.F.R. Part 567 (or successor regulations) after giving effect to the payment of severance benefits hereunder, (ii) receives or maintains a safety and soundness CAMEL rating of 4 or 5 from the OTS or the Superintendent, or (iii) is subject to a proceeding to terminate deposit insurance. In addition, no severance benefits under Paragraph 8 shall be paid or payable if the Executive has committed any fraudulent act or omission or other fiduciary breach that had or is likely to have a material adverse affect on the Bank.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

                                               THE STRONGSVILLE SAVINGS BANK

                                               By:  /s/ Thomas P. Perciak
                                                  -----------------------
                                                     Thomas P. Perciak
                                                Its: President

                                                  /s/ Paula M. Dewey
                                                  -----------------------
                                                  Paula M. Dewey ("Executive")

                                 EXHIBIT NO. 10f

                              AMENDED AND RESTATED
                  SEVERANCE AGREEMENT DUE TO CHANGE IN CONTROL
                        OF THE STRONGSVILLE SAVINGS BANK

         This AGREEMENT is made and entered into this 19th day of April, 1995, by and between The Strongsville Savings Bank (the "Bank"), an Ohio-chartered, FDIC-insured, OTS-regulated savings association with its main office at Strongsville, Ohio, and Cynthia W. Gannon (the "Executive"). Any reference to "FDIC" herein shall mean the Federal Deposit Insurance Corporation. Any reference to "Superintendent" herein shall mean the Superintendent of the Ohio Division of Savings and Loan Associations. Any reference to "OTS" or "Director" herein shall mean the Office of Thrift Supervision.

         WHEREAS, the Executive has heretofore served and continues to serve in the position of Vice President and Treasurer of the Bank:

         NOW THEREFORE, in consideration of the performance of the responsibilities of the Executive and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

          1.      No Employment Contract
                  ----------------------

                  The parties hereto acknowledge and agree that this Agreement is not a management or employment agreement and that none of the terms and conditions contained herein shall be effective until such time as there is a Change in Control as hereinafter defined in this Agreement. Prior to a Change in Control, the Executive agrees and acknowledges that he/she is an employee-at-will of the Bank.

          2.      Term of Agreement
                  -----------------

                  The initial term of this Agreement shall be for a period of one (1) year commencing October 1, 1994 (hereafter referred to as the "Anniversary Date"). Commencing on the first Anniversary Date of this Agreement, and continuing at each Anniversary Date thereafter, the Agreement shall automatically renew for one (1) additional year beyond the then effective expiration date only upon a determination and resolution of the Bank's Board of Directors that the performance of the Executive has met the requirements and standards of the Board and that such term shall be extended (if the Board of Directors determines not to extend the term, it shall promptly so notify the Executive, with such election by the Board not to extend the term not to otherwise affect the then term of this Agreement). Reference herein to the term of this Agreement shall refer both to such initial term and such extended terms. Unless sooner terminated as set forth herein, this contract shall terminate when the Executive reaches age sixty-five (65).

          3.      Termination for Cause
                  ---------------------

                  (a) The Executive shall have no right to receive severance or other benefits under this Agreement for any period after the date of termination for Cause. For purposes of this Agreement, termination for "Cause" shall mean termination of the Executive by the Bank for any of the following reasons:

                           (i)      personal dishonesty;

                           (ii)     incompetence;

                           (iii) material breach of any provision of this Agreement;

                           (iv) breach of a fiduciary duty involving personal gain or profit;

                           (v)      intentional failure to perform stated
                                    duties;

                           (vi) a willful and material breach of the policies and procedures for the operation of the Bank provided to the Executive by formal action of the Bank's Board of Directors;

                           (vii)    willful violation of any law, rule,
                                    regulation (other than a law, rule or
                                    regulation relating to a traffic violation or similar offense) or final cease-and-desist order; or

                           (viii)   willful misconduct.

                  (b)      (i)      For purposes of Paragraph 3(a)(ii),
                                    "incompetence" shall mean the Executive's performance of his duties as measured against the then prevailing standards in the savings and loan industry.

                           (ii) For purposes of Paragraph 3(a)(vii) and 3(a)(viii), no act, or failure to act, on the Executive's part shall be considered "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank.

                           (iii) For purposes of Paragraph 3(a)(vii), a cease-and-desist order shall not become final until exhaustion or lapse of all (administrative and judicial) appeal rights in relation thereto.

          4.      Voluntary Termination of Agreement
                  ----------------------------------

                  This Agreement may be terminated by the Executive at any time upon ninety (90) days' written notice to the Bank or upon such shorter period as may be agreed upon between the Executive and the Board of Directors of the Bank.

          5.      Governmental Termination of Agreement
                  -------------------------------------

                  (a) If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(4) or (g)(1), or an order issued under Section 1151.18 of the Ohio Revised Code, all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order.

                  (b) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), or if liquidation proceedings pursuant to Chapter 1157 of the Ohio Revised Code are initiated, all obligations under this Agreement shall terminate.

                  (c) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, by the Director or his or her designee at the time the FDIC or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, or by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

                  (d) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(3) or (g)(1), or pursuant to the authority of the Superintendent under Chapters 1151 or 1155 of the Ohio Revised Code, the Bank's obligations under subparagraphs 6(a), (b) and (c) this Agreement shall be suspended as the date of service, unless stayed by appropriate proceedings.

                  (e) If the charges in the notice referenced in subparagraph 5(d) are dismissed, the Bank's Board of Directors may in its discretion:

                           (i) pay the Executive all or part of the severance benefits withheld while its contract obligations were suspended, and

                           (ii) reinstate (in whole or in part) any of its obligations which were suspended as required in subparagraph (d) above.

          6.      Change in Control
                  -----------------

                  (a) If, during the term of this Agreement, there is a Change in Control of the Bank, the Executive shall be entitled to the severance payment in the event the Executive's employment is involuntarily terminated by the Bank or any successor or assign within six months after the Change in Control, other than for Cause or pursuant to Paragraphs 4 or 5. This payment shall also be made in the case of the Executive's voluntary termination of employment for Good Reason (as defined in Paragraph 7) within six months after a Change in Control of the

Bank. Such voluntary termination of employment for Good Reason in connection with, or within six months after, a Change in Control of the Bank shall not constitute a termination for Cause. The amount of this severance payment shall be the benefits specified in Paragraph 8 of this Agreement.

                  (b) For purposes of this Agreement, a "Change in Control of the Bank" shall be deemed to have occurred, if at any time during the term of this Agreement, conclusive control determinations as set forth in 12 C.F.R.
Section 574.4(a) occur or rebuttable control determinations as set forth in 12 C.F.R. Section 574.4(b) occur without legally sufficient rebuttal by the acquirer, pursuant to 12 C.F.R. Section 574.4(c); provided, however, that an acquisition of all of the Bank's voting securities incident to a reorganization involving a thrift holding company formation initiated and approved by the Bank's Board of Directors will not be considered a "Change in Control of the Bank."

                  (c) Upon the Executive's termination of employment arising under this Paragraph 6 within six months after the occurrence of a Change in Control of the Bank, the Bank will cause to be continued life, health and disability insurance coverage substantially identical to the coverage maintained by the Bank for the Executive prior to his severance. Such coverage shall cease upon the earlier of the Executive's employment by another employer or twelve
(12) months from such termination.

          7.      Good Reason
                  -----------

                  For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in subparagraphs (a) through (e) hereof without the Executive's express written consent; provided the Executive's right to terminate his employment pursuant to this Paragraph 7 shall not be affected by his incapacity due to physical or mental illness:

                  (a) A change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, does not represent a promotion from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Executive from or failure to reappoint him to any of such positions, except in connection with the termination of his employment for (i) disability, (ii) Cause, (iii) pursuant to Paragraphs 4 or 5, (iv) as a result of his death or (v) by the Executive other than for Good Reason;

                  (b) A reduction by the Bank in the Executive's base salary as in effect on the date of a Change in Control of the Bank;

                  (c) The relocation of the Bank's principal executive offices to a location outside a fifteen (15)-mile radius of Strongsville, Ohio, or the Bank's requiring the Executive to be based at any place other than Strongsville, Ohio, except for reasonably required travel on the Bank's business which is not materially greater than such travel requirements prior to the Change in Control;

                  (d) The failure by the Bank to continue to provide the Executive with benefits substantially similar to those provided to him under any of the employee benefit plans in which the Executive becomes a participant, or the taking of any action by the Bank which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by him at the time of the Change in Control.

          8.      Termination Benefits
                  --------------------

                  (a) Upon the occurrence of a Change in Control, followed by the voluntary or involuntary termination of the Executive's employment with the Bank other than for Cause or pursuant to Paragraphs 4 or 5, the Bank shall pay the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the then annual base salary paid to the Executive by the Bank during the year in which the Executive's termination occurs.

                  (b) The Executive shall not be required to mitigate the amount of any payment required hereunder by seeking other employment or otherwise nor shall the amount paid hereunder be reduced or offset by any compensation earned or received by the Executive as result of employment with another employer, self-employment, or any amount received from any other plan, program, policy or arrangement of the Bank. Benefits provided under Paragraph 6(c) shall be reduced to the extent comparable benefits are actually received by the Executive from or through another employer.

          9.      Payment of Legal Fees
                  ---------------------

                  Reasonable legal fees and expenses paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Agreement shall be paid or reimbursed by the Bank in accordance with the following. If the Executive or the Bank initiates a proceeding and the Executive prevails, all reasonable legal fees and expenses shall be paid by the Bank. If the Executive initiates a proceeding and does not prevail on his/her claim, then the Bank shall reimburse the Executive for all legal fees and expenses but not to exceed the sum of $25,000.

         10.      Successor Organization
                  ----------------------

                  The obligations of the Bank as set forth herein shall continue to be the obligation of any successor organization, any organization which purchases substantially all of the assets of the Bank, as well as any organization which assumes substantially all of the liabilities of the Bank whether by merger, consolidation, or other form of business combination. This Agreement is personal to the Executive and the Executive may not delegate his duties hereunder.

         11.      Notices
                  -------

                  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

                  A.       If to the Bank, to:

                           Board of Directors
                           The Strongsville Savings Bank
                           14092 Pearl Road
                           Strongsville, Ohio 44136

                  B.       If to the Executive, to:

                           Cynthia W. Gannon
                           409 Nantucket Drive
                           Avon Lake, Ohio  44012

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

         12.      Amendments
                  ----------

                  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

         13.      Paragraph Headings
                  ------------------

                  The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         14.      Severability
                  ------------

                  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         15.      Governing Law
                  -------------

                  This Agreement shall, except to the extent that federal law (including any law, rule, or regulations of the OTS or the FDIC) shall be deemed to apply, be governed by and construed and enforced in accordance with the laws of Ohio.

         16.      Arbitration
                  -----------

                  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         17.      Safety and Soundness Limitations
                  --------------------------------

                  Notwithstanding any other provision of this Agreement, no severance benefits under Paragraph 8 shall be paid or payable in respect of any calendar year in which the Bank (i) fails to meet any applicable capital requirements imposed by 12 C.F.R. Part 567 (or successor regulations) after giving effect to the payment of severance benefits hereunder, (ii) receives or maintains a safety and soundness CAMEL rating of 4 or 5 from the OTS or the Superintendent, or (iii) is subject to a proceeding to terminate deposit insurance. In addition, no severance benefits under Paragraph 8 shall be paid or payable if the Executive has committed any fraudulent act or omission or other fiduciary breach that had or is likely to have a material adverse affect on the Bank.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

                                           THE STRONGSVILLE SAVINGS BANK

                                           By:  /s/ Thomas P. Perciak
                                              --------------------------
                                                Thomas P. Perciak
                                           Its: President
                                              --------------------------

                                                /s/ Cynthia W. Gannon
                                              --------------------------
                                                Cynthia W. Gannon ("Executive")

                                 EXHIBIT NO. 10g

                              AMENDED AND RESTATED
                  SEVERANCE AGREEMENT DUE TO CHANGE IN CONTROL
                        OF THE STRONGSVILLE SAVINGS BANK

         This AGREEMENT is made and entered into this 19th day of April, 1995, by and between The Strongsville Savings Bank (the "Bank"), an Ohio-chartered, FDIC-insured, OTS-regulated savings association with its main office at Strongsville, Ohio, and William J. Harr, Jr. (the "Executive"). Any reference to "FDIC" herein shall mean the Federal Deposit Insurance Corporation. Any reference to "Superintendent" herein shall mean the Superintendent of the Ohio Division of Savings and Loan Associations. Any reference to "OTS" or "Director" herein shall mean the Office of Thrift Supervision.

         WHEREAS, the Executive has heretofore served and continues to serve in the position of Vice President of the Bank:

         NOW THEREFORE, in consideration of the performance of the responsibilities of the Executive and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

          1.      No Employment Contract
                  ----------------------

                  The parties hereto acknowledge and agree that this Agreement is not a management or employment agreement and that none of the terms and conditions contained herein shall be effective until such time as there is a Change in Control as hereinafter defined in this Agreement. Prior to a Change in Control, the Executive agrees and acknowledges that he/she is an employee-at-will of the Bank.

          2.      Term of Agreement
                  -----------------

                  The initial term of this Agreement shall be for a period of one (1) year commencing October 1, 1994 (hereafter referred to as the "Anniversary Date"). Commencing on the first Anniversary Date of this Agreement, and continuing at each Anniversary Date thereafter, the Agreement shall automatically renew for one (1) additional year beyond the then effective expiration date only upon a determination and resolution of the Bank's Board of Directors that the performance of the Executive has met the requirements and standards of the Board and that such term shall be extended (if the Board of Directors determines not to extend the term, it shall promptly so notify the Executive, with such election by the Board not to extend the term not to otherwise affect the then term of this Agreement). Reference herein to the term of this Agreement shall refer both to such initial term and such extended terms. Unless sooner terminated as set forth herein, this contract shall terminate when the Executive reaches age sixty-five (65).

          3.      Termination for Cause
                  ---------------------

                  (a) The Executive shall have no right to receive severance or other benefits under this Agreement for any period after the date of termination for Cause. For purposes of this Agreement, termination for "Cause" shall mean termination of the Executive by the Bank for any of the following reasons:

                           (i)      personal dishonesty;

                           (ii)     incompetence;

                           (iii) material breach of any provision of this Agreement;

                           (iv) breach of a fiduciary duty involving personal gain or profit;

                           (v)      intentional failure to perform stated
                                    duties;

                           (vi) a willful and material breach of the policies and procedures for the operation of the Bank provided to the Executive by formal action of the Bank's Board of Directors;

                           (vii)    willful violation of any law, rule,
                                    regulation (other than a law, rule or
                                    regulation relating to a traffic violation or similar offense) or final cease-and-desist order; or

                           (viii)   willful misconduct.

                  (b)      (i)      For purposes of Paragraph 3(a)(ii),
                                    "incompetence" shall mean the Executive's performance of his duties as measured against the then prevailing standards in the savings and loan industry.

                           (ii) For purposes of Paragraph 3(a)(vii) and 3(a)(viii), no act, or failure to act, on the Executive's part shall be considered "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank.

                           (iii) For purposes of Paragraph 3(a)(vii), a cease-and-desist order shall not become final until exhaustion or lapse of all (administrative and judicial) appeal rights in relation thereto.

          4.      Voluntary Termination of Agreement
                  ----------------------------------

                  This Agreement may be terminated by the Executive at any time upon ninety (90) days' written notice to the Bank or upon such shorter period as may be agreed upon between the Executive and the Board of Directors of the Bank.

          5.      Governmental Termination of Agreement
                  -------------------------------------

                  (a) If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(4) or (g)(1), or an order issued under Section 1151.18 of the Ohio Revised Code, all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order.

                  (b) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), or if liquidation proceedings pursuant to Chapter 1157 of the Ohio Revised Code are initiated, all obligations under this Agreement shall terminate.

                  (c) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, by the Director or his or her designee at the time the FDIC or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, or by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

                  (d) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(3) or (g)(1), or pursuant to the authority of the Superintendent under Chapters 1151 or 1155 of the Ohio Revised Code, the Bank's obligations under subparagraphs 6(a), (b) and (c) this Agreement shall be suspended as the date of service, unless stayed by appropriate proceedings.

                  9 (e) If the charges in the notice referenced in subparagraph 5(d) are dismissed, the Bank's Board of Directors may in its discretion:

                           (i) pay the Executive all or part of the severance benefits withheld while its contract obligations were suspended, and

                           (ii) reinstate (in whole or in part) any of its obligations which were suspended as required in subparagraph (d) above.

          6.      Change in Control
                  -----------------

                  (a) If, during the term of this Agreement, there is a Change in Control of the Bank, the Executive shall be entitled to the severance payment in the event the Executive's employment is involuntarily terminated by the Bank or any successor or assign within six months after the Change in Control, other than for Cause or pursuant to Paragraphs 4 or 5. This payment shall also be made in the case of the Executive's voluntary termination of employment for Good Reason (as defined in Paragraph 7) within six months after a Change in Control of the Bank. Such voluntary termination of employment for Good Reason in connection with, or within six months after, a Change in Control of the Bank shall not constitute a termination for Cause. The amount of this severance payment shall be the benefits specified in Paragraph 8 of this Agreement.

                  (b) For purposes of this Agreement, a "Change in Control of the Bank" shall be deemed to have occurred, if at any time during the term of this Agreement, conclusive control determinations as set forth in 12 C.F.R.
Section 574.4(a) occur or rebuttable control determinations as set forth in 12 C.F.R. Section 574.4(b) occur without legally sufficient rebuttal by the acquirer, pursuant to 12 C.F.R. Section 574.4(c); provided, however, that an acquisition of all of the Bank's voting securities incident to a reorganization involving a thrift holding company formation initiated and approved by the Bank's Board of Directors will not be considered a "Change in Control of the Bank."

                  (c) Upon the Executive's termination of employment arising under this Paragraph 6 within six months after the occurrence of a Change in Control of the Bank, the Bank will cause to be continued life, health and disability insurance coverage substantially identical to the coverage maintained by the Bank for the Executive prior to his severance. Such coverage shall cease upon the earlier of the Executive's employment by another employer or twelve
(12) months from such termination.

          7.      Good Reason
                  -----------

                  For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in subparagraphs (a) through (e) hereof without the Executive's express written consent; provided the Executive's right to terminate his employment pursuant to this Paragraph 7 shall not be affected by his incapacity due to physical or mental illness:

                  (a) A change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, does not represent a promotion from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Executive from or failure to reappoint him to any of such positions, except in connection with the termination of his employment for (i) disability, (ii) Cause, (iii) pursuant to Paragraphs 4 or 5, (iv) as a result of his death or (v) by the Executive other than for Good Reason;

                  (b) A reduction by the Bank in the Executive's base salary as in effect on the date of a Change in Control of the Bank;

                  (c) The relocation of the Bank's principal executive offices to a location outside a fifteen (15)-mile radius of Strongsville, Ohio, or the Bank's requiring the Executive to be based at any place other than Strongsville, Ohio, except for reasonably required travel on the Bank's business which is not materially greater than such travel requirements prior to the Change in Control;

                  (d) The failure by the Bank to continue to provide the Executive with benefits substantially similar to those provided to him under any of the employee benefit plans in which the Executive becomes a participant, or the taking of any action by the Bank which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by him at the time of the Change in Control.

          8.      Termination Benefits
                  --------------------

                  (a) Upon the occurrence of a Change in Control, followed by the voluntary or involuntary termination of the Executive's employment with the Bank other than for Cause or pursuant to Paragraphs 4 or 5, the Bank shall pay the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the then annual base salary paid to the Executive by the Bank during the year in which the Executive's termination occurs.

                  (b) The Executive shall not be required to mitigate the amount of any payment required hereunder by seeking other employment or otherwise nor shall the amount paid hereunder be reduced or offset by any compensation earned or received by the Executive as result of employment with another employer, self-employment, or any amount received from any other plan, program, policy or arrangement of the Bank. Benefits provided under Paragraph 6(c) shall be reduced to the extent comparable benefits are actually received by the Executive from or through another employer.

          9.      Payment of Legal Fees
                  ---------------------

                  Reasonable legal fees and expenses paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Agreement shall be paid or reimbursed by the Bank in accordance with the following. If the Executive or the Bank initiates a proceeding and the Executive prevails, all reasonable legal fees and expenses shall be paid by the Bank. If the Executive initiates a proceeding and does not prevail on his/her claim, then the Bank shall reimburse the Executive for all legal fees and expenses but not to exceed the sum of $25,000.

         10.      Successor Organization
                  ----------------------

                  The obligations of the Bank as set forth herein shall continue to be the obligation of any successor organization, any organization which purchases substantially all of the assets of the Bank, as well as any organization which assumes substantially all of the liabilities of the Bank whether by merger, consolidation, or other form of business combination. This Agreement is personal to the Executive and the Executive may not delegate his duties hereunder.

         11.      Notices
                  -------

                  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

                  A.       If to the Bank, to:

                           Board of Directors
                           The Strongsville Savings Bank
                           14092 Pearl Road
                           Strongsville, Ohio 44136

                  B.       If to the Executive, to:
                           William J. Harr, Jr.
                           10619 Lake Meadow Drive
                           Strongsville, Ohio  44136

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

         12.      Amendments
                  ----------

                  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

         13.      Paragraph Headings
                  ------------------

                  The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         14.      Severability
                  ------------

                  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         15.      Governing Law
                  -------------

                  This Agreement shall, except to the extent that federal law (including any law, rule, or regulations of the OTS or the FDIC) shall be deemed to apply, be governed by and construed and enforced in accordance with the laws of Ohio.

         16.      Arbitration
                  -----------

                  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         17.      Safety and Soundness Limitations
                  --------------------------------

                  Notwithstanding any other provision of this Agreement, no severance benefits under Paragraph 8 shall be paid or payable in respect of any calendar year in which the Bank (i) fails to meet any applicable capital requirements imposed by 12 C.F.R. Part 567 (or successor regulations) after giving effect to the payment of severance benefits hereunder, (ii) receives or maintains a safety and soundness CAMEL rating of 4 or 5 from the OTS or the Superintendent, or (iii) is subject to a proceeding to terminate deposit insurance. In addition, no severance benefits under Paragraph 8 shall be paid or payable if the Executive has committed any fraudulent act or omission or other fiduciary breach that had or is likely to have a material adverse affect on the Bank.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

                                  THE STRONGSVILLE SAVINGS BANK

                                  By: /s/ Thomas P. Perciak
                                     ---------------------------
                                         Thomas P. Perciak
                                   Its:  President
                                       -------------------------
                                      /s/ William J. Harr, Jr
                                     ---------------------------
                                         William J. Harr, Jr. ("Executive")

                                 EXHIBIT NO. 10h

                    EXECUTIVE SUPPLEMENTAL BENEFIT AGREEMENT

         This AGREEMENT made and entered into effective January l, l995 by and between The Strongsville Savings Bank (the "Bank"), a corporation organized and existing under the laws of the State of Ohio, with its principal office at l4092 Pearl Road, Strongsville, Ohio, and Thomas P. Perciak (the "Executive").

         WHEREAS, the Executive is and has been an employee of the Bank for many years and currently is serving as the Bank's President;

         WHEREAS, the Bank wishes to recognize that Executive has rendered valuable services to the Bank and has made substantial contributions to the success and growth of the Bank;

         WHEREAS, the Bank wishes to have the benefit of Executive's continued services and to provide an incentive to Executive to continue to provide such services and contribute to the Bank's future success and growth;

         WHEREAS, the Executive is willing to continue in the employ of the Bank and to continue to perform such duties as assigned by the Board of Directors of the Bank, if the Bank provides the benefits specified in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises of the parties and the mutual benefits to be gained by the performance thereof, the parties hereto, intending to be legally bound hereby, agree as follows:

Section l.        Definitions.
----------        ------------

         As used in this Agreement, the following terms shall have the meanings indicated:

         (A) "Bank" shall mean, in addition to The Strongsville Savings Bank, any parent or subsidiary of The Strongsville Savings Bank.

         (B) "Retirement Date" shall mean the first day of any calendar month following the Executive's 65th birthday on which the Executive elects to retire, or such earlier date as the Board of Directors of the Bank, by resolution, may agree to grant Executive early retirement.

Section 2.        Supplemental Retirement Benefits.
----------        ---------------------------------

         Provided that Executive has remained continuously in the employ of the Bank (except for normal vacation time and such other leaves of absence as may be approved by the Board of Directors of the Bank), as of the first day of the calendar month following Executive's Retirement Date and on each annual anniversary date thereafter for a period of twenty (20) years, Executive shall be entitled to an annual Supplemental Retirement Benefit under this Agreement. The annual Supplemental Retirement Benefit shall be the amount payable in accordance with SCHEDULE 1 to this Agreement. At the option of Executive, the annual Supplemental Retirement Benefits provided by Section 2 may be paid by the Bank in a single lump sum, discounted at an annual rate of six percent (6%) per annum applied to each future payment from the time it would have become payable to the date the lump sum is paid.

Section 3.        Disability Benefit.
----------        -------------------

         (a) In the event of the total and permanent disability of Executive while in the employ of the Bank and prior to the Retirement Date, Executive shall receive an annual disability payment in accordance with SCHEDULE 2 to this Agreement, payable in equal monthly installments, commencing on the first day of the month following the final determination of disability. The annual disability payments shall continue until the first day of the calendar month following Executive's Retirement Date, at which time the commencement of Supplemental Retirement Benefits shall occur pursuant to Section 2 hereof.

         (b) For purposes of this Agreement, total disability means your inability to engage in your occupation as a result of a bodily injury or sickness. If this disability lasts for 24 consecutive months, then for the rest of the period of such disability, total disability means your inability to engage in any gainful occupation for which you are fitted due to your education, training and experience. Any one of the following events also constitutes total disability: the total and irrecoverable loss of speech or hearing; the loss of sight of both eyes; the severance of both hands at or above the wrist; the severance of both feet at or above the ankles; or the severance of one entire hand and one entire foot.

         (c) If any dispute arises as to whether the Executive is or was physically or mentally unable to perform his duties pursuant to this Agreement, or whether his disability has ceased and he is able to resume his duties, the parties shall submit such questions to a licensed physician agreed upon by the parties, or, if the parties are unable to agree, to a licensed physician appointed by the President of the Academy of Medicine of Cleveland, Cleveland, Ohio, at the request of either party. The Executive shall submit to such examinations and provide information as such physician may request and the determination of such physical as to Executive's physical or mental condition shall be binding and conclusive on the parties. The Bank agrees to pay the cost of any such physician and examinations.

Section 4.        Death Benefits.
----------        ---------------

         (a) In the event that Executive dies while in the employ of the Bank and prior to the Retirement Date, Executive's designated beneficiary shall succeed to the rights of Executive to receive the Supplemental Retirement Benefit under Section 2 hereof, and the date of Executive's death shall be deemed to be the Retirement Date hereunder. If no beneficiary has been designated by Executive, such amounts shall be paid to Executive's estate in annual installments, it being expressly acknowledged that Executive's estate has the right to demand the lump sum payment of the Supplemental Retirement Benefit.

         (b) Notwithstanding Section 4(a) above, if an Executive commits suicide (while sane or insane) defrauds or makes deceptive statements regarding health or medical history within two years of the effective date of this Agreement, no benefits shall be payable hereunder or under any other provision of this Agreement.

Section 5.        Change in Control of the Bank.
----------        ------------------------------

         (a) This Agreement shall be binding upon and inure to the benefit of all successors and assigns of the Bank and Executive. In the event of a change in control of the Bank and the involuntary termination of Executive other than for Cause (as defined in Section 6(b) hereof) or the voluntary termination of Executive for good Reason (as defined in Section 5(c) hereof) within six (6) months of such change in control, the Bank shall pay to Executive a lump sum payment in accordance with SCHEDULE 3 hereto.

         (b) For purposes of this Agreement, a change in control shall be defined by reference of Part 574 of the regulations of the Office of Thrift Supervision, or any successor provision thereto.

         (c) For purposes of this Agreement, Good Reason shall be defined as:
(i) a change in Executive's status, title, position or responsibilities, which, in Executive's reasonable judgment, does not represent a promotion from or is inconsistent from his or her position immediately prior thereto; (ii) a reduction in base salary; (iii) the relocation of the Bank's principal executive offices or the location at which Executive is required to perform his or her services to a location outside of a l5-mile radius of Strongsville, Ohio; or
(iv) a material reduction in benefits.

Section 6.        Termination for Cause or as a Result of Certain
----------        -----------------------------------------------
                  Regulatory Actions.
                  -------------------

         (a) In the event of the termination of Executive for Cause, the Bank shall have no further obligations under this Agreement.

         (b) For purposes of the Agreement, Cause shall be defined as termination as a result of Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

         (c) If any of the events specified in Section 563.39(b)(2) through (5) of the OTS regulations (or any successor provision thereto) shall occur, Executive's rights under this Agreement shall be determined in accordance with the provisions of such Sections.

Section 7.        Funding of Benefits.
----------        --------------------

         The benefits provided under this Agreement shall be unfunded and shall be made by the Bank from its general assets. The Bank will not establish any special or separate fund or make any other segregation of assets to assure the payment of benefits hereunder. The right of Executive or any successor or assign of Executive to receive payments under this Agreement shall be no greater than the rights of an unsecured creditor of the Bank.

Section 8.        Notices.
----------        --------

         All notices or other communications under this Agreement shall be made in writing as follows:

         (a)      If to the Bank:

                  Corporate Secretary
                  The Strongsville Savings Bank
                  l4092 Pearl Road
                  Strongsville, Ohio  44l36

         (b)      If to the Executive:

                  Mr. Thomas P. Perciak
                  17429 Falmouth Drive
                  Strongsville, Ohio 44136

Section 9.        Claims Procedures.
----------        ------------------

         Claims under this Agreement shall be made in writing by Executive or his duly authorized representative pursuant to Section 8 hereof. All claims shall be processed within l5 days of receipt by the Bank. If a claim under this Agreement is wholly or partially denied, the Bank shall provide a written notice to the Executive within five (5) business days of such denial, setting forth:

         (a) The specific reason or reasons for the denial;

         (b) Specific reference to the pertinent provisions of this Agreement upon which the denial is based; and

         (c) A description of any additional material or information necessary for Executive to perfect the claim and an explanation of why such material or information is necessary.

         Within 15 days of receipt of such additional material or information or receipt of Executive's request for a review of the denial of his claim, the Bank shall provide Executive with its final determination of his claim.

         In the event that Executive disputes the Bank's final determination of his claim, such dispute shall be subject to final and binding arbitration in the City of Cleveland, County of Cuyahoga, Ohio, pursuant to the rules and procedures of the American Arbitration Association.

Section 10.       Payment of Taxes.
-----------       -----------------

         The Bank shall have the right to deduct from all benefits paid hereunder any Federal, state or local taxes required by law to be withheld with respect to such benefit payments.

Section 11.       No Attachment.
-----------       --------------

         Neither this Agreement nor any benefit payable under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be void and of no effect.

Section 12.       Entire Agreement:  No Employment Agreement.
-----------       -------------------------------------------

         This Agreement contains the entire understanding between the parties hereto with respect to the matters covered herein, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided in this Agreement. This Agreement shall not be construed as an employment contract, nor shall it be construed in any manner so as to restrict the Bank's or the Executive's ability to terminate his/her employment with the Bank.

Section 13.       Amendment.
-----------       ----------

         This Agreement may not be modified or amended by the parties hereto except by an instrument in writing signed by all of the parties.

Section 14.       Severability.
-----------       -------------

         If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement shall, to the full extent consistent with the law, continue in full force and effect.

Section 15.       Headings.
-----------       ---------

         The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 16.       Governing Law.
-----------       --------------

         This Agreement was made and entered into in the State of Ohio and the laws of said State shall govern the interpretation, construction and legal effect of this Agreement and the rights and liabilities of the parties hereto.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed, sealed and attested on its behalf by its duly authorized officers and the Executive has hereunto set his/her hand as of the day and year first above written.

ATTEST:                          THE STRONGSVILLE SAVINGS BANK

/s/ Paula M. Dewey                  /s/ John F. Ziegler
--------------------------          ---------------------------------
                                 BY:[name] John F. Ziegler
                                     [title] Vice President

                                 [Corporate Seal]

WITNESS:

/s/ Cynthia Gannon               /s/ Thomas P. Perciak
--------------------------       ---------------------------------
                                 [name]  Thomas P. Perciak
                                 [title] President , Chief Executive Officer
                                 Executive

                                   SCHEDULE 1
                                   ----------

                 POST-RETIREMENT BENEFIT FOR: THOMAS P. PERCIAK

The benefit payable to Thomas P.Perciak at retirement (age 65) is $134,693 annually for a period of twenty (20) years.

                                   SCHEDULE 2
                                   ----------

                   DISABILITY BENEFITS FOR: THOMAS P. PERCIAK

In the case of your total disability prior to retirement, you will receive an annual benefit of $65,635. Benefits will continue as long as you are totally disabled, but no longer than age 65, at which time the Supplemental Retirement Benefits shall be paid under the provisions of Section 2.

                                   SCHEDULE 3
                                   ----------

                   SUMMARY OF BENEFITS FOR: THOMAS P. PERCIAK

            Year of Change                                   Lump Sum Payment
            --------------                                   ----------------
              1995                                            $    25,954
              1996                                                 67,684
              1997                                                120,345
              1998                                                176,909
              1999                                                237,871
              2000                                                303,765
              2001                                                375,246
              2002                                                453,091
              2003                                                539,426
              2004                                                635,287
              2005                                                739,474
              2006                                                853,931
              2007                                                978,777
              2008                                              1,117,124
              2009                                              1,266,305
              2010                                              1,426,537
              2011                                              1,598,441
              2012                                              1,782,670



                                 EXHIBIT NO. 10i

                    EXECUTIVE SUPPLEMENTAL BENEFIT AGREEMENT

         This AGREEMENT made and entered into effective January l, l995 by and between The Strongsville Savings Bank (the "Bank"), a corporation organized and existing under the laws of the State of Ohio, with its principal office at l4092 Pearl Road, Strongsville, Ohio, and John F. Ziegler (the "Executive").

         WHEREAS, the Executive is and has been an employee of the Bank for many years and currently is serving as the Bank's Vice President;

         WHEREAS, the Bank wishes to recognize that Executive has rendered valuable services to the Bank and has made substantial contributions to the success and growth of the Bank;

         WHEREAS, the Bank wishes to have the benefit of Executive's continued services and to provide an incentive to Executive to continue to provide such services and contribute to the Bank's future success and growth;

         WHEREAS, the Executive is willing to continue in the employ of the Bank and to continue to perform such duties as assigned by the Board of Directors of the Bank, if the Bank provides the benefits specified in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises of the parties and the mutual benefits to be gained by the performance thereof, the parties hereto, intending to be legally bound hereby, agree as follows:

Section l.        Definitions.
----------        ------------

         As used in this Agreement, the following terms shall have the meanings indicated:

         (A) "Bank" shall mean, in addition to The Strongsville Savings Bank, any parent or subsidiary of The Strongsville Savings Bank.

         (B) "Retirement Date" shall mean the first day of any calendar month following the Executive's 65th birthday on which the Executive elects to retire, or such earlier date as the Board of Directors of the Bank, by resolution, may agree to grant Executive early retirement.

Section 2.        Supplemental Retirement Benefits.
----------        ---------------------------------

         Provided that Executive has remained continuously in the employ of the Bank (except for normal vacation time and such other leaves of absence as may be approved by the Board of Directors of the Bank), as of the first day of the calendar month following Executive's Retirement Date and on each annual anniversary date thereafter for a period of twenty (20) years, Executive shall be entitled to an annual Supplemental Retirement Benefit under this Agreement. The annual Supplemental Retirement Benefit shall be the amount payable in accordance with SCHEDULE 1 to this Agreement. At the option of Executive, the annual Supplemental Retirement Benefits provided by Section 2 may be paid by the Bank in a single lump sum, discounted at an annual rate of six percent (6%) per annum applied to each future payment from the time it would have become payable to the date the lump sum is paid.

Section 3.        Disability Benefit.
----------        -------------------

         (a) In the event of the total and permanent disability of Executive while in the employ of the Bank and prior to the Retirement Date, Executive shall receive an annual disability payment in accordance with SCHEDULE 2 to this Agreement, payable in equal monthly installments, commencing on the first day of the month following the final determination of disability. The annual disability payments shall continue until the first day of the calendar month following Executive's Retirement Date, at which time the commencement of Supplemental Retirement Benefits shall occur pursuant to Section 2 hereof.

         (b) For purposes of this Agreement, total disability means your inability to engage in your occupation as a result of a bodily injury or sickness. If this disability lasts for 24 consecutive months, then for the rest of the period of such disability, total disability means your inability to engage in any gainful occupation for which you are fitted due to your education, training and experience. Any one of the following events also constitutes total disability: the total and irrecoverable loss of speech or hearing; the loss of sight of both eyes; the severance of both hands at or above the wrist; the severance of both feet at or above the ankles; or the severance of one entire hand and one entire foot.

         (c) If any dispute arises as to whether the Executive is or was physically or mentally unable to perform his duties pursuant to this Agreement, or whether his disability has ceased and he is able to resume his duties, the parties shall submit such questions to a licensed physician agreed upon by the parties, or, if the parties are unable to agree, to a licensed physician appointed by the President of the Academy of Medicine of Cleveland, Cleveland, Ohio, at the request of either party. The Executive shall submit to such examinations and provide information as such physician may request and the determination of such physical as to Executive's physical or mental condition shall be binding and conclusive on the parties. The Bank agrees to pay the cost of any such physician and examinations.

Section 4.        Death Benefits.
----------        ---------------

         (a) In the event that Executive dies while in the employ of the Bank and prior to the Retirement Date, Executive's designated beneficiary shall succeed to the rights of Executive to receive the Supplemental Retirement Benefit under Section 2 hereof, and the date of Executive's death shall be deemed to be the Retirement Date hereunder. If no beneficiary has been designated by Executive, such amounts shall be paid to Executive's estate in annual installments, it being expressly acknowledged that Executive's estate has the right to demand the lump sum payment of the Supplemental Retirement Benefit.

         (b) Notwithstanding Section 4(a) above, if an Executive commits suicide (while sane or insane) defrauds or makes deceptive statements regarding health or medical history within two years of the effective date of this Agreement, no benefits shall be payable hereunder or under any other provision of this Agreement.

Section 5.        Change in Control of the Bank.
----------        ------------------------------

         (a) This Agreement shall be binding upon and inure to the benefit of all successors and assigns of the Bank and Executive. In the event of a change in control of the Bank and the involuntary termination of Executive other than for Cause (as defined in Section 6(b) hereof) or the voluntary termination of Executive for good Reason (as defined in Section 5(c) hereof) within six (6) months of such change in control, the Bank shall pay to Executive a lump sum payment in accordance with SCHEDULE 3 hereto.

         (b) For purposes of this Agreement, a change in control shall be defined by reference of Part 574 of the regulations of the Office of Thrift Supervision, or any successor provision thereto.

         (c) For purposes of this Agreement, Good Reason shall be defined as:
(i) a change in Executive's status, title, position or responsibilities, which, in Executive's reasonable judgment, does not represent a promotion from or is inconsistent from his or her position immediately prior thereto; (ii) a reduction in base salary; (iii) the relocation of the Bank's principal executive offices or the location at which Executive is required to perform his or her services to a location outside of a l5-mile radius of Strongsville, Ohio; or
(iv) a material reduction in benefits.

Section 6.        Termination for Cause or as a Result of Certain
----------        -----------------------------------------------
                  Regulatory Actions.
                  -------------------

         (a) In the event of the termination of Executive for Cause, the Bank shall have no further obligations under this Agreement.

         (b) For purposes of the Agreement, Cause shall be defined as termination as a result of Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

         (c) If any of the events specified in Section 563.39(b)(2) through (5) of the OTS regulations (or any successor provision thereto) shall occur, Executive's rights under this Agreement shall be determined in accordance with the provisions of such Sections.

Section 7.        Funding of Benefits.
----------        --------------------

         The benefits provided under this Agreement shall be unfunded and shall be made by the Bank from its general assets. The Bank will not establish any special or separate fund or make any other segregation of assets to assure the payment of benefits hereunder. The right of Executive or any successor or assign of Executive to receive payments under this Agreement shall be no greater than the rights of an unsecured creditor of the Bank.

Section 8.        Notices.
----------        --------

         All notices or other communications under this Agreement shall be made in writing as follows:

         (a)      If to the Bank:

                  Corporate Secretary
                  The Strongsville Savings Bank
                  l4092 Pearl Road
                  Strongsville, Ohio  44l36

         (b)      If to the Executive:

                       Mr. John F. Ziegler
                       17889 Monterey Pine Dr.
                       Strongsville, Ohio 44136

Section 9.        Claims Procedures.
----------        ------------------

         Claims under this Agreement shall be made in writing by Executive or his duly authorized representative pursuant to Section 8 hereof. All claims shall be processed within l5 days of receipt by the Bank. If a claim under this Agreement is wholly or partially denied, the Bank shall provide a written notice to the Executive within five (5) business days of such denial, setting forth:

         (a)      The specific reason or reasons for the denial;

         (b) Specific reference to the pertinent provisions of this Agreement upon which the denial is based; and

         (c) A description of any additional material or information necessary for Executive to perfect the claim and an explanation of why such material or information is necessary.

         Within 15 days of receipt of such additional material or information or receipt of Executive's request for a review of the denial of his claim, the Bank shall provide Executive with its final determination of his claim.

         In the event that Executive disputes the Bank's final determination of his claim, such dispute shall be subject to final and binding arbitration in the City of Cleveland, County of Cuyahoga, Ohio, pursuant to the rules and procedures of the American Arbitration Association.

Section 10.       Payment of Taxes.
-----------       -----------------

         The Bank shall have the right to deduct from all benefits paid hereunder any Federal, state or local taxes required by law to be withheld with respect to such benefit payments.

Section 11.       No Attachment.
-----------       --------------

         Neither this Agreement nor any benefit payable under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be void and of no effect.

Section 12.       Entire Agreement:  No Employment Agreement.
-----------       -------------------------------------------

         This Agreement contains the entire understanding between the parties hereto with respect to the matters covered herein, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided in this Agreement. This Agreement shall not be construed as an employment contract, nor shall it be construed in any manner so as to restrict the Bank's or the Executive's ability to terminate his/her employment with the Bank.

Section 13.       Amendment.
-----------       ----------

         This Agreement may not be modified or amended by the parties hereto except by an instrument in writing signed by all of the parties.

Section 14.       Severability.
-----------       -------------

         If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement shall, to the full extent consistent with the law, continue in full force and effect.

Section 15.       Headings.
-----------       ---------

         The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 16.       Governing Law.
-----------       --------------

         This Agreement was made and entered into in the State of Ohio and the laws of said State shall govern the interpretation, construction and legal effect of this Agreement and the rights and liabilities of the parties hereto.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed, sealed and attested on its behalf by its duly authorized officers and the Executive has hereunto set his/her hand as of the day and year first above written.

ATTEST:                                THE STRONGSVILLE SAVINGS BANK

/s/ Paula M. Dewey                         /s/ Thomas P. Perciak
---------------------------------      ---------------------------------------
                                       BY: [name]  Thomas P. Perciak
                                           [title] President

                                       [Corporate Seal]

WITNESS:

/s/ Cynthia Gannon                         /s/ John F. Ziegler
---------------------------------      ---------------------------------------
                                       [name]  John F. Ziegler
                                       [title] Vice President - Chief Financial
                                         Executive                    Officer

                                   SCHEDULE 1
                                   ----------

                  POST-RETIREMENT BENEFIT FOR: JOHN F. ZIEGLER

The benefit payable to John F. Ziegler at retirement (age 65) is $25,647 annually for a period of twenty (20) years.

                                   SCHEDULE 2
                                   ----------

                    DISABILITY BENEFITS FOR: JOHN F. ZIEGLER

In the case of your total disability prior to retirement, you will receive an annual benefit of $10,239. Benefits will continue as long as you are totally disabled, but no longer than age 65, at which time the Supplemental Retirement Benefits shall be paid under the provisions of Section 2.

                                   SCHEDULE 3
                                   ----------

                   SUMMARY OF BENEFITS FOR: JOHN F. ZIEGLER

               Year of Change               Lump Sum Payment
               --------------               ----------------

                  1995                      $    3,660
                  1996                           8,936
                  1997                          16,948
                  1998                          25,589
                  1999                          34,939
                  2000                          45,073
                  2001                          56,093
                  2002                          68,114
                  2003                          81,448
                  2004                          96,302
                  2005                         112,423
                  2006                         130,212
                  2007                         149,722
                  2008                         171,012
                  2009                         194,138
                  2010                         219,134
                  2011                         246,138
                  2012                         275,236
                  2013                         306,639
                  2014                         340,063
                  2015                         375,637
                  2016                         413,496
                  2017                         453,788

                                 EXHIBIT NO. 10j

                    EXECUTIVE SUPPLEMENTAL BENEFIT AGREEMENT

         This AGREEMENT made and entered into effective January l, l995 by and between The Strongsville Savings Bank (the "Bank"), a corporation organized and existing under the laws of the State of Ohio, with its principal office at l4092 Pearl Road, Strongsville, Ohio, and Dean R. Anaya (the "Executive").

         WHEREAS, the Executive is and has been an employee of the Bank for many years and currently is serving as the Bank's Vice President of Mortgage Lending;;

         WHEREAS, the Bank wishes to recognize that Executive has rendered valuable services to the Bank and has made substantial contributions to the success and growth of the Bank;

         WHEREAS, the Bank wishes to have the benefit of Executive's continued services and to provide an incentive to Executive to continue to provide such services and contribute to the Bank's future success and growth;

         WHEREAS, the Executive is willing to continue in the employ of the Bank and to continue to perform such duties as assigned by the Board of Directors of the Bank, if the Bank provides the benefits specified in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises of the parties and the mutual benefits to be gained by the performance thereof, the parties hereto, intending to be legally bound hereby, agree as follows:

Section l.        Definitions.
----------        ------------

         As used in this Agreement, the following terms shall have the meanings indicated:

         (A) "Bank" shall mean, in addition to The Strongsville Savings Bank, any parent or subsidiary of The Strongsville Savings Bank.

         (B) "Retirement Date" shall mean the first day of any calendar month following the Executive's 65th birthday on which the Executive elects to retire, or such earlier date as the Board of Directors of the Bank, by resolution, may agree to grant Executive early retirement.

Section 2.        Supplemental Retirement Benefits.
----------        ---------------------------------

         Provided that Executive has remained continuously in the employ of the Bank (except for normal vacation time and such other leaves of absence as may be approved by the Board of Directors of the Bank), as of the first day of the calendar month following Executive's Retirement Date and on each annual anniversary date thereafter for a period of twenty (20) years, Executive shall be entitled to an annual Supplemental Retirement Benefit under this Agreement. The annual Supplemental Retirement Benefit shall be the amount payable in accordance with SCHEDULE 1 to this Agreement. At the option of Executive, the annual Supplemental Retirement Benefits provided by Section 2 may be paid by the Bank in a single lump sum, discounted at an annual rate of six percent (6%) per annum applied to each future payment from the time it would have become payable to the date the lump sum is paid.

Section 3.        Disability Benefit.
----------        -------------------

         (a) In the event of the total and permanent disability of Executive while in the employ of the Bank and prior to the Retirement Date, Executive shall receive an annual disability payment in accordance with SCHEDULE 2 to this Agreement, payable in equal monthly installments, commencing on the first day of the month following the final determination of disability. The annual disability payments shall continue until the first day of the calendar month following Executive's Retirement Date, at which time the commencement of Supplemental Retirement Benefits shall occur pursuant to Section 2 hereof.

         (b) For purposes of this Agreement, total disability means your inability to engage in your occupation as a result of a bodily injury or sickness. If this disability lasts for 24 consecutive months, then for the rest of the period of such disability, total disability means your inability to engage in any gainful occupation for which you are fitted due to your education, training and experience. Any one of the following events also constitutes total disability: the total and irrecoverable loss of speech or hearing; the loss of sight of both eyes; the severance of both hands at or above the wrist; the severance of both feet at or above the ankles; or the severance of one entire hand and one entire foot.

         (c) If any dispute arises as to whether the Executive is or was physically or mentally unable to perform his duties pursuant to this Agreement, or whether his disability has ceased and he is able to resume his duties, the parties shall submit such questions to a licensed physician agreed upon by the parties, or, if the parties are unable to agree, to a licensed physician appointed by the President of the Academy of Medicine of Cleveland, Cleveland, Ohio, at the request of either party. The Executive shall submit to such examinations and provide information as such physician may request and the determination of such physical as to Executive's physical or mental condition shall be binding and conclusive on the parties. The Bank agrees to pay the cost of any such physician and examinations.

Section 4.        Death Benefits.
----------        ---------------

         (a) In the event that Executive dies while in the employ of the Bank and prior to the Retirement Date, Executive's designated beneficiary shall succeed to the rights of Executive to receive the Supplemental Retirement Benefit under Section 2 hereof, and the date of Executive's death shall be deemed to be the Retirement Date hereunder. If no beneficiary has been designated by Executive, such amounts shall be paid to Executive's estate in annual installments, it being expressly acknowledged that Executive's estate has the right to demand the lump sum payment of the Supplemental Retirement Benefit.

         (b) Notwithstanding Section 4(a) above, if an Executive commits suicide (while sane or insane) defrauds or makes deceptive statements regarding health or medical history within two years of the effective date of this Agreement, no benefits shall be payable hereunder or under any other provision of this Agreement.

Section 5.        Change in Control of the Bank.
----------        ------------------------------

         (a) This Agreement shall be binding upon and inure to the benefit of all successors and assigns of the Bank and Executive. In the event of a change in control of the Bank and the involuntary termination of Executive other than for Cause (as defined in Section 6(b) hereof) or the voluntary termination of Executive for good Reason (as defined in Section 5(c) hereof) within six (6) months of such change in control, the Bank shall pay to Executive a lump sum payment in accordance with SCHEDULE 3 hereto.

         (b) For purposes of this Agreement, a change in control shall be defined by reference of Part 574 of the regulations of the Office of Thrift Supervision, or any successor provision thereto.

         (c) For purposes of this Agreement, Good Reason shall be defined as:
(i) a change in Executive's status, title, position or responsibilities, which, in Executive's reasonable judgment, does not represent a promotion from or is inconsistent from his or her position immediately prior thereto; (ii) a reduction in base salary; (iii) the relocation of the Bank's principal executive offices or the location at which Executive is required to perform his or her services to a location outside of a l5-mile radius of Strongsville, Ohio; or
(iv) a material reduction in benefits.

Section 6.        Termination for Cause or as a Result of Certain
----------        -----------------------------------------------
                  Regulatory Actions.
                  -------------------

         (a) In the event of the termination of Executive for Cause, the Bank shall have no further obligations under this Agreement.

         (b) For purposes of the Agreement, Cause shall be defined as termination as a result of Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

         (c) If any of the events specified in Section 563.39(b)(2) through (5) of the OTS regulations (or any successor provision thereto) shall occur, Executive's rights under this Agreement shall be determined in accordance with the provisions of such Sections.

Section 7.        Funding of Benefits.
----------        --------------------

         The benefits provided under this Agreement shall be unfunded and shall be made by the Bank from its general assets. The Bank will not establish any special or separate fund or make any other segregation of assets to assure the payment of benefits hereunder. The right of Executive or any successor or assign of Executive to receive payments under this Agreement shall be no greater than the rights of an unsecured creditor of the Bank.

Section 8.        Notices.
----------        --------

         All notices or other communications under this Agreement shall be made in writing as follows:

         (a)      If to the Bank:

                  Corporate Secretary
                  The Strongsville Savings Bank
                  l4092 Pearl Road
                  Strongsville, Ohio  44l36

         (b)      If to the Executive:

                       Mr. Dean R. Anaya
                       204 Best Drive
                       Berea, Ohio 44017

Section 9.        Claims Procedures.
----------        ------------------

         Claims under this Agreement shall be made in writing by Executive or his duly authorized representative pursuant to Section 8 hereof. All claims shall be processed within l5 days of receipt by the Bank. If a claim under this Agreement is wholly or partially denied, the Bank shall provide a written notice to the Executive within five (5) business days of such denial, setting forth:

         (a)      The specific reason or reasons for the denial;

         (b) Specific reference to the pertinent provisions of this Agreement upon which the denial is based; and

         (c) A description of any additional material or information necessary for Executive to perfect the claim and an explanation of why such material or information is necessary.

         Within 15 days of receipt of such additional material or information or receipt of Executive's request for a review of the denial of his claim, the Bank shall provide Executive with its final determination of his claim.

         In the event that Executive disputes the Bank's final determination of his claim, such dispute shall be subject to final and binding arbitration in the City of Cleveland, County of Cuyahoga, Ohio, pursuant to the rules and procedures of the American Arbitration Association.

Section 10.       Payment of Taxes.
-----------       -----------------

         The Bank shall have the right to deduct from all benefits paid hereunder any Federal, state or local taxes required by law to be withheld with respect to such benefit payments.

Section 11.       No Attachment.
-----------       --------------

         Neither this Agreement nor any benefit payable under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be void and of no effect.


Section 12.       Entire Agreement:  No Employment Agreement.
-----------       -------------------------------------------

         This Agreement contains the entire understanding between the parties hereto with respect to the matters covered herein, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided in this Agreement. This Agreement shall not be construed as an employment contract, nor shall it be construed in any manner so as to restrict the Bank's or the Executive's ability to terminate his/her employment with the Bank.

Section 13.       Amendment.
-----------       ----------

         This Agreement may not be modified or amended by the parties hereto except by an instrument in writing signed by all of the parties.

Section 14.       Severability.
-----------       -------------

         If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement shall, to the full extent consistent with the law, continue in full force and effect.

Section 15.       Headings.
-----------       ---------

         The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 16.       Governing Law.
-----------       --------------

         This Agreement was made and entered into in the State of Ohio and the laws of said State shall govern the interpretation, construction and legal effect of this Agreement and the rights and liabilities of the parties hereto.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed, sealed and attested on its behalf by its duly authorized officers and the Executive has hereunto set his/her hand as of the day and year first above written.

ATTEST:                                 THE STRONGSVILLE SAVINGS BANK

/s/ Paula M. Dewey                      /s/ John F. Ziegler
---------------------------------       ---------------------------------------
                                        BY:  [name]  John F. Ziegler
                                             [title] Vice President

                                        [Corporate Seal]

WITNESS:

/s/ Cynthia Gannon                      /s/ Dean R. Anaya
---------------------------------       ---------------------------------------
                                             [name]  Dean R. Anaya
                                             [title] Vice President
                                             Executive

                                   SCHEDULE 1
                                   ----------




                   POST-RETIREMENT BENEFIT FOR: DEAN R. ANAYA



The benefit payable to Dean R. Anaya at retirement (age 65) is $10,943 annually for a period of twenty (20) years.

                                   SCHEDULE 2
                                   ----------




                     DISABILITY BENEFITS FOR: DEAN R. ANAYA





In the case of your total disability prior to retirement, you will receive an annual benefit of $5,642. Benefits will continue as long as you are totally disabled, but no longer than age 65, at which time the Supplemental Retirement Benefits shall be paid under the provisions of Article 2.

                                   SCHEDULE 3
                                   ----------


                    SUMMARY OF BENEFITS FOR: DEAN R. ANAYA

               Under Section 5.  Change in Control of the Bank

                Year of Change                Lump Sum Payment
                ------------                  ----------------

                   1995                          $      2,030
                   1996                                 5,089
                   1997                                 9,141
                   1998                                13,496
                   1999                                18,191
                   2000                                23,277
                   2001                                28,798
                   2002                                34,814
                   2003                                41,488
                   2004                                48,907
                   2005                                56,970
                   2006                                65,837
                   2007                                75,525
                   2008                                86,044
                   2009                                97,407
                   2010                               109,836
                   2011                               123,174
                   2012                               137,475
                   2013                               152,680
                   2014                               168,777

                                 EXHIBIT NO. 10k

                    EXECUTIVE SUPPLEMENTAL BENEFIT AGREEMENT

         This AGREEMENT made and entered into effective January l, l995 by and between The Strongsville Savings Bank (the "Bank"), a corporation organized and existing under the laws of the State of Ohio, with its principal office at l4092 Pearl Road, Strongsville, Ohio, and Paula M. Dewey (the "Executive").

         WHEREAS, the Executive is and has been an employee of the Bank for many years and currently is serving as the Bank's Vice President-Corporate
Secretary;

         WHEREAS, the Bank wishes to recognize that Executive has rendered valuable services to the Bank and has made substantial contributions to the success and growth of the Bank;

         WHEREAS, the Bank wishes to have the benefit of Executive's continued services and to provide an incentive to Executive to continue to provide such services and contribute to the Bank's future success and growth;

         WHEREAS, the Executive is willing to continue in the employ of the Bank and to continue to perform such duties as assigned by the Board of Directors of the Bank, if the Bank provides the benefits specified in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises of the parties and the mutual benefits to be gained by the performance thereof, the parties hereto, intending to be legally bound hereby, agree as follows:

Section l.        Definitions.
----------        ------------

         As used in this Agreement, the following terms shall have the meanings indicated:

         (A) "Bank" shall mean, in addition to The Strongsville Savings Bank, any parent or subsidiary of The Strongsville Savings Bank.

         (B) "Retirement Date" shall mean the first day of any calendar month following the Executive's 65th birthday on which the Executive elects to retire, or such earlier date as the Board of Directors of the Bank, by resolution, may agree to grant Executive early retirement.

Section 2.        Supplemental Retirement Benefits.
----------        ---------------------------------

         Provided that Executive has remained continuously in the employ of the Bank (except for normal vacation time and such other leaves of absence as may be approved by the Board of Directors of the Bank), as of the first day of the calendar month following Executive's Retirement Date and on each annual anniversary date thereafter for a period of twenty (20) years, Executive shall be entitled to an annual Supplemental Retirement Benefit under this Agreement. The annual Supplemental Retirement Benefit shall be the amount payable in accordance with SCHEDULE 1 to this Agreement. At the option of Executive, the annual Supplemental Retirement Benefits provided by Section 2 may be paid by the Bank in a single lump sum, discounted at an annual rate of six percent (6%) per annum applied to each future payment from the time it would have become payable to the date the lump sum is paid.

Section 3.        Disability Benefit.
----------        -------------------

         (a) In the event of the total and permanent disability of Executive while in the employ of the Bank and prior to the Retirement Date, Executive shall receive an annual disability payment in accordance with SCHEDULE 2 to this Agreement, payable in equal monthly installments, commencing on the first day of the month following the final determination of disability. The annual disability payments shall continue until the first day of the calendar month following Executive's Retirement Date, at which time the commencement of Supplemental Retirement Benefits shall occur pursuant to Section 2 hereof.

         (b) For purposes of this Agreement, total disability means your inability to engage in your occupation as a result of a bodily injury or sickness. If this disability lasts for 24 consecutive months, then for the rest of the period of such disability, total disability means your inability to engage in any gainful occupation for which you are fitted due to your education, training and experience. Any one of the following events also constitutes total disability: the total and irrecoverable loss of speech or hearing; the loss of sight of both eyes; the severance of both hands at or above the wrist; the severance of both feet at or above the ankles; or the severance of one entire hand and one entire foot.

         (c) If any dispute arises as to whether the Executive is or was physically or mentally unable to perform his duties pursuant to this Agreement, or whether his disability has ceased and he is able to resume his duties, the parties shall submit such questions to a licensed physician agreed upon by the parties, or, if the parties are unable to agree, to a licensed physician appointed by the President of the Academy of Medicine of Cleveland, Cleveland, Ohio, at the request of either party. The Executive shall submit to such examinations and provide information as such physician may request and the determination of such physical as to Executive's physical or mental condition shall be binding and conclusive on the parties. The Bank agrees to pay the cost of any such physician and examinations.

Section 4.        Death Benefits.
----------        ---------------

         (a) In the event that Executive dies while in the employ of the Bank and prior to the Retirement Date, Executive's designated beneficiary shall succeed to the rights of Executive to receive the Supplemental Retirement Benefit under Section 2 hereof, and the date of Executive's death shall be deemed to be the Retirement Date hereunder. If no beneficiary has been designated by Executive, such amounts shall be paid to Executive's estate in annual installments, it being expressly acknowledged that Executive's estate has the right to demand the lump sum payment of the Supplemental Retirement Benefit.

         (b) Notwithstanding Section 4(a) above, if an Executive commits suicide (while sane or insane) defrauds or makes deceptive statements regarding health or medical history within two years of the effective date of this Agreement, no benefits shall be payable hereunder or under any other provision of this Agreement.

Section 5.        Change in Control of the Bank.
----------        ------------------------------

         (a) This Agreement shall be binding upon and inure to the benefit of all successors and assigns of the Bank and Executive. In the event of a change in control of the Bank and the involuntary termination of Executive other than for Cause (as defined in Section 6(b) hereof) or the voluntary termination of Executive for good Reason (as defined in Section 5(c) hereof) within six (6) months of such change in control, the Bank shall pay to Executive a lump sum payment in accordance with SCHEDULE 3 hereto.

         (b) For purposes of this Agreement, a change in control shall be defined by reference of Part 574 of the regulations of the Office of Thrift Supervision, or any successor provision thereto.

         (c) For purposes of this Agreement, Good Reason shall be defined as:
(i) a change in Executive's status, title, position or responsibilities, which, in Executive's reasonable judgment, does not represent a promotion from or is inconsistent from his or her position immediately prior thereto; (ii) a reduction in base salary; (iii) the relocation of the Bank's principal executive offices or the location at which Executive is required to perform his or her services to a location outside of a l5-mile radius of Strongsville, Ohio; or
(iv) a material reduction in benefits.

Section 6.        Termination for Cause or as a Result of Certain
----------        -----------------------------------------------
                  Regulatory Actions.
                  -------------------

         (a) In the event of the termination of Executive for Cause, the Bank shall have no further obligations under this Agreement.

         (b) For purposes of the Agreement, Cause shall be defined as termination as a result of Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

         (c) If any of the events specified in Section 563.39(b)(2) through (5) of the OTS regulations (or any successor provision thereto) shall occur, Executive's rights under this Agreement shall be determined in accordance with the provisions of such Sections.

Section 7.        Funding of Benefits.
----------        --------------------

         The benefits provided under this Agreement shall be unfunded and shall be made by the Bank from its general assets. The Bank will not establish any special or separate fund or make any other segregation of assets to assure the payment of benefits hereunder. The right of Executive or any successor or assign of Executive to receive payments under this Agreement shall be no greater than the rights of an unsecured creditor of the Bank.

Section 8.        Notices.
----------        --------

         All notices or other communications under this Agreement shall be made in writing as follows:

         (a)      If to the Bank:

                  Corporate Secretary
                  The Strongsville Savings Bank
                  l4092 Pearl Road
                  Strongsville, Ohio  44l36

         (b)      If to the Executive:

                  Ms. Paula M. Dewey
                  3892 Skyview Drive
                  Brunswick, Ohio 44212

Section 9.        Claims Procedures.
----------        ------------------

         Claims under this Agreement shall be made in writing by Executive or his duly authorized representative pursuant to Section 8 hereof. All claims shall be processed within l5 days of receipt by the Bank. If a claim under this Agreement is wholly or partially denied, the Bank shall provide a written notice to the Executive within five (5) business days of such denial, setting forth:

         (a) The specific reason or reasons for the denial;

         (b) Specific reference to the pertinent provisions of this Agreement upon which the denial is based; and

         (c) A description of any additional material or information necessary for Executive to perfect the claim and an explanation of why such material or information is necessary.

         Within 15 days of receipt of such additional material or information or receipt of Executive's request for a review of the denial of his claim, the Bank shall provide Executive with its final determination of his claim.

         In the event that Executive disputes the Bank's final determination of his claim, such dispute shall be subject to final and binding arbitration in the City of Cleveland, County of Cuyahoga, Ohio, pursuant to the rules and procedures of the American Arbitration Association.

Section 10.       Payment of Taxes.
-----------       -----------------

         The Bank shall have the right to deduct from all benefits paid hereunder any Federal, state or local taxes required by law to be withheld with respect to such benefit payments.

Section 11.       No Attachment.
-----------       --------------

         Neither this Agreement nor any benefit payable under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be void and of no effect.

Section 12.       Entire Agreement:  No Employment Agreement.
-----------       -------------------------------------------

         This Agreement contains the entire understanding between the parties hereto with respect to the matters covered herein, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided in this Agreement. This Agreement shall not be construed as an employment contract, nor shall it be construed in any manner so as to restrict the Bank's or the Executive's ability to terminate his/her employment with the Bank.

Section 13.       Amendment.
-----------       ----------

         This Agreement may not be modified or amended by the parties hereto except by an instrument in writing signed by all of the parties.

Section 14.       Severability.
-----------       -------------

         If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement shall, to the full extent consistent with the law, continue in full force and effect.

Section 15.       Headings.
-----------       ---------

         The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 16.       Governing Law.
-----------       --------------

         This Agreement was made and entered into in the State of Ohio and the laws of said State shall govern the interpretation, construction and legal effect of this Agreement and the rights and liabilities of the parties hereto.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed, sealed and attested on its behalf by its duly authorized officers and the Executive has hereunto set his/her hand as of the day and year first above written.

ATTEST:                                      THE STRONGSVILLE SAVINGS BANK

/s/ Thomas P. Perciak                        /s/ John F. Ziegler
----------------------------                 -----------------------------
                                             BY: [name] John F. Ziegler
                                                  [title] Vice President

                                             [Corporate Seal]

WITNESS:

/s/ Cynthia W. Gannon                        /s/ Paula M. Dewey
----------------------------                 -----------------------------
                                             [name] Paula M. Dewey
                                             [title] Vice President
                                             Executive Corporate Secretary

                                   SCHEDULE 1
                                   ----------

                  POST-RETIREMENT BENEFITS FOR: PAULA M. DEWEY

The benefit payable to Paula M. Dewey at retirement (age 65) is $26,148 annually for a period of twenty (20) years.

                                   SCHEDULE 2
                                   ----------

                    DISABILITY BENEFITS FOR: PAULA M. DEWEY

In case of your total disability prior to retirement, you will receive an annual benefit of $17,124. Benefits will continue as long as you are totally disabled, but no longer than age 65, at which time the Supplemental Retirement Benefits shall be paid under the provisions of Section 2.

                                   SCHEDULE 3

                    SUMMARY OF BENEFITS FOR: PAULA M. DEWEY

                 UNDER SECTION 5. CHANGE IN CONTROL OF THE BANK

              Year of Change                     Lump Sum Payment
              --------------                     ----------------
                  1995                                  6,094
                  1996                                 15,900
                  1997                                 29,291
                  1998                                 43,864
                  1999                                 59,729
                  2000                                 76,943
                  2001                                 95,582
                  2002                                115,741
                  2003                                137,961
                  2004                                162,435
                  2005                                189,610
                  2006                                219,346
                  2007                                251,751
                  2008                                286,956
                  2009                                325,113

                                 EXHIBIT NO. 10L

                    EXECUTIVE SUPPLEMENTAL BENEFIT AGREEMENT

         This AGREEMENT made and entered into effective January l, l995 by and between The Strongsville Savings Bank (the "Bank"), a corporation organized and existing under the laws of the State of Ohio, with its principal office at l4092 Pearl Road, Strongsville, Ohio, and Cynthia W. Gannon (the "Executive").

         WHEREAS, the Executive is and has been an employee of the Bank for many years and currently is serving as the Bank's Treasurer;

         WHEREAS, the Bank wishes to recognize that Executive has rendered valuable services to the Bank and has made substantial contributions to the success and growth of the Bank;

         WHEREAS, the Bank wishes to have the benefit of Executive's continued services and to provide an incentive to Executive to continue to provide such services and contribute to the Bank's future success and growth;

         WHEREAS, the Executive is willing to continue in the employ of the Bank and to continue to perform such duties as assigned by the Board of Directors of the Bank, if the Bank provides the benefits specified in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises of the parties and the mutual benefits to be gained by the performance thereof, the parties hereto, intending to be legally bound hereby, agree as follows:

Section l.        Definitions.
----------        ------------

         As used in this Agreement, the following terms shall have the meanings indicated:

         (A) "Bank" shall mean, in addition to The Strongsville Savings Bank, any parent or subsidiary of The Strongsville Savings Bank.

         (B) "Retirement Date" shall mean the first day of any calendar month following the Executive's 65th birthday on which the Executive elects to retire, or such earlier date as the Board of Directors of the Bank, by resolution, may agree to grant Executive early retirement.

Section 2.        Supplemental Retirement Benefits.
----------        ---------------------------------

         Provided that Executive has remained continuously in the employ of the Bank (except for normal vacation time and such other leaves of absence as may be approved by the Board of Directors of the Bank), as of the first day of the calendar month following Executive's Retirement Date and on each annual anniversary date thereafter for a period of twenty (20) years, Executive shall be entitled to an annual Supplemental Retirement Benefit under this Agreement. The annual Supplemental Retirement Benefit shall be the amount payable in accordance with SCHEDULE 1 to this Agreement. At the option of Executive, the annual Supplemental Retirement Benefits provided by Section 2 may be paid by the Bank in a single lump sum, discounted at an annual rate of six percent (6%) per annum applied to each future payment from the time it would have become payable to the date the lump sum is paid.

Section 3.        Disability Benefit.
----------        -------------------

         (a) In the event of the total and permanent disability of Executive while in the employ of the Bank and prior to the Retirement Date, Executive shall receive an annual disability payment in accordance with SCHEDULE 2 to this Agreement, payable in equal monthly installments, commencing on the first day of the month following the final determination of disability. The annual disability payments shall continue until the first day of the calendar month following Executive's Retirement Date, at which time the commencement of Supplemental Retirement Benefits shall occur pursuant to Section 2 hereof.

         (b) For purposes of this Agreement, total disability means your inability to engage in your occupation as a result of a bodily injury or sickness. If this disability lasts for 24 consecutive months, then for the rest of the period of such disability, total disability means your inability to engage in any gainful occupation for which you are fitted due to your education, training and experience. Any one of the following events also constitutes total disability: the total and irrecoverable loss of speech or hearing; the loss of sight of both eyes; the severance of both hands at or above the wrist; the severance of both feet at or above the ankles; or the severance of one entire hand and one entire foot.

         (c) If any dispute arises as to whether the Executive is or was physically or mentally unable to perform his duties pursuant to this Agreement, or whether his disability has ceased and he is able to resume his duties, the parties shall submit such questions to a licensed physician agreed upon by the parties, or, if the parties are unable to agree, to a licensed physician appointed by the President of the Academy of Medicine of Cleveland, Cleveland, Ohio, at the request of either party. The Executive shall submit to such examinations and provide information as such physician may request and the determination of such physical as to Executive's physical or mental condition shall be binding and conclusive on the parties. The Bank agrees to pay the cost of any such physician and examinations.

Section 4.        Death Benefits.
----------        ---------------

         (a) In the event that Executive dies while in the employ of the Bank and prior to the Retirement Date, Executive's designated beneficiary shall succeed to the rights of Executive to receive the Supplemental Retirement Benefit under Section 2 hereof, and the date of Executive's death shall be deemed to be the Retirement Date hereunder. If no beneficiary has been designated by Executive, such amounts shall be paid to Executive's estate in annual installments, it being expressly acknowledged that Executive's estate has the right to demand the lump sum payment of the Supplemental Retirement Benefit.

         (b) Notwithstanding Section 4(a) above, if an Executive commits suicide (while sane or insane) defrauds or makes deceptive statements regarding health or medical history within two years of the effective date of this Agreement, no benefits shall be payable hereunder or under any other provision of this Agreement.

Section 5.        Change in Control of the Bank.
----------        ------------------------------

         (a) This Agreement shall be binding upon and inure to the benefit of all successors and assigns of the Bank and Executive. In the event of a change in control of the Bank and the involuntary termination of Executive other than for Cause (as defined in Section 6(b) hereof) or the voluntary termination of Executive for good Reason (as defined in Section 5(c) hereof) within six (6) months of such change in control, the Bank shall pay to Executive a lump sum payment in accordance with SCHEDULE 3 hereto.

         (b) For purposes of this Agreement, a change in control shall be defined by reference of Part 574 of the regulations of the Office of Thrift Supervision, or any successor provision thereto.

         (c) For purposes of this Agreement, Good Reason shall be defined as:
(i) a change in Executive's status, title, position or responsibilities, which, in Executive's reasonable judgment, does not represent a promotion from or is inconsistent from his or her position immediately prior thereto; (ii) a reduction in base salary; (iii) the relocation of the Bank's principal executive offices or the location at which Executive is required to perform his or her services to a location outside of a l5-mile radius of Strongsville, Ohio; or
(iv) a material reduction in benefits.

Section 6.        Termination for Cause or as a Result of Certain
----------        -----------------------------------------------
                  Regulatory Actions.
                  -------------------

         (a) In the event of the termination of Executive for Cause, the Bank shall have no further obligations under this Agreement.

         (b) For purposes of the Agreement, Cause shall be defined as termination as a result of Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

         (c) If any of the events specified in Section 563.39(b)(2) through (5) of the OTS regulations (or any successor provision thereto) shall occur, Executive's rights under this Agreement shall be determined in accordance with the provisions of such Sections.

Section 7.        Funding of Benefits.
----------        --------------------

         The benefits provided under this Agreement shall be unfunded and shall be made by the Bank from its general assets. The Bank will not establish any special or separate fund or make any other segregation of assets to assure the payment of benefits hereunder. The right of Executive or any successor or assign of Executive to receive payments under this Agreement shall be no greater than the rights of an unsecured creditor of the Bank.

Section 8.        Notices.
----------        --------

         All notices or other communications under this Agreement shall be made in writing as follows:

         (a)      If to the Bank:

                  Corporate Secretary
                  The Strongsville Savings Bank
                  l4092 Pearl Road
                  Strongsville, Ohio  44l36

         (b)      If to the Executive:

                  Ms. Cynthia W. Gannon
                  409 Nantucket Drive
                  Avon Lake, Ohio 44012

Section 9.        Claims Procedures.
----------        ------------------

         Claims under this Agreement shall be made in writing by Executive or his duly authorized representative pursuant to Section 8 hereof. All claims shall be processed within l5 days of receipt by the Bank. If a claim under this Agreement is wholly or partially denied, the Bank shall provide a written notice to the Executive within five (5) business days of such denial, setting forth:

         (a) The specific reason or reasons for the denial;

         (b) Specific reference to the pertinent provisions of this Agreement upon which the denial is based; and

         (c) A description of any additional material or information necessary for Executive to perfect the claim and an explanation of why such material or information is necessary.

         Within 15 days of receipt of such additional material or information or receipt of Executive's request for a review of the denial of his claim, the Bank shall provide Executive with its final determination of his claim.

         In the event that Executive disputes the Bank's final determination of his claim, such dispute shall be subject to final and binding arbitration in the City of Cleveland, County of Cuyahoga, Ohio, pursuant to the rules and procedures of the American Arbitration Association.

Section 10.       Payment of Taxes.
-----------       -----------------

         The Bank shall have the right to deduct from all benefits paid hereunder any Federal, state or local taxes required by law to be withheld with respect to such benefit payments.

Section 11.       No Attachment.
-----------       --------------

         Neither this Agreement nor any benefit payable under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be void and of no effect.

Section 12.       Entire Agreement:  No Employment Agreement.
-----------       -------------------------------------------

         This Agreement contains the entire understanding between the parties hereto with respect to the matters covered herein, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided in this Agreement. This Agreement shall not be construed as an employment contract, nor shall it be construed in any manner so as to restrict the Bank's or the Executive's ability to terminate his/her employment with the Bank.

Section 13.       Amendment.
-----------       ----------

         This Agreement may not be modified or amended by the parties hereto except by an instrument in writing signed by all of the parties.

Section 14.       Severability.
-----------       -------------

         If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement shall, to the full extent consistent with the law, continue in full force and effect.

Section 15.       Headings.
-----------       ---------

         The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 16.       Governing Law.
-----------       --------------

         This Agreement was made and entered into in the State of Ohio and the laws of said State shall govern the interpretation, construction and legal effect of this Agreement and the rights and liabilities of the parties hereto.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed, sealed and attested on its behalf by its duly authorized officers and the Executive has hereunto set his/her hand as of the day and year first above written.

ATTEST:                             THE STRONGSVILLE SAVINGS BANK

/s/ Paula M. Dewey                  /s/ John F. Ziegler
-----------------------             ---------------------------------------
                                    BY: [name]  John F. Ziegler
                                         [title] Vice President

                                    [Corporate Seal]

WITNESS:

/s/ Thomas P. Perciak               /s/ Cynthia W. Gannon
-----------------------             ---------------------------------------
                                    [name]   Cynthia W. Gannon
                                    [title] Vice President - Treasurer
                                    Executive

                                   SCHEDULE 1
                                   ----------

                 POST-RETIREMENT BENEFITS FOR: CYNTHIA W. GANNON

The benefit payable to Cynthia W. Gannon at retirement (age 65) is $6,668 annually for a period of twenty (20) years.

                                   SCHEDULE 2
                                   ----------

                   DISABILITY BENEFITS FOR: CYNTHIA W. GANNON

In the case of your total disability prior to retirement, you will receive an annual benefit of $1,872. Benefits will continue as long as you are totally disabled, but no longer than age 65, at which time the Supplemental Retirement Benefits shall be paid under the provisions of Section 2.

                                   SCHEDULE 3
                                   ----------

                   SUMMARY OF BENEFITS FOR: CYNTHIA W. GANNON

                 UNDER SECTION 5. CHANGE IN CONTROL OF THE BANK

           Year of Change                                     Lump Sum Payment
           --------------                                     ----------------
               1995                                                $   813
               1996                                                  1,525
               1997                                                  3,079
               1998                                                  4,782
               1999                                                  6,637
               2000                                                  8,656
               2001                                                 10,857
               2002                                                 13,255
               2003                                                 15,908
               2004                                                 18,858
               2005                                                 22,020
               2006                                                 25,504
               2007                                                 29,330
               2008                                                 33,499
               2009                                                 38,040
               2010                                                 42,974
               2011                                                 48,326
               2012                                                 54,129
               2013                                                 60,347
               2014                                                 67,007
               2015                                                 74,149
               2016                                                 81,795
               2017                                                 89,984
               2018                                                 98,805
               2019                                                108,252
               2020                                                118,370
               2021                                                129,207
               2022                                                140,811

                                 EXHIBIT NO. 10m

                    EXECUTIVE SUPPLEMENTAL BENEFIT AGREEMENT

         This AGREEMENT made and entered into effective January l, l995 by and between The Strongsville Savings Bank (the "Bank"), a corporation organized and existing under the laws of the State of Ohio, with its principal office at l4092 Pearl Road, Strongsville, Ohio, and William J. Harr, Jr. (the "Executive").

         WHEREAS, the Executive is and has been an employee of the Bank for many years and currently is serving as the Bank's Vice President of Branch Operations;

         WHEREAS, the Bank wishes to recognize that Executive has rendered valuable services to the Bank and has made substantial contributions to the success and growth of the Bank;

         WHEREAS, the Bank wishes to have the benefit of Executive's continued services and to provide an incentive to Executive to continue to provide such services and contribute to the Bank's future success and growth;

         WHEREAS, the Executive is willing to continue in the employ of the Bank and to continue to perform such duties as assigned by the Board of Directors of the Bank, if the Bank provides the benefits specified in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises of the parties and the mutual benefits to be gained by the performance thereof, the parties hereto, intending to be legally bound hereby, agree as follows:

Section l.        Definitions.
----------        ------------

         As used in this Agreement, the following terms shall have the meanings indicated:

         (A) "Bank" shall mean, in addition to The Strongsville Savings Bank, any parent or subsidiary of The Strongsville Savings Bank.

         (B) "Retirement Date" shall mean the first day of any calendar month following the Executive's 65th birthday on which the Executive elects to retire, or such earlier date as the Board of Directors of the Bank, by resolution, may agree to grant Executive early retirement.

Section 2.        Supplemental Retirement Benefits.
----------        ---------------------------------

         Provided that Executive has remained continuously in the employ of the Bank (except for normal vacation time and such other leaves of absence as may be approved by the Board of Directors of the Bank), as of the first day of the calendar month following Executive's Retirement Date and on each annual anniversary date thereafter for a period of twenty (20) years, Executive shall be entitled to an annual Supplemental Retirement Benefit under this Agreement. The annual Supplemental Retirement Benefit shall be the amount payable in accordance with SCHEDULE 1 to this Agreement. At the option of Executive, the annual Supplemental Retirement Benefits provided by Section 2 may be paid by the Bank in a single lump sum, discounted at an annual rate of six percent (6%) per annum applied to each future payment from the time it would have become payable to the date the lump sum is paid.

Section 3.        Disability Benefit.
----------        -------------------

         (a) In the event of the total and permanent disability of Executive while in the employ of the Bank and prior to the Retirement Date, Executive shall receive an annual disability payment in accordance with SCHEDULE 2 to this Agreement, payable in equal monthly installments, commencing on the first day of the month following the final determination of disability. The annual disability payments shall continue until the first day of the calendar month following Executive's Retirement Date, at which time the commencement of Supplemental Retirement Benefits shall occur pursuant to Section 2 hereof.

         (b) For purposes of this Agreement, total disability means your inability to engage in your occupation as a result of a bodily injury or sickness. If this disability lasts for 24 consecutive months, then for the rest of the period of such disability, total disability means your inability to engage in any gainful occupation for which you are fitted due to your education, training and experience. Any one of the following events also constitutes total disability: the total and irrecoverable loss of speech or hearing; the loss of sight of both eyes; the severance of both hands at or above the wrist; the severance of both feet at or above the ankles; or the severance of one entire hand and one entire foot.

         (c) If any dispute arises as to whether the Executive is or was physically or mentally unable to perform his duties pursuant to this Agreement, or whether his disability has ceased and he is able to resume his duties, the parties shall submit such questions to a licensed physician agreed upon by the parties, or, if the parties are unable to agree, to a licensed physician appointed by the President of the Academy of Medicine of Cleveland, Cleveland, Ohio, at the request of either party. The Executive shall submit to such examinations and provide information as such physician may request and the determination of such physical as to Executive's physical or mental condition shall be binding and conclusive on the parties. The Bank agrees to pay the cost of any such physician and examinations.

Section 4.        Death Benefits.
----------        ---------------

         (a) In the event that Executive dies while in the employ of the Bank and prior to the Retirement Date, Executive's designated beneficiary shall succeed to the rights of Executive to receive the Supplemental Retirement Benefit under Section 2 hereof, and the date of Executive's death shall be deemed to be the Retirement Date hereunder. If no beneficiary has been designated by Executive, such amounts shall be paid to Executive's estate in annual installments, it being expressly acknowledged that Executive's estate has the right to demand the lump sum payment of the Supplemental Retirement Benefit.

         (b) Notwithstanding Section 4(a) above, if an Executive commits suicide (while sane or insane) defrauds or makes deceptive statements regarding health or medical history within two years of the effective date of this Agreement, no benefits shall be payable hereunder or under any other provision of this Agreement.

Section 5.        Change in Control of the Bank.
----------        ------------------------------

         (a) This Agreement shall be binding upon and inure to the benefit of all successors and assigns of the Bank and Executive. In the event of a change in control of the Bank and the involuntary termination of Executive other than for Cause (as defined in Section 6(b) hereof) or the voluntary termination of Executive for good Reason (as defined in Section 5(c) hereof) within six (6) months of such change in control, the Bank shall pay to Executive a lump sum payment in accordance with SCHEDULE 3 hereto.

         (b) For purposes of this Agreement, a change in control shall be defined by reference of Part 574 of the regulations of the Office of Thrift Supervision, or any successor provision thereto.

         (c) For purposes of this Agreement, Good Reason shall be defined as:
(i) a change in Executive's status, title, position or responsibilities, which, in Executive's reasonable judgment, does not represent a promotion from or is inconsistent from his or her position immediately prior thereto; (ii) a reduction in base salary; (iii) the relocation of the Bank's principal executive offices or the location at which Executive is required to perform his or her services to a location outside of a l5-mile radius of Strongsville, Ohio; or
(iv) a material reduction in benefits.

Section 6.        Termination for Cause or as a Result of Certain
----------        -----------------------------------------------
                  Regulatory Actions.
                  -------------------

         (a) In the event of the termination of Executive for Cause, the Bank shall have no further obligations under this Agreement.

         (b) For purposes of the Agreement, Cause shall be defined as termination as a result of Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

         (c) If any of the events specified in Section 563.39(b)(2) through (5) of the OTS regulations (or any successor provision thereto) shall occur, Executive's rights under this Agreement shall be determined in accordance with the provisions of such Sections.

Section 7.        Funding of Benefits.
----------        --------------------

         The benefits provided under this Agreement shall be unfunded and shall be made by the Bank from its general assets. The Bank will not establish any special or separate fund or make any other segregation of assets to assure the payment of benefits hereunder. The right of Executive or any successor or assign of Executive to receive payments under this Agreement shall be no greater than the rights of an unsecured creditor of the Bank.

Section 8.        Notices.
----------        --------

         All notices or other communications under this Agreement shall be made in writing as follows:

         (a)      If to the Bank:

                  Corporate Secretary
                  The Strongsville Savings Bank
                  l4092 Pearl Road
                  Strongsville, Ohio  44l36

         (b)      If to the Executive:

                  Mr. William J. Harr, Jr.
                  10619 Lake Meadows Drive
                  Strongsville, Ohio 44136

Section 9.        Claims Procedures.
----------        ------------------

         Claims under this Agreement shall be made in writing by Executive or his duly authorized representative pursuant to Section 8 hereof. All claims shall be processed within l5 days of receipt by the Bank. If a claim under this Agreement is wholly or partially denied, the Bank shall provide a written notice to the Executive within five (5) business days of such denial, setting forth:

         (a)      The specific reason or reasons for the denial;

         (b) Specific reference to the pertinent provisions of this Agreement upon which the denial is based; and

         (c) A description of any additional material or information necessary for Executive to perfect the claim and an explanation of why such material or information is necessary.

         Within 15 days of receipt of such additional material or information or receipt of Executive's request for a review of the denial of his claim, the Bank shall provide Executive with its final determination of his claim.

         In the event that Executive disputes the Bank's final determination of his claim, such dispute shall be subject to final and binding arbitration in the City of Cleveland, County of Cuyahoga, Ohio, pursuant to the rules and procedures of the American Arbitration Association.

Section 10.       Payment of Taxes.
-----------       -----------------

         The Bank shall have the right to deduct from all benefits paid hereunder any Federal, state or local taxes required by law to be withheld with respect to such benefit payments.

Section 11.       No Attachment.
-----------       --------------

         Neither this Agreement nor any benefit payable under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be void and of no effect.

Section 12.       Entire Agreement:  No Employment Agreement.
-----------       -------------------------------------------

         This Agreement contains the entire understanding between the parties hereto with respect to the matters covered herein, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided in this Agreement. This Agreement shall not be construed as an employment contract, nor shall it be construed in any manner so as to restrict the Bank's or the Executive's ability to terminate his/her employment with the Bank.

Section 13.       Amendment.
-----------       ----------

         This Agreement may not be modified or amended by the parties hereto except by an instrument in writing signed by all of the parties.

Section 14.       Severability.
-----------       -------------

         If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement shall, to the full extent consistent with the law, continue in full force and effect.

Section 15.       Headings.
-----------       ---------

         The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 16.       Governing Law.
-----------       --------------

         This Agreement was made and entered into in the State of Ohio and the laws of said State shall govern the interpretation, construction and legal effect of this Agreement and the rights and liabilities of the parties hereto.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed, sealed and attested on its behalf by its duly authorized officers and the Executive has hereunto set his/her hand as of the day and year first above written.

ATTEST:                                   THE STRONGSVILLE SAVINGS BANK

/s/ Paula M. Dewey                        /s/ John F. Ziegler
--------------------------                -----------------------------
                                          BY: [name] John F. Ziegler
                                              [title] Vice President

                                          [Corporate Seal]

WITNESS:
/s/ Cynthia W. Gannon                     /s/ William J. Harr, Jr.
--------------------------                -----------------------------
                                          [name] William J. Harr, Jr.
                                          [title] Vice President
                                          Executive

                                   SCHEDULE 1
                                   ----------

               POST-RETIREMENTS BENEFIT FOR: WILLIAM J. HARR, JR.

The benefit payable to William J. Harr, Jr. at retirement (age 65) is $23,585 annually for a period of twenty (20) years.

                                   SCHEDULE 2
                                   ----------

                DISABILITY BENEFITS FOR:  WILLIAM J. HARR, JR.

In the case of your total disability prior to retirement, you will receive an annual benefit of $5,717. Benefits will continue as long as you are totally disabled, but no longer than age 65, at which time the Supplemental Retirement Benefits shall be paid under the provisions of Section 2.

                                   SCHEDULE 3

                 SUMMARY OF BENEFITS FOR: WILLIAM J. HARR, JR.

             Year of Change                                   Lump Sum Payment
             --------------                                   ----------------
                1995                                                $ 2,031
                1996                                                  3,603
                1997                                                  8,182
                1998                                                 13,211
                1999                                                 18,701
                2000                                                 24,728
                2001                                                 31,317
                2002                                                 38,522
                2003                                                 46,502
                2004                                                 55,422
                2005                                                 64,990
                2006                                                 75,591
                2007                                                 87,269
                2008                                                100,060
                2009                                                114,038
                2010                                                129,223
                2011                                                145,706
                2012                                                163,523
                2013                                                182,567
                2014                                                202,904
                2015                                                224,607
                2016                                                247,765
                2017                                                272,451
                2018                                                298,777
                2019                                                326,821
                2020                                                356,689
                2021                                                388,471
                2022                                                422,261
                2023                                                458,292
                2024                                                496,536
                2025                                                537,099
                2026                                                580,125
                2027                                                625,710


                                 EXHIBIT NO. 10n

                    EXECUTIVE SUPPLEMENTAL BENEFIT AGREEMENT

         This AGREEMENT made and entered into effective January l, l996 by and between The Strongsville Savings Bank (the "Bank"), a corporation organized and existing under the laws of the State of Ohio, with its principal office at l4092 Pearl Road, Strongsville, Ohio, and Deborah A. Perciak (the "Executive").

         WHEREAS, the Executive is and has been an employee of the Bank for many years and currently is serving as the Bank's Vice President of Data Operations;

         WHEREAS, the Bank wishes to recognize that Executive has rendered valuable services to the Bank and has made substantial contributions to the success and growth of the Bank;

         WHEREAS, the Bank wishes to have the benefit of Executive's continued services and to provide an incentive to Executive to continue to provide such services and contribute to the Bank's future success and growth;

         WHEREAS, the Executive is willing to continue in the employ of the Bank and to continue to perform such duties as assigned by the Board of Directors of the Bank, if the Bank provides the benefits specified in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises of the parties and the mutual benefits to be gained by the performance thereof, the parties hereto, intending to be legally bound hereby, agree as follows:

Section l.        Definitions.
----------        ------------

         As used in this Agreement, the following terms shall have the meanings indicated:

         (A) "Bank" shall mean, in addition to The Strongsville Savings Bank, any parent or subsidiary of The Strongsville Savings Bank.

         (B) "Retirement Date" shall mean the first day of any calendar month following the Executive's 65th birthday on which the Executive elects to retire, or such earlier date as the Board of Directors of the Bank, by resolution, may agree to grant Executive early retirement.

Section 2.        Supplemental Retirement Benefits.
----------        ---------------------------------

         Provided that Executive has remained continuously in the employ of the Bank (except for normal vacation time and such other leaves of absence as may be approved by the Board of Directors of the Bank), as of the first day of the calendar month following Executive's Retirement Date and on each annual anniversary date thereafter for a period of twenty (20) years, Executive shall be entitled to an annual Supplemental Retirement Benefit under this Agreement. The annual Supplemental Retirement Benefit shall be the amount payable in accordance with SCHEDULE 1 to this Agreement. At the option of Executive, the annual Supplemental Retirement Benefits provided by Section 2 may be paid by the Bank in a single lump sum, discounted at an annual rate of six percent (6%) per annum applied to each future payment from the time it would have become payable to the date the lump sum is paid.

Section 3.        Disability Benefit.
----------        -------------------

         (a) In the event of the total and permanent disability of Executive while in the employ of the Bank and prior to the Retirement Date, Executive shall receive an annual disability payment in accordance with SCHEDULE 2 to this Agreement, payable in equal monthly installments, commencing on the first day of the month following the final determination of disability. The annual disability payments shall continue until the first day of the calendar month following Executive's Retirement Date, at which time the commencement of Supplemental Retirement Benefits shall occur pursuant to Section 2 hereof.

         (b) For purposes of this Agreement, total disability means your inability to engage in your occupation as a result of a bodily injury or sickness. If this disability lasts for 24 consecutive months, then for the rest of the period of such disability, total disability means your inability to engage in any gainful occupation for which you are fitted due to your education, training and experience. Any one of the following events also constitutes total disability: the total and irrecoverable loss of speech or hearing; the loss of sight of both eyes; the severance of both hands at or above the wrist; the severance of both feet at or above the ankles; or the severance of one entire hand and one entire foot.

         (c) If any dispute arises as to whether the Executive is or was physically or mentally unable to perform his duties pursuant to this Agreement, or whether his disability has ceased and he is able to resume his duties, the parties shall submit such questions to a licensed physician agreed upon by the parties, or, if the parties are unable to agree, to a licensed physician appointed by the

President of the Academy of Medicine of Cleveland, Cleveland, Ohio, at the request of either party. The Executive shall submit to such examinations and provide information as such physician may request and the determination of such physical as to Executive's physical or mental condition shall be binding and conclusive on the parties. The Bank agrees to pay the cost of any such physician and examinations.

Section 4.        Death Benefits.
----------        ---------------

         (a) In the event that Executive dies while in the employ of the Bank and prior to the Retirement Date, Executive's designated beneficiary shall succeed to the rights of Executive to receive the Supplemental Retirement Benefit under Section 2 hereof, and the date of Executive's death shall be deemed to be the Retirement Date hereunder. If no beneficiary has been designated by Executive, such amounts shall be paid to Executive's estate in annual installments, it being expressly acknowledged that Executive's estate has the right to demand the lump sum payment of the Supplemental Retirement Benefit.

         (b) Notwithstanding Section 4(a) above, if an Executive commits suicide (while sane or insane) defrauds or makes deceptive statements regarding health or medical history within two years of the effective date of this Agreement, no benefits shall be payable hereunder or under any other provision of this Agreement.

Section 5.        Change in Control of the Bank.
----------        ------------------------------

         (a) For purposes of this Agreement, a change in control shall be defined by reference of Part 574 of the regulations of the Office of Thrift Supervision, or any successor provision thereto.

         (c) For purposes of this Agreement, Good Reason shall be defined as:
(i) a change in Executive's status, title, position or responsibilities, which, in Executive's reasonable judgment, does not represent a promotion from or is inconsistent from his or her position immediately prior thereto; (ii) a reduction in base salary; (iii) the relocation of the Bank's principal executive offices or the location at which Executive is required to perform his or her services to a location outside of a l5-mile radius of Strongsville, Ohio; or
(iv) a material reduction in benefits.

Section 6.        Termination for Cause or as a Result of Certain
----------        -----------------------------------------------
                  Regulatory Actions.
                  -------------------

         (a) In the event of the termination of Executive for Cause, the Bank shall have no further obligations under this Agreement.

         (b) For purposes of the Agreement, Cause shall be defined as termination as a result of Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

         (c) If any of the events specified in Section 563.39(b)(2) through (5) of the OTS regulations (or any successor provision thereto) shall occur, Executive's rights under this Agreement shall be determined in accordance with the provisions of such Sections.

Section 7.        Funding of Benefits.
----------        --------------------

         The benefits provided under this Agreement shall be unfunded and shall be made by the Bank from its general assets. The Bank will not establish any special or separate fund or make any other segregation of assets to assure the payment of benefits hereunder. The right of Executive or any successor or assign of Executive to receive payments under this Agreement shall be no greater than the rights of an unsecured creditor of the Bank.

Section 8.        Notices.
----------        --------

         All notices or other communications under this Agreement shall be made in writing as follows:

         (a)      If to the Bank:

                  Corporate Secretary
                  The Strongsville Savings Bank
                  l4092 Pearl Road
                  Strongsville, Ohio  44l36

         (b)      If to the Executive:

                  Ms. Deborah A. Perciak
                  17429 Falmouth Drive
                  Strongsville, Ohio 44136

Section 9.        Claims Procedures.
----------        ------------------

         Claims under this Agreement shall be made in writing by Executive or his duly authorized representative pursuant to Section 8 hereof. All claims shall be processed within l5 days of receipt by the Bank. If a claim under this Agreement is wholly or partially denied, the Bank shall provide a written notice to the Executive within five (5) business days of such denial, setting forth:

         (a)      The specific reason or reasons for the denial;

         (b) Specific reference to the pertinent provisions of this Agreement upon which the denial is based; and

         (c) A description of any additional material or information necessary for Executive to perfect the claim and an explanation of why such material or information is necessary.

         Within 15 days of receipt of such additional material or information or receipt of Executive's request for a review of the denial of his claim, the Bank shall provide Executive with its final determination of his claim.

         In the event that Executive disputes the Bank's final determination of his claim, such dispute shall be subject to final and binding arbitration in the City of Cleveland, County of Cuyahoga, Ohio, pursuant to the rules and procedures of the American Arbitration Association.

Section 10.       Payment of Taxes.
-----------       -----------------

         The Bank shall have the right to deduct from all benefits paid hereunder any Federal, state or local taxes required by law to be withheld with respect to such benefit payments.

Section 11.       No Attachment.
-----------       --------------

         Neither this Agreement nor any benefit payable under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be void and of no effect.

Section 12.       Entire Agreement:  No Employment Agreement.
-----------       -------------------------------------------

         This Agreement contains the entire understanding between the parties hereto with respect to the matters covered herein, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided in this Agreement. This Agreement shall not be construed as an employment contract, nor shall it be construed in any manner so as to restrict the Bank's or the Executive's ability to terminate his/her employment with the Bank.

Section 13.       Amendment.
-----------       ----------

         This Agreement may not be modified or amended by the parties hereto except by an instrument in writing signed by all of the parties.

Section 14.       Severability.
-----------       -------------

         If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement shall, to the full extent consistent with the law, continue in full force and effect.

Section 15.       Headings.
-----------       ---------

         The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 16.       Governing Law.
-----------       --------------

         This Agreement was made and entered into in the State of Ohio and the laws of said State shall govern the interpretation, construction and legal effect of this Agreement and the rights and liabilities of the parties hereto.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed, sealed and attested on its behalf by its duly authorized officers and the Executive has hereunto set his/her hand as of the day and year first above written.

ATTEST:                                 THE STRONGSVILLE SAVINGS BANK
/s/ Paula M. Dewey                       /s/ John F. Ziegler
---------------------------------       ---------------------------------------
                                        BY: [name]   John F. Ziegler
                                            [title]  Vice President

                                        [Corporate Seal]
                                          Executive
WITNESS:

/s/ Cynthia W. Gannon                    /s/ Deborah A. Perciak
---------------------------------       ---------------------------------------
                                        [name]  Deborah A. Perciak
                                        [title] Vice President

                                   SCHEDULE 1
                                   ----------

                POST-RETIREMENT BENEFITS FOR: DEBORAH A. PERCIAK

The benefit payable to Deborah A. Perciak at retirement (age 65) is $19,850 annually for a period of twenty (20) years.

                                   SCHEDULE 2
                                   ----------

                  DISABILITY BENEFITS FOR: DEBORAH A. PERCIAK

In the case of your total disability prior to retirement, you will receive an annual benefit of $5,683. Benefits will continue as long as you are totally disabled, but no longer than age 65, at which time the Supplemental Retirement Benefits shall be paid under the provisions of Section 2.

                                   SCHEDULE 3
                                   ----------

         SUMMARY OF BENEFITS FOR: DEBORAH A. PERCIAK UNDER SECTION 5.
                        CHANGE IN CONTROL OF THE BANK

               Year of Change                     Lump Sum Payment
               --------------                     ----------------

                     1996                                    5,121
                     1997                                    8,567
                     1998                                   14,770
                     1999                                   21,497
                     2000                                   28,789
                     2001                                   36,682
                     2002                                   45,219
                     2003                                   54,456
                     2004                                   64,571
                     2005                                   75,645
                     2006                                   87,555
                     2007                                  100,534
                     2008                                  114,623
                     2009                                  129,874
                     2010                                  146,346
                     2011                                  164,107
                     2012                                  183,245
                     2013                                  203,876
                     2014                                  225,958
                     2015                                  249,570

                                EXHIBIT NO. 13

                                                                    1995
                                                                       ANNUAL
                                                                      REPORT


                                    [PHOTO]
                                         [PHOTO]
                                              [PHOTO]


[GRAPHIC]



                                      [The Strongsville Savings Bank Logo]

1995 saw the continuation of our francise expansion that began in 1994.

COLUMBIA STATION OFFICE            [PHOTO]
26700 Royalton Road
Columbia Station, OH  44028
236-3400
Manager;
Madeline Nosal


AVON OFFICE                        [PHOTO]
36839 Detroit Rd.
Avon, OH  44011
934-2565
1-800-724-7887
Manager;
Timothy Gossman

BRUNSWICK OFFICE                   [PHOTO]
1136 Pearl Rd.
Brunswick, OH  44212
225-9966
Manager;
W. Thomas Dewey

                          1995 - A YEAR OF EXPANSION


        City officials and the business community warmly welcomed the opening of our new Broadview Heights office.

        Our August purchase of the Columbia Station office enabled us to expand the areas serviced in Lorain County.

        We are happy to report that at the end of 1995 over 38% of eligible shareholders were participating in the dividend reinvestment program. We are equally pleased with our December 15th dividend - our twenty-eighth consecutive quarterly dividend.

        Along with the celebration of Strongsville Savings' 35 years of continuous community service, 1996 will bring some new additions to our financial network.

        The Avon office opens in March with the arrival of spring. This will be the fourth Community Financial Center, of office, in Lorain County.

        Strong growth in Medina County led to our expansion there. The opening of the Brunswick facility during the beautiful month of May will strengthen our service to the Medina County area.

        The success of Strongsville Savings' franchise comes down to an attitude, customer service. All of our customers are encouraged to come in and be greeted by a friendly smile. The availability of Automated Teller Machines, with twenty-four hour access, is an added optional service. One-on-one contact with experienced personnel is our proven method in meeting customers' financial needs.
                     Customer Service
                     The Strongsville Savings
                     Tradition.

Strongsville Savings Bank provides financing for residential construction, such as the new 565 acre Fox Meadow Golf & Lake Community located in Medina, Ohio, which is represented on the cover.

                                   [GRAPHIC]



          Table of Contents


                  Market Information                                  2


                  Letter to Shareholders                             3-5


                  Selected Financial Information                      6


                  Management's Discussion and Analysis              7-18


                  Consolidated Financial Statements                 21-38


                  Independent Auditors' Report                       39


                  General Information                                40

                            Strongsville Savings Bank



Market Information

The Bank's capital stock began trading under the symbol "SSBK" on the National Association of Securities Dealers Automated Quotation System (NASDAQ) Small-Cap Issues on October 5, 1993. As of January 31, 1996, there were approximately 407 holders of record of the Bank's capital stock. The Bank offers a Dividend Reinvestment Plan (DRIP) to shareholders of record. For additional information regarding the Bank's DRIP, contact Society National Bank at (216) 689-5372.


The following table sets forth certain information regarding the range of sales prices for the Bank's capital stock and information on dividends paid. Information concerning stock prices reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily reflect actual transactions.



                                    High             Low       Period End
--------------------------------------------------------------------------------
  1993
         FOURTH QUARTER          $  18.00       $  13.00       $  17.38

  1994
         FIRST QUARTER              20.50          16.50          18.00
         SECOND QUARTER             19.25          16.50          19.25
         THIRD QUARTER              20.00          18.00          20.00
         FOURTH QUARTER             20.00          16.50          18.00

  1995
         FIRST QUARTER              18.00          17.00          17.00
         SECOND QUARTER             19.00          17.00          17.94
         THIRD QUARTER              19.50          18.00          19.50
         FOURTH QUARTER             19.50          18.00          19.50

--------------------------------------------------------------------------------

                                     1995           1994           1993

--------------------------------------------------------------------------------

  DIVIDENDS PER SHARE (1)
         First Quarter            $  0.09     $    0.075    $      0.06
         Second Quarter              0.09          0.075           0.07
         Third Quarter               0.11          0.075           0.07
         Fourth Quarter(2)           0.11          0.090           0.08

         TOTAL FOR THE YEAR       $  0.40     $    0.315    $      0.28
--------------------------------------------------------------------------------

(1) Payment of dividends by savings associations are subject to substantial restrictions. See Note 1 to the Consolidated Financial Statements for a discussion of regulatory restrictions on the payment of dividends.

(2) Includes a special cash dividend of $0.01 per share in the fourth quarter of 1993.

To Our Shareholders

Strongsville Savings is a locally owned financial institution celebrating 35 years of service to its communities and customers. Announcements of consolidation in the banking and thrift environment, including ongoing acquisition activity in our industry, have become commonplace in today's news media. For 35 years, Strongsville Savings Bank has been a familiar face in the southwestern suburbs of Cuyahoga County, as well as in Lorain and Medina Counties. As a result of the consolidations around us, the residents of our communities have fled to the familiar confines of a hometown community bank--namely Strongsville Savings. Our community involvement, our commitment to financing the American dream of home ownership, and just old fashioned hands-on service have contributed to our steady growth over the past 35 years, and will continue to fuel our growth into the twenty-first century.

GROWTH

Strongsville Savings Bank has positioned itself in probably the most rapidly growing communities in Northeast Ohio. As a result of this positioning, the Bank has enjoyed unprecedented growth as these communities develop and build. As most of you are aware, Strongsville Savings helps build communities by investing our depositors' dollars in the development of raw land (underground sewers, utilities and streets) upon which our builders are then able to construct homes for families in our towns and communities.

According to data provided by the Building Industry Association of Cleveland and Suburban Counties, the cities in Cuyahoga County and Medina County with the greatest number of 1995 single family dwelling starts include Strongsville, Brunswick, Medina and North Royalton. Likewise, data provided by the Lorain County BIA indicates Avon was the Lorain County area with the greatest number of single family dwelling starts in 1994 and 1995.

Over the past 35 years, the Bank has expanded from its origin in Strongsville to encompass these growth areas. We now have branches located in Berea, Hinckley, North Royalton, Wellington, Parma Heights, Westlake, North Ridgeville, Brecksville, Medina, and in 1995 opened offices in Broadview Heights and Columbia Station. Our Avon office opened in early March, 1996, and will give us another location in the fastest growing area of Lorain County. The opening of our Brunswick office in May will coincide with the celebration of the Strongsville Savings Bank's 35th Anniversary. "Familiarity" has been a key ingredient in our growth...we establish ourselves through our lending and our community involvement before establishing an office with bricks and mortar. Strongsville Savings Bank encourages its staff members to become involved in community events and service organizations, and to provide hands-on service to our customers. This is what sets us apart and makes us a good neighbor in the community.

Looking ahead, management will prudently continue to consider opportunities for expansion of its branch network in growing residential areas of Northeast Ohio.


 Total Assets
(in Millions)


1990      234
1991      261
1992      294
1993      333
1994      419
1995      492



Total Loan Originations
    (in Millions)


1990       81
1991      104
1992      180
1993      192
1994      152
1995      187

OPERATING RESULTS

In calendar year 1995, the Bank again posted excellent operating results and sizeable increases in assets, savings, and loans, the total effect of which was a 1.03% annualized return on assets and a 12.07% annualized return on equity. Total assets at year-end 1995 reached $492,097,000, which represents a 17.37% increase over the $419,258,000 in assets posted at the close of 1994.

Net income in 1995 was $4,717,000, and dividends paid to our shareholders reached an all-time high of $1,013,000. Net gain to the Bank's capital position was $3,938,000. Also noteworthy, is the savings growth of $69,513,000 in 1995, an increase of 19.15% over figures of a year ago.

By office, the percentages of deposit growth increase for our established offices were:

                           Berea                        12.54%
                           Brecksville                  17.46%
                           Hinckley                     11.66%
                           North Ridgeville             27.85%
                           North Royalton               10.13%
                           Parma Heights                15.94%
                           Strongsville                  5.99%
                           Wellington                    5.25%
                           Westlake                     16.81%
                           -----------------------------------
                           Overall increase             19.15%

Our Medina Township Office, which opened for business in November, 1994, experienced a growth of 256.68% over year end-1994 figures, posting total deposits of $15,760,000 as of December 31, 1995. At year end 1995, our Broadview Heights Office, opened in March, 1995, had deposits totaling $10,513,000 and our Columbia Station Office, acquired August 29, 1995 from a local bank, had total deposits of $5,954,000.

Mortgage loan activity remained high throughout the year. Strongsville Savings' loan officers accepted 1,308 mortgage loan applications for $189,858,506. Applications for consumer and commercial loans numbered 388 for $8,329,386.

Applying the disciplined underwriting standards established by the Board of Directors, we closed $178,047,000 in mortgage loans, $4,528,000 in consumer loans, and $4,348,000 in other loans during 1995.

Of on-going concern to the Bank, is pending legislation which would impose a one-time charge of approximately 80 basis points per $100 of deposits on thrifts insured by the Savings Association Insurance Fund (S.A.I.F) This pending legislation would significantly impact Strongsville Savings' 1996 reported earnings.



 Total Deposits
 (In millions)

1990      217
1991      242
1992      270
1993      295
1994      363
1995      432

Shareholders'Equity
 (In millions)

1990       14
1991       17
1992       21
1993       34
1994       37
1995       41

Strongsville Savings Bank

ACHIEVEMENTS

According to statistical data provided by Chicago Title, Strongsville Savings Bank in 1995 ranked fourth among savings and loan associations in Cuyahoga County in mortgage lending dollars. Because of our commitment to new housing, Strongsville Savings Bank has been repeatedly recognized by the Building Industry Association of Cleveland and Suburban Counties through presentation in 1990, 1991, 1993, and 1994 of its Leo Goldberg Award, given to the financial institution which best provides service to the builders of our community. In 1992, the Bank was presented the Housing America Award by the National Association of Home Builders, in recognition of its excellence in community-based lending.

With rightful pride in our record of helping to build communities, Strongsville Savings will continue to emphasize service to our customers; development and maintenance of strong personal relationships with local realtors, builders, developers, public officials and other real estate-related professionals; and familiarity with our customers, their families, and their everyday financial needs. We ask our customers what they want to see in their financial institution, and as a truly customer-responsive community bank, Strongsville Savings has established six-day banking at all branch locations; held seminars to educate the residents of our communities on such topics as planning for financial security, retirement accounts, living trusts, and home buying; and originated first time home buyer programs and T.E.A.M. loans for low-to-moderate income areas of our community.

Our 35th Anniversary is a milestone, a time to look back on what we have accomplished and also a time to look ahead to our future. We pledge to continue our tradition of SERVING THE COMMUNITY with locally based decision making; of providing hands-on service; of committing our resources, both human and financial, to the betterment of the communities which support us; to maintaining a measured growth for the maximum enhancement of our shareholders' investment; to taking advantage of our demonstrated market niche in building communities; and to remaining a familiar face in a changing landscape.


                                           /s/ Thomas P. Perciak
                                           Thomas P. Perciak,
                                           President and Chief Executive Officer

                                                  SELECTED FINANCIAL INFORMATION

------------------------------------------------------------------------------------------------------------------------------------
                                                                                    Year Ended December 31
                                                         1995           1994             1993              1992            1991
------------------------------------------------------------------------------------------------------------------------------------
                                                                        (Dollars in Thousands, Except Per Share Data)

Summary of Operations

Interest income                                     $    35,410     $    27,122      $    23,646      $    23,806     $    23,414
Interest expense                                         21,342          14,113           11,818           13,577          15,916
------------------------------------------------------------------------------------------------------------------------------------
 Net interest income                                     14,068          13,009           11,828           10,229           7,498
Provision for loan losses                                   238              92               77              296             413
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after
 provision for loan losses                               13,830          12,917           11,751            9,933           7,085
Net gain on sale of loans                                   964             228            1,799            1,735           1,387
Other noninterest income                                  1,088             966            1,063            1,069             812
Amortization of goodwill                                    143             151              158              165             170
Other noninterest expense                                 8,483           7,219            5,971            5,565           4,793
------------------------------------------------------------------------------------------------------------------------------------
Income before federal
 income taxes                                             7,256           6,741            8,484            7,007           4,321
Federal income taxes                                      2,539           2,331            2,915            2,430           1,433
------------------------------------------------------------------------------------------------------------------------------------
Net income                                          $     4,717     $     4,410      $     5,569      $     4,577     $     2,888
------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF FINANCIAL CONDITION

Total assets                                        $   492,097     $   419,258      $   332,729      $   294,091     $   261,453
Investment securities                                    75,949          79,700           61,909           34,509          46,380
Total gross loans                                       364,766         306,921          263,364          233,688         193,236
Loans--net                                              336,351         281,843          242,395          216,890         178,529
Mortgage-backed securities                               52,005          37,274           12,426           17,071          11,480
Goodwill                                                    920           1,062            1,213            1,371           1,536
Deposits                                                432,563         363,050          294,750          269,733         241,855
Advances from Federal Home Loan Bank                     13,333          15,583              -0-              -0-             -0-
Shareholders' equity                                     41,091          37,153           33,578           20,980          16,893
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE INFORMATION

Net income                                          $      1.86     $      1.74      $      2.73       $     2.43     $      1.53
Dividends paid                                             0.40           0.315             0.28             0.26            0.20
Book value                                                16.24           14.68            13.27            11.12            8.96
Tangible book value (1)                                   15.87           14.26            12.79            10.40            7.83

OTHER STATISTICAL AND
OPERATING DATA

Return on average assets                                   1.03%           1.18%            1.79%            1.64%           1.16%
Return on average equity                                  12.07           12.47            22.15            24.09           19.32
Net yield on average
 interest-earning assets (2)                               3.15            3.58             3.91             3.80            3.12
Interest rate spread during period (3)                     2.76            3.24             3.64             3.55            2.85
Other noninterest expense
 to average assets (4)                                     1.85            1.93             1.92             2.00            1.92
Dividend payout ratio                                     21.46           18.08            10.41            10.72           12.74
Total allowance for loan losses to
 nonperforming loans                                      56.91          120.11           315.80           252.06           50.19
Total allowance for loan
 losses to total loans                                     0.35            0.34             0.35             0.33            0.29
Nonperforming loans to total loans                         0.61            0.28             0.11             0.13            0.64
Nonperforming assets to total assets                       0.42            0.19             0.08             0.15            0.43
Net charge-offs (recoveries) to average loans(5)           0.01           (0.01)           (0.02)            0.07            0.03
Number of full-service offices                               12              10                9                9               9
Weighted average common
 shares outstanding                                   2,530,800       2,530,800        2,042,066        1,886,800       1,886,800

CAPITAL RATIOS

Equity to assets:
  Average for the period                                   8.52%           9.46%            8.08%            6.82%           5.99%
  At period end                                            8.35            8.86            10.09             7.13            6.47
Tangible capital (1)                                       8.14            8.64             9.76             6.70            5.70
Core capital                                               8.14            8.87            10.10             7.12            6.23
Risk-based capital                                        13.51           14.22            14.99            11.77            9.90
------------------------------------------------------------------------------------------------------------------------------------

(1) Tangible book value and tangible capital each represent shareholders' equity less goodwill.
(2) Net interest income divided by average interest-earning assets.
(3) The difference between the weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(4) Goodwill amortization is excluded from the numerator of this ratio.
(5) Net charge-offs during the period to average loans outstanding during the period.

                            Strongsville Savings Bank



MANAGEMENT DISCUSSION AND ANALYSIS

The Strongsville Savings Bank is proud of its history of providing friendly and professional service to its customers. This commitment to providing customers with the financial products and services they need and want has brought success, not only to the Bank, but to its customers as well. The Bank helps its customers meet their financial goals by providing a variety of deposit products including NOW accounts, IRA accounts and a variety of term deposit and other savings vehicles. Many customers have achieved the American dream of home-ownership with mortgage loan financing from the Bank.

The Bank opened new Community Financial Centers in Broadview Heights and Columbia Station during 1995. The Broadview Heights Financial Center was opened de-novo in March 1995, and has grown to $10.5 million in deposits at December 31, 1995. The Columbia Station Financial Center was purchased from a local bank in August 1995. Strongsville Savings Bank acquired $5.0 million in deposits and expanded that to $6.0 million by the close of 1995, an annualized growth rate of 57.7%

The Bank is completing preparations to open two additional de-novo Community Financial Centers in 1996. The Avon location opened March 18, 1996, and the Brunswick location will open in early May 1996. Strongsville Savings' celebration of 35 years of successful operations and superior customer service will coincide with the openings in Avon and Brunswick.

The success of the Bank's franchise and customer service approach is evident by its strong growth at each Community Financial Center. The Bank expects the tradition to continue with its close attention to the marketplace and to our customers and their financial needs.


FINANCIAL CONDITION AND CAPITAL

The Strongsville Savings Bank's total assets were $492.1 million at December 31, 1995, an increase of $72.8 million, or 17.4% over December 31, 1994. Deposit growth was the vehicle that provided the funding for the increase in assets. The funds provided were invested in interest-earning assets. During 1995 deposits increased $69.6 million, or 19.2%, while interest-earning assets increased $69.7 million, or 17.0% Deposits were $432.6 million at December 31, 1995, and $363.0 million at December 31, 1994. Loans and other interest-earning assets were $478.6 million at December 31, 1995, and $408.9 million at December 31, 1994.

The Bank's total assets showed strong growth in 1994 also. Total assets were $419.3 million at December 31, 1994, an increase of $86.6 million, or 26.0% over December 31, 1993. Deposit growth was again the vehicle that provided the funding for the increase in assets in 1994. The funds provided were invested in interest-earning assets. During 1994 deposits increased $68.3 million, or 23.2%, while interest-earning assets increased $85.3 million, or 26.4%. During 1994 the Bank utilized Federal Home Loan Bank (FHLB) Advances to fund certain loans and investments. FHLB Advances increased to $15.6 million during 1994. There were no such advances at December 31, 1993.

The composition of the Bank's assets and liabilities is illustrated below.


     DECEMBER 31, 1995                        DECEMBER 31, 1994

        TOTAL ASSETS                            TOTAL ASSETS

   Total Loans-Net     68.4%               Total Loans-Net     67.2%
   Cash & Investments  29.6%               Cash & Investments  30.4%
   Other                2.0%               Other                2.4%


   DECEMBER 31, 1995                                  DECEMBER 31, 1994

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY TOTAL LIABILITIES & SHAREHOLDERS'
EQUITY

   Total Deposits        87.9%               Total Deposits         86.6%
   Shareholders' Equity   8.4%               Shareholders' Equity    8.9%
   Other                  3.7%               Other                   4.5%

Shareholders' equity increased $3.9 million, or 10.6% to $41.1 million during 1995. The Bank's net income of $4.7 million, offset by dividends of $1.0 million, accounted for most of the increase. Shareholders' equity increased $0.2 million during 1995 due to unrealized gains on the fair value of securities available for sale.

                            Strongsville Savings Bank


The Bank's regulatory capital exceeded all capital requirements at December 31, 1995. The graph below illustrates the capital required by federal regulations and the Bank's ability to meet and exceed those requirements at December 31, 1995, 1994 and 1993.


                                   [GRAPHIC]


                                      Required

                                                  1993         1994         1995

Tangible Capital to Adjusted Total Assets          1.5%        1.5%         1.5%

Core Capital to Adjusted Total Assets              3.0%        3.0%         3.0%

Risk-Based Capital to Adjusted Total Assets        8.0%        8.0%         8.0%


                                     Actual

                                                  1993        1994         1995

Tangible Capital to Adjusted Total Assets         9.76%       8.64%        8.14%

Core Capital to Adjusted Total Assets            10.10%       8.87%        8.14%

Risk-Based Capital to Adjusted Total Assets      14.99%      14.22%       13.51%


The Bank's capital levels at December 31, 1995, qualify it as a "well-capitalized" institution. The Federal Deposit Insurance Corporation Improvements Act of 1992 established five levels of capital compliance in conjunction with its prompt corrective action provisions; "well capitalized" is the highest of these five levels. One of the Bank's priorities is to continue to operate as a "well-capitalized" institution.


RESULTS OF OPERATIONS

The Bank strives to produce strong, stable core earnings from operations. Core earnings consist of net interest income and recurring non-interest income, reduced by recurring non-interest expenses. Core earnings before federal income tax for the three years ended December 31, 1995 are noted below.

--------------------------------------------------------------------------------
                                            DECEMBER 31
                                     1995       1994       1993
--------------------------------------------------------------------------------
                                             (In Millions)

Net interest income                  $14.1      $13.0      $11.8
Less provision for loan losses         0.2        0.1        0.1
--------------------------------------------------------------------------------
                                      13.9       12.9       11.7
Noninterest income (recurring)         1.1        1.0        1.1
Noninterest expense (recurring)        8.6        7.4        6.1
--------------------------------------------------------------------------------
Core earnings                        $ 6.4      $ 6.5      $ 6.7
================================================================================


The Bank's net interest income has advanced steadily over the past three years, primarily as a result of growth in the portfolio of interest-earning assets. The Bank's growth, however, resulted in an increase in noninterest expenses, as new Community Financial Centers added occupancy, human resources and other expenses. The Bank anticipated these increases and determined that the benefits of market penetration and future earnings growth potential exceeded the rise in operating expenses.

NET INTEREST INCOME

Net interest income is the chief component of net income. Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Interest-bearing liabilities include deposit accounts and FHLB advances that provide funds to invest in interest earning assets. Net interest income is determined by changes in the composition of interest-earning assets and interest-bearing liabilities and fluctuations in the level of interest rates. Throughout much of 1995 and 1994, interest rates were increasing, resulting in increases in yields on interest-earning assets and costs on interest-bearing liabilities, as seen in Table I. As 1995 drew to a close, long-term interest rates, such as those earned on mortgage loans, declined in general, while short-term interest rates, such as those paid on deposits, remained stable. This "flat" yield curve may result in yields on long term mortgage loans repricing downward, through refinances and interest rate adjustments, while costs on deposits may not decline at a similar pace.


INTEREST INCOME

The Bank's primary source of income is interest income from its loan portfolio and other interest-earning assets. The Bank's commitment to providing residential home loans is evident by its $247.5 million portfolio of permanent and construction single-family residential mortgage loans. In addition to the Bank's single-family residential mortgage loan portfolio and other loan portfolios, interest earning-assets include investment securities and mortgage-backed securities. Interest income was $35.4 million in 1995, $27.1 million in 1994 and $23.6 million in 1993, representing annual increases of 30.6% and 14.7% for the years ended December 31, 1995 and 1994, respectively. The increases are attributable to a combination of the effects of increases in volume and changes in rate that are set forth in Table II. Average interest earning assets were $447.2 million with an average yield of 7.9% in 1995, $363.6 million with an average yield of 7.5% in 1994 and $302.3 million with an average yield of 7.8% in 1993. See Table I for more details regarding average interest-earning assets and their yields.


INTEREST EXPENSE

The Bank's primary source of funding for interest-earning assets is retail deposits. The Bank believes that by providing friendly and professional service, it has achieved deposit growth during a period characterized by disintermediation. The Bank has dedicated resources to train employees in customer service and in the products and services offered by the Bank. Savings counselors, tellers and other employees are encouraged to cross sell the Bank's products and services to current and future customers. The Bank believes it has a stable deposit base because the base consists of retail deposits in communities the Bank has made a commitment to serve. Interest expense was $21.3 million in 1995, $14.1 million in 1994 and $11.8 million in 1993. The change in interest expense was primarily a result of the growth in deposits. Interest rate increases also contributed to the increase in interest expense as illustrated in Table II. Average interest-bearing liabilities increased $79.5 million, or 23.8%, during 1995 to $413.9 million. Average interest-bearing liabilities showed similar growth in 1994, increasing $51.9 million, or 18.4%, to $334.4 million. The average cost of interest-bearing liabilities increased 94 basis points to 5.16% during 1995 and 4 basis points to 4.22% during 1994. See Table 1 for more details regarding average interest-bearing liabilities and their costs.

                            Strongsville Savings Bank


Table I presents information regarding the average balances of interest-earning assets and interest-bearing liabilities, the total dollar amount of interest income from interest-earning assets and their average yields and the total dollar amount of interest expense on interest-bearing liabilities and their average rates. The table also presents net interest income, interest-rate spread, net interest margin and the ratio of average interest-earning assets to average interest-bearing liabilities. Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets. Average balance calculations were based on daily and monthly balances. Assets held for sale are included in the major asset category as if they were held for investment.



------------------------------------------------------------------------------------------------------------------------------------
TABLE I                                                               YEAR ENDED DECEMBER 31
                                                      1995                            1994                             1993

                                        AVERAGE                YIELD/    AVERAGE                YIELD/     AVERAGE            YIELD/
                                        BALANCE      INTEREST   RATE     BALANCE     INTEREST    RATE      BALANCE   INTEREST RATE
------------------------------------------------------------------------------------------------------------------------------------
                                                                              (Dollars in Thousands)

INTEREST-EARNING ASSETS
Loans receivable, net (1)               $305,605    $ 26,424    8.65%    $256,529    $ 22,040    8.59%    $216,635  $ 19,735  9.11%
Investment securities                     80,822       4,982    6.16       72,550       3,391    4.67       55,251     2,697  4.88
Mortgage-backed securities                45,399       3,192    7.03       21,126       1,230    5.82       15,708       804  5.12
Other interest-earning assets             15,364         812    5.29       13,371         461    3.45       14,700       410  2.79
------------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets            447,190      35,410    7.92      363,576      27,122    7.46      302,294    23,646  7.82
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets                11,787                           10,166                            8,910
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                            $458,977                         $373,742                         $311,204
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Deposits (2)                            $399,460      20,428    5.11     $328,326      13,762    4.19     $282,492    11,818  4.18
Advances from FHLB                        14,420         914    6.34        6,035         351    5.82         --        --     --
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities       413,880      21,342    5.16      334,361      14,113    4.22      282,492    11,818  4.18
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities            6,013                            4,013                            3,574
------------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                      39,084                           35,368                           25,138
------------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                   $458,977                         $373,742                         $311,204
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                 $ 14,068                         $ 13,009                       $ 11,828
Interest rate spread                                            2.76%                            3.24%                        3.64%
Net interest margin                                             3.15%                            3.58%                        3.91%
Ratio of average
  interest-earning
  assets to average
  interest-bearing
  liabilities                                                 108.05%                          108.74%                      107.01%
------------------------------------------------------------------------------------------------------------------------------------

(1) Average balances include non-accrual loans. Interest income includes deferred loan fee amortization of $1,676,000, $1,911,000 and $1,560,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

(2) Deposits include noninterest-bearing demand accounts which were $11,728,000, $10,159,000 and $6,755,000 at December 31, 1995, 1994, and 1993,
    respectively.

Table II presents certain information regarding changes in interest income and interest expense of the Bank for the years ended December 31, 1995, 1994 and 1993. The table shows the changes in interest income and expense by major category attributable to changes in the average balance (volume) and changes in interest rates. The net change not attributable to either rate or volume is allocated on a pro-rata basis to the change in rate or volume. Assets held for sale are included in the major asset category as if they were held-to-maturity.



----------------------------------------------------------------------------------------------
TABLE II                          1995 COMPARED TO 1994              1994 COMPARED TO 1993
                                   INCREASE (DECREASE)                 INCREASE (DECREASE)
                                   DUE TO CHANGES IN:                  DUE TO CHANGES IN:

                               VOLUME      RATE      TOTAL         VOLUME     RATE    TOTAL
----------------------------------------------------------------------------------------------
                                                                                (In Thousands)
INTEREST INCOME ON
 INTEREST-EARNING ASSETS

Loans, net                    $ 4,230     $ 154    $ 4,384        $ 3,480  $ (1,175) $ 2,305
Investment securities             419     1,172      1,591            814      (120)     694
Mortgage-backed
  securities                    1,661       301      1,962            305       121      426
Other                              77       274        351            (35)       86       51
----------------------------------------------------------------------------------------------
  Total                         6,387     1,901      8,288          4,564    (1,088)   3,476
----------------------------------------------------------------------------------------------
INTEREST EXPENSE ON
 INTEREST-BEARING LIABILITIES

Deposits                        3,311     3,355      6,666          1,916        28    1,944
Borrowings                        533        30        563            351         0      351
----------------------------------------------------------------------------------------------
  Total                         3,844     3,385      7,229          2,267        28    2,295
----------------------------------------------------------------------------------------------
CHANGE IN NET INTEREST INCOME $ 2,543   ($1,484)   $ 1,059        $ 2,297   ($1,116) $ 1,181
----------------------------------------------------------------------------------------------


PROVISIONS FOR LOAN LOSSES

The provision for loan losses represents a charge to income for possible credit losses. The Bank maintains the level of the allowance for loan losses at an amount adequate to absorb potential losses inherent in the loan portfolio. A quarterly review of the adequacy of the allowance for loan losses considers growth in the loan portfolio, potential losses identified by the portfolio review process, and the Bank's historical loan loss experience. In addition, the Bank considers economic conditions, including the overall level of interest rates and the general trend of the national economy, local economy and housing markets. The allowance is determined in accordance with generally accepted accounting principles.

The provision for loan losses was $238,000 in 1995, $92,000 in 1994 and $77,000 in 1993. The provision for 1995 was increased primarily as a result of growth in the overall loan portfolio. The provisions for the three years ended December 31, 1995, reflect generally stable economic conditions in the Bank's market area, as well as the high credit quality of the Bank's loan portfolio. The allowance for loan losses throughout 1995, 1994 and 1993 was commensurate with management's estimate of the credit risk in the loan portfolio.

                            Strongsville Savings Bank



NONINTEREST INCOME

Noninterest income is comprised mainly of fees the Bank earns from services performed for customers and for servicing loans sold to the secondary market. Loan servicing and other loan related fees were $464,000 in 1995, $545,000 in 1994 and $601,000 in 1993. These fees have declined during 1995 and 1994 as loan prepayment penalties and servicing fees on sold loans have declined.

Gains on the sale of loans to the secondary market are also included in noninterest income. This is the component of noninterest income with the greatest amount of variation. Gain on sales of loans experiences variations due to the level of loans the Bank sells to the secondary market and to the price offered by the secondary market for such loans. The Bank sells loans to the secondary market in conjunction with certain fixed-rate loan programs, to provide funding and as an interest rate risk management tool. The Bank recorded gains on loan sales of $964,000 in 1995, $228,000 in 1994 and $1,799,000 in
1993.

In 1995 the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 122, Accounting for Mortgage Servicing Rights which enabled the Bank to capitalize the fair value of originated mortgage servicing rights for loans sold. The Bank realized gains on loan sales of $281,000 (pre-tax) as a result of adopting SFAS No. 122 in 1995.

NONINTEREST EXPENSES

The Bank has made a commitment to expand its franchise value by blanketing its market area with easy access Community Financial Centers. It believes the expansion of its financial network will benefit current and future customers by being close to home. There are operating costs involved in franchise expansion; however, the Bank believes that the benefits of expanding to provide full coverage to the Bank's targeted market are worth the investment.

As the Bank grows and expands its franchise and services into more communities, it has worked hard to contain costs. The Bank's ratio of noninterest expense to average assets was 1.85% in 1995, 1.93% in 1994 and 1.92% in 1993. The common benchmark for this ratio is 2.00% or less. According to the SNL Securities Thrift Performance as of September 30, 1995, industry averages were 2.25% for the twelve months ended September 30, 1995, and 2.27% and 2.28% for the years ended December 31, 1994 and 1993, respectively.

Noninterest expense was $8,626,000 in 1995, $7,370,000 in 1994 and $6,129,000
in 1993. The increases were primarily due to the Bank's franchise expansion program which added three Community Financial Centers in the past two years. The Bank is also preparing to add two more locations in the first half of 1996. Human resources, deposit insurance premiums and occupancy expenses increased as a result of the franchise expansion. Other increases were related to investment in technology, higher franchise taxes and general price increases.

FEDERAL INCOME TAXES

The Bank provided for federal income taxes as follows: $2,539,000 in 1995, $2,331,000 in 1994 and $2,915,000 in 1993. The changes in the level of the Bank's provision for federal income taxes were primarily due to changes in the level of pre-tax income. The effective tax rates for the periods were 35.0% in 1995, 34.5% in 1994 and 34.4% in 1993.

LENDING ACTIVITIES

Providing mortgage loans to homeowners is the cornerstone of the Bank's lending activities. The Bank principally originates conventional first mortgage loans secured by residential real estate. Loans made to homeowners on owner-occupied one-to-four family residences typically have low credit risk because the borrower occupies the home. In addition, credit risk management is enhanced because real estate values in Northeastern Ohio have historically been stable.

Loans secured by multi-family and commercial property generally present a higher degree of credit risk than residential loans. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family and commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired.

The Bank has developed a niche in the residential construction loan market. The Bank makes residential land development loans to local builders and developers with whom strong business relationships have been developed. These loans are made on land zoned for residential use which will be developed into residential building lots. In addition, the Bank provides construction loans to builders for the construction of homes, most of which are pre-sold, and to individuals for the construction of their homes.

These development and construction loans are generally perceived as being riskier than other conventional residential loans because there is uncertainty related to the completion of a project within the time and cost budgets. The Bank's management constantly monitors these loans and reviews the progress of each with the borrowers and contractors to manage and mitigate the risk involved.







  The following table illustrates the composition of the Bank's loan portfolio:

-----------------------------------------------------------------------------------
                                                          DECEMBER 31
   LOAN COMPOSITION                         1995             1994            1993
-----------------------------------------------------------------------------------
                                                         (In Millions)

   Real estate loans
    One-to-four-family                  $  225.9         $  194.6        $  164.8
    Multi-family & commercial               43.6             39.8            41.6
    Construction                            33.9             34.4            26.5

   Residential acquisition
    & development                           48.5             29.1            24.0

   Other loans                              12.9              9.0             6.5
-----------------------------------------------------------------------------------
       Total loans                      $  364.8         $  306.9        $  263.4
-----------------------------------------------------------------------------------

         Loan originations by type were as follows for the years ended:


-----------------------------------------------------------------------------------
                                                      YEAR ENDED DECEMBER 31
   LOAN ORIGINATIONS                        1995             1994            1993
-----------------------------------------------------------------------------------
                                                       (In Millions)

   Real estate loans
    One-to-four-family                   $  86.0          $  63.1        $  123.1
    Multi-family & commercial                5.2              2.7             7.5
    Construction                            43.6             50.2            40.6

   Residential acquisition
    & development                           43.2             30.5            16.4

   Other loans                               8.9              5.7             4.1
-----------------------------------------------------------------------------------
       Total loan originations          $  186.9         $  152.2        $  191.7
-----------------------------------------------------------------------------------

                            Strongsville Savings Bank


ASSET QUALITY

Management has designed stringent underwriting standards to minimize credit risk in the Bank's loan portfolio. All loans are subject to these standards, which include evaluating each applicant's ability to make periodic payments, his or her equity in the property, and the value of the underlying collateral. Management monitors the loan portfolio to determine that the level of credit risk remains stable and acceptable.

The Bank defines non-performing loans as those loans where there is an indication that the borrower no longer has the ability to repay. Generally, these loans are more than 90 days delinquent. Non-performing assets include non-performing loans and in-substance foreclosed loans. The Bank's non-performing assets have consistently been below peer group averages. The Bank's ratio of non-performing assets to total assets was 0.42%, 0.19%, and 0.08% at December 31, 1995, 1994 and 1993, respectively. According to the SNL Securities Thrift Performance Report as of September 30, 1995, the industry average ratio of non-performing assets to total assets was 0.65% for the twelve months ended September 30, 1995 and 0.82% and 1.50% for the years ended December 31, 1994 and 1993, respectively.

-----------------------------------------------------------------------------------
                                                        DECEMBER 31
   NON-PERFORMING ASSETS                   1995            1994              1993
-----------------------------------------------------------------------------------
                                                 (Dollars in Thousands)

   Total non-performing loans            $ 2,052            $ 789            $ 266
   In-substance foreclosed loans               0                0                0
-----------------------------------------------------------------------------------
   Total non-performing assets           $ 2,052            $ 789            $ 266
-----------------------------------------------------------------------------------

   Non-performing assets to
     total assets                           0.42%           0.19%            0.08%

   Allowance for loan losses to
     non-performing loans                  56.91%         120.11%          315.80%

   Net charge-offs (recoveries) to average
    loans outstanding for the year          0.01%          (0.01%)          (0.02%)
-----------------------------------------------------------------------------------



At December 31, 1995, non-performing loans included nineteen residential loans totaling $1,958,000, three commercial loans totaling $70,000, and fifteen consumer loans totaling $24,000. The ratio of net charge-offs to average loans outstanding illustrates the Bank's commitment to minimizing credit risk through its strict underwriting standards and collection procedures.

At December 31, 1995, there were two loans secured by funeral homes to a single borrower totaling $1.1 million which are not included in the table above. Indications of possible cash flow problems have caused management concern regarding the borrower's ability to comply with present loan repayment terms and may result in the classification of these loans as non-performing in the future. Based on written opinions from an independent fee appraiser, the collateral value of the properties are sufficient to cover the total outstanding debt.

ASSET/LIABILITY MANAGEMENT

Interest rate risk is the risk that the Bank's net interest income or net portfolio value will decline significantly during periods of changing interest rates. The Bank is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits with short and medium term maturities, mature or reprice more rapidly, or on a different basis, than its interest-earning assets. While having liabilities that mature or reprice more frequently than assets will be beneficial in times of declining interest rates, such an asset/liability structure will result in lower net interest income during periods of rising interest rates, unless offset by other factors such as noninterest income. The Bank believes that its interest rate gap has been maintained within a tolerable range. The Bank's interest rate gap is illustrated in Table III.

A key element of the Bank's strategy is to buffer net income from changes in interest rates by reducing the maturity or repricing mismatch between its interest-earning assets and interest rate sensitive liabilities.

The Bank has endeavored to shorten the terms to maturity or repricing on interest-earning assets by originating adjustable rate mortgage (ARM) loans, selling certain fixed-rate residential loans to the Federal Home Loan Mortgage Corporation (Freddie Mac) and investing in securities with short to medium terms. This strategy has resulted in an investment of $171.3 million, or 47.0% of the Bank's total mortgage loan portfolio in ARM loans at December 31, 1995. The Bank originated $95.7 million in ARM loans in 1995 which was 53.8% of total mortgage loans originated in 1995. The Bank originated $66.4 million and $55.4 million in ARM loans in 1994 and 1993, respectively. Although the Bank is committed to originating ARM loans, it believes that discounted "teaser" rates mitigate the effectiveness of ARM loans for managing interest rate risk and does not offer such loans.

The Bank sold $42.6 million in long-term fixed rate loans to Freddie Mac during 1995. The Bank only sells loans to the secondary market on a non-recourse basis with servicing retained.

The Bank has also attracted long-term fixed-rate deposits in an effort to lengthen the terms of its interest-bearing liabilities. At December 31, 1995, the Bank's long-term fixed-rate deposits with remaining terms exceeding three years were $65.4 million.

The Bank's investment portfolio consists primarily of investment grade corporate debt, government agency debt and mortgage-backed securities issued by government agencies. Substantially all of the corporate debt and government agency debt mature in three years or less. The Bank took advantage of the one-time opportunity granted by the Financial Accounting Standards Board to re-assess and reclassify certain securities under SFAS No. 115. The Bank transferred $40.0 million in securities from held-to-maturity to available for sale on December 30, 1995.

                            Strongsville Savings Bank


Table III illustrates the maturities or repricing of the Bank's assets and liabilities at December 31, 1995 based on information from the financial model used by the Bank concerning prepayments and decay rates of major asset and liability categories.



-----------------------------------------------------------------------------------------------------------------------------------
TABLE III                                                           DECEMBER 31, 1995

MATURING OR                            WITHIN       6-12          1-3            3-5           5-10          10 OR         TOTAL
REPRICING PERIODS                     6 MONTHS     MONTHS        YEARS          YEARS          YEARS          MORE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                  (Dollars in Thousands)
INTEREST-EARNING
 ASSETS

  Adjustable-rate mortgage loans     $  24,347   $  16,837    $  13,332      $    --        $    --       $    --       $  54,516
  Fixed-rate mortgage loans             12,105      11,416       39,520         31,207         51,868        29,232       175,348
  Other loans                           63,788      27,209       13,045          3,939          3,282          --         111,263
  Investments                           57,413      12,982       50,846          4,311          5,096        11,714       142,362
-----------------------------------------------------------------------------------------------------------------------------------
    Total                              157,653      68,444      116,743         39,457         60,246        40,946       483,489
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING
 LIABILITIES
  Certificate of deposit accounts      107,629      83,620       67,680         65,444           --            --         324,373
  Money market deposit accounts          4,177       3,418        8,500          3,815          2,688           420        23,014
  NOW and passbook accounts              9,841       8,522       24,100         13,556         13,293         4,136        73,448
  Advances from FHLB                    10,250         500        2,000            583           --            --          13,333
-----------------------------------------------------------------------------------------------------------------------------------
      Total                            131,897      96,060      102,280         83,398         15,981         4,556       434,172
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SENSITIVITY GAP           25,756     (27,616)      14,463        (43,941)        44,265        36,390     $  49,317
--------------------------------------------------------------------------------------------------------------------    -----------
CUMULATIVE GAP                       $  25,756   ($  1,860)   $  12,603      ($ 31,338)     $  12,927     $  49,317
-------------------------------------------------------------------------------------------------------------------
CUMULATIVE INTEREST RATE
  SENSITIVITY GAP AS A PERCENT
  OF TOTAL ASSETS AT
  DECEMBER 31, 1995                       5.23%       (0.38%)     2.56%         (6.37%)        2.63%        10.02%
-----------------------------------------------------------------------------------------------------------------------------------
CUMULATIVE INTEREST RATE
  SENSITIVITY GAP AS A PERCENT
  OF TOTAL ASSETS AT
  DECEMBER 31, 1994                      (0.51%)      (6.80%)    (5.49%)        (6.38%)        1.51%        10.80%
-----------------------------------------------------------------------------------------------------------------------------------


The table presents the repricing dates of the Bank's interest-earning assets and interest-bearing liabilities at December 31, 1995. The annual prepayment and decay rates used in this table are obtained from an independent analysis service. Annual prepayment assumptions for 1995 range from 8% to 21% on fixed-rate mortgage loans, 18% to 28% on ARM loans, 9% to 22% on non-residential real estate mortgage loans, and 5% to 7% on other loans. Annual prepayment assumptions for 1994 range from 6% to 12% on fixed-rate mortgage loans, 19% on ARM loans and 7% on other loans. The NOW, money market deposit and passbook accounts' decay rates for 1995 were assumed to vary across time horizons from 0% to 33%. In 1994, such decay rates were assumed to be 40%.

The method used to analyze interest-rate sensitivity in Table III has a number of limitations. Certain assets and liabilities may react differently to changes in interest rates even though they reprice or mature in the same or similar time periods. The interest rates on certain assets and liabilities may change at different times from changes in market interest rates, with some changing in advance of changes in market rates and some lagging behind changes in market rates. Also, certain assets, e.g. ARM loans, often have provisions that may limit changes in interest rates each time the interest rate changes and on a cumulative basis over the life of the loan. Additionally, the actual prepayments and withdrawals experienced in the event of a change in interest rates could deviate significantly from those assumed in calculating the data shown in the table. Finally, the ability of some borrowers to service their debt may decrease in the event of an interest rate increase.

LIQUIDITY

The Bank is required to maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, specified United States Government, state or federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to a monthly average of not less than specified percentages of its net withdrawable deposit accounts plus short-term borrowings. The average eligible liquidity at December 31, 1995 was 22.02%, which exceeded the 5.0% requirement. The Bank's short-term liquidity at December 31, 1995 was 9.95%, which exceeded the 1.0% requirement.

Like other financial institutions, the Bank must ensure that sufficient funds are available to meet deposit withdrawals, loan commitments, and expenses. Management of the Bank's cash flows requires the anticipation of deposit flows and loan payments. The Bank's primary sources of funds are deposits and principal and interest payments on loans. The Bank uses funds from deposit inflows and principal and interest payments on loans primarily to originate loans, and to purchase short-term investment securities and interest-earning deposits.

At December 31, 1995, loans-in-process to be funded over a future period of time totaled $23.6 million, and loan commitments or loans committed but not closed totaled $26.4 million. There were no commitments to purchase or sell loans at December 31, 1995. Funding for these amounts is expected to be provided by the sources described above. Management believes the Bank has adequate resources to meet its normal funding requirements.

The Bank is a party to a credit agreement with the Federal Home Loan Bank (FHLB) of Cincinnati where by the Bank can obtain advances. The Bank had $13.3 million in advances outstanding from the FHLB of Cincinnati at December 31, 1995.


DIVIDENDS

The Bank paid quarterly dividends totaling $0.40 per share for 1995. On December 20, 1995, the Board of Directors approved a first quarter 1996 dividend of $0.11 per share, or $0.44 annualized, an increase of 10.00% over 1995 dividends.


IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data herein have been prepared in accordance with generally accepted accounting principles, which require measurement of financial condition and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Since the primary assets and liabilities of the Bank are monetary in nature, changes in the general level of prices for goods and services have a relatively minor impact on the Bank's total expenses. Increases in operating expenses such as salaries and maintenance are in part attributable to inflation. However, interest rates have a far more significant effect than inflation on the performance of financial institutions, including the Bank.

NEW ACCOUNTING PRONOUNCEMENTS

See the Notes to the Consolidated Financial Statements, Note 1, caption New Accounting Standards for a discussion of accounting and reporting developments affecting the Bank.

                                   [GRAPHIC]


                        CONSOLIDATED FINANCIAL STATEMENTS


                  Consolidated Statements of
                  Financial Condition                                21


                  Consolidated Statements of Income                  22


                  Consolidated Statements of Cash Flows              23


                  Consolidated Statements of
                  Shareholders' Equity                               24


                  Notes to Consolidated Financial Statements        25-38


                  Independent Auditors' Report                       39

                                   [GRAPHIC]
                     [THE STRONGSVILLE SAVINGS BANK LOGO]

           WE OFFER A FULL RANGE OF SERVICES TO HELP YOU WITH YOUR...



SAVINGS
Individual Retirement Accounts (IRA's)
Certificates of Deposit (CD's) (7 days to 10 years)
Jumbo CD's
Savings Accounts
      - Passbook
      - Money Market Deposit Accounts
      - Statement Savings


CHECKING & CREDIT
NOW Checking Accounts for individuals
ATM Machines and Cards
Mortgage Loans
Home Equity Loans
Mastercard(R) & VISA(R) Credit Cards
Mortgage Refinance Loans
Real Estate Loans
Personal Loans
Auto Loans


BUSINESS
Commercial / Corporate Accounts
Construction Loans to Builders
Merchant Mastercard(R) and VISA(R) Program
Small Business Administration (SBA) Loans
Commercial Loans
Commercial Real Estate Loans


OTHER SERVICES
Safe Deposit Boxes
Official Bank Checks
Travelers Cheques
Wire Transfers
U.S. Savings Bonds



                                        For information, contact any
                                        [THE STRONGSVILLE SAVINGS BANK LOGO]

                                        NOW OPEN SIX DAYS TO SERVE YOU BETTER


[GRAPHIC]
EQUAL HOUSING
 LENDER

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             (Dollars In Thousands)

-------------------------------------------------------------------------------------------

                                                                         December 31
                                                                    1995             1994
-------------------------------------------------------------------------------------------
ASSETS
         CASH AND CASH EQUIVALENTS
            Cash and deposits with banks                         $   3,574       $   2,354
            Interest-bearing deposits with banks                    11,935           8,295

         INVESTMENT SECURITIES
            Held-to-maturity (fair values of $49,640
              and $74,217 at December 31,1995 and
              1994, respectively)                                   49,354          75,715
            Available for sale (at fair value)                      26,595           3,985


         MORTGAGE-BACKED SECURITIES
            Held-to-maturity (fair values of $37,819
              and $36,736 at December 31, 1995 and
              1994, respectively)                                   37,256          37,274
            Available for sale (at fair value)                      14,749            --

         LOANS -- NET
            (including allowance for loan losses of $1,168
            and $948 at December 31, 1995 and
            1994, respectively)                                    331,017         281,843

         LOANS HELD FOR SALE                                         5,334            --
         ACCRUED INTEREST RECEIVABLE                                 3,299           2,579
         FEDERAL HOME LOAN BANK STOCK-- AT COST                      2,407           1,820
         PREMISES AND EQUIPMENT-- NET                                4,334           3,527
         PREPAID EXPENSES AND OTHER ASSETS                           2,243           1,866

-------------------------------------------------------------------------------------------
TOTAL ASSETS                                                     $ 492,097       $ 419,258
-------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

         LIABILITIES
            Deposits                                             $ 432,563       $ 363,050
            Advances from Federal Home Loan Bank                    13,333          15,583
            Advance payments by borrowers for
             taxes and insurance (escrow)                            1,222           1,001
            Deferred federal income tax                              1,583             905
            Accrued interest payable                                   425             300
            Accounts payable and other accrued expenses              1,880           1,266
-------------------------------------------------------------------------------------------
         TOTAL LIABILITIES                                         451,006         382,105
-------------------------------------------------------------------------------------------
         SHAREHOLDERS' EQUITY
            Common stock, no par value; 10,000,000
             shares authorized, 2,530,800 shares
             issued and outstanding                                  9,831           9,831
            Retained earnings (substantially restricted)            31,064          27,360
            Net unrealized gains (losses) in the fair
              value of securities                                      196             (38)
-------------------------------------------------------------------------------------------
          TOTAL SHAREHOLDERS' EQUITY                                41,091          37,153
-------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       $ 492,097       $ 419,258
-------------------------------------------------------------------------------------------

                 See notes to consolidated financial statements.

                        Consolidated Statements of Income

                  (Dollars in Thousands, Except Per Share Data)


------------------------------------------------------------------------------------------------
                                                                 YEAR ENDED DECEMBER 31
                                                       1995             1994              1993
------------------------------------------------------------------------------------------------

        INTEREST INCOME
            Loans                                   $  26,424        $  22,040         $  19,735
            Investment securities                       4,982            3,391             2,697
            Mortgage-backed securities                  3,192            1,230               804
            Other investments                             812              461               410
------------------------------------------------------------------------------------------------
                                                       35,410           27,122            23,646
------------------------------------------------------------------------------------------------

        INTEREST EXPENSE

            Deposits                                   20,428           13,762            11,818
            Advances from Federal Home Loan Bank          914              351               --
------------------------------------------------------------------------------------------------
                                                       21,342           14,113            11,818
------------------------------------------------------------------------------------------------
              Net interest income                      14,068           13,009            11,828
------------------------------------------------------------------------------------------------

        PROVISION FOR LOAN LOSSES                         238               92                77
------------------------------------------------------------------------------------------------
            Net interest income after
            provision for loan losses                  13,830           12,917            11,751

        NONINTEREST INCOME
            Gain on sale of loans                         964              228             1,799
            Loan servicing fees                           464              545               601
            Service fees and other charges                537              388               349
            Other                                          87               33               113
------------------------------------------------------------------------------------------------
                                                        2,052            1,194             2,862
------------------------------------------------------------------------------------------------
        NONINTEREST EXPENSE
            Salaries and employee benefits              3,487            2,935             2,382
            Net occupancy and equipment                 1,392            1,112               971
            Federal deposit insurance premium             850              703               623
            Franchise tax                                 491              443               258
            Other                                       2,406            2,177             1,895
------------------------------------------------------------------------------------------------
                                                        8,626            7,370             6,129
------------------------------------------------------------------------------------------------
            Income before federal income taxes          7,256            6,741             8,484

        FEDERAL INCOME TAXES                            2,539            2,331             2,915
------------------------------------------------------------------------------------------------
        NET INCOME                                  $   4,717         $  4,410         $   5,569
------------------------------------------------------------------------------------------------
        EARNINGS PER COMMON SHARE                      $ 1.86        $    1.74        $     2.73

        WEIGHTED AVERAGE NUMBER OF
        COMMON SHARES OUTSTANDING                   2,530,800        2,530,800         2,042,066
------------------------------------------------------------------------------------------------



See notes to consolidated financial statements.

                      Consolidated Statements of Cash Flows
                                 (In Thousands)


------------------------------------------------------------------------------------------------------
                                                                         YEAR ENDED DECEMBER 31
                                                                1995            1994             1993
------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                $  4,717        $  4,410        $  5,569
    Adjustments to reconcile net income
      to net cash provided by (used in)
      operating activities:
        Provision for loan losses                                  238              92              77
        Gain from sale of loans                                   (964)           (228)         (1,799)
        Amortization of deferred yield items                    (2,484)         (2,103)         (1,645)
        Proceeds from sale of loans originated for sale         38,351          21,551          46,530
        Disbursements on loans originated for sale             (43,258)         (7,795)        (91,351)
        Depreciation and amortization                              821             741             619
        Effect of change in accrued
          interest receivable and payable                         (595)           (583)           (740)
        Deferred federal income taxes                              597           1,192             360
          Other                                                   (117)         (2,057)            506
------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES             (2,694)         15,220         (41,874)
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Net (increase) decrease in loans                           (50,416)        (50,965)          9,847
    Purchases of:
      Mortgage-backed securities and loans                     (22,284)        (29,383)         (5,073)
      Investment securities                                    (59,176)        (58,689)        (60,688)
      Federal Home Loan Bank Stock                                (437)           --              --
      Premises and equipment                                    (1,489)           (746)           (889)
    Proceeds from:
      Loan sales                                                 4,725            --            12,791
      Mortgage-backed security principal
        repayments and maturities                                7,103           4,534           9,719
      Sales of available for sale securities                     2,518           3,995            --
      Investment security maturities                            60,528          36,833          33,288
    Other                                                           11              27             (31)
------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                          (58,917)        (94,394)         (1,036)
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
       Net increase in deposits                                 69,513          68,300          25,017
       Proceeds from advances from
         Federal Home Loan Bank (FHLB)                           2,000          16,000            --
       Payments on advances from FHLB                           (4,250)           (417)           --
       Net proceeds from sale of common stock                     --              --             7,609
       Payment of dividends on common stock                     (1,013)           (797)           (580)
       Increase (decrease) in escrow                               221            (147)            414
------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                       66,471          82,939          32,460
------------------------------------------------------------------------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                          4,860           3,765         (10,450)

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE YEAR              10,649           6,884          17,334
------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF THE YEAR                  $ 15,509        $ 10,649        $  6,884
------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                 Consolidated Statements of Shareholders' Equity

                  (Dollars in Thousands, Except Per Share Data)


-------------------------------------------------------------------------------------------------------------
                                                            NET UNREALIZED
                                                            GAIN (LOSS)                        TOTAL
                                        COMMON              IN THE FAIR VALUE    RETAINED      SHAREHOLDERS'
                                        STOCK               OF SECURITIES        EARNINGS      EQUITY
-------------------------------------------------------------------------------------------------------------

        Balance, January 1, 1993        $  2,222                $ --           $  18,758     $  20,980

        Dividends-- $0.28 per share          --                                     (580)         (580)

        Issuance of 644,000
         shares of common stock            7,609                                      --         7,609

        Net income                                                --               5,569         5,569
-------------------------------------------------------------------------------------------------------------
        Balance, December 31, 1993         9,831                  --              23,747        33,578

        Dividends-- $0.315 per share         --                                     (797)         (797)

        Net unrealized gain (loss) in the
         fair value of securities            --                  (38)                 --           (38)

        Net income                           --                                    4,410         4,410
-------------------------------------------------------------------------------------------------------------
        Balance, December 31, 1994         9,831                 (38)             27,360        37,153

        Dividends-- $0.40 per share          --                                   (1,013)       (1,013)

        Net unrealized gain (loss) in the
         fair value of securities            --                  234                  --           234

        Net income                           --                                    4,717         4,717
-------------------------------------------------------------------------------------------------------------
        Balance, December 31, 1995      $  9,831              $  196           $  31,064    $   41,091
-------------------------------------------------------------------------------------------------------------



See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


NATURE OF OPERATIONS

The Strongsville Savings Bank (Bank) conducts its principal activities from its Community Financial Centers located in southwestern Cuyahoga, Lorain and Medina counties. The Bank's principal activities include residential lending and retail banking.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of The Strongsville Savings Bank and its subsidiary. All material intercompany transactions and balances have been eliminated. Certain prior period data has been reclassified to conform to current year presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions and estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INVESTMENT AND MORTGAGE-BACKED SECURITIES

Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires securities to be classified as held-to-maturity, available for sale or trading. Only those securities classified as held-to-maturity are reported at amortized cost. Management has the intent and ability to hold securities classified as held-to-maturity, to maturity. Securities classified as available for sale and trading are reported at their fair values. Unrealized gains and losses, net of deferred income taxes, on available for sale securities are included in shareholders' equity. Unrealized gains and losses, net of deferred income taxes, on trading securities are included in income. The Bank adopted SFAS No. 115 effective January 1, 1994. Prior to adoption of SFAS No. 115, securities classified as held for sale were carried at the lower of cost or fair value. Realized securities gains or losses are reported in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method.

On December 30, 1995, management took a permitted one-time opportunity to re-evaluate securities classification under SFAS No. 115 and reclassified securities with an amortized cost of $40,047,000 from held-to-maturity to available for sale. The unrealized gain at the time of the transfer was $297,000.

LOANS

Interest income on loans is based on the principal balance outstanding. Interest is accrued as earned unless there is a distinct indication that the borrower's cash flow or collateral may not be sufficient to meet his/her contractual obligations. Loans are also placed on nonaccrual status when principal or interest is past due more than ninety days, unless the loan is well secured by real estate. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest is charged against income. Interest is subsequently recognized only to the extent that cash payments are received. When the borrower has demonstrated that he/she has the intent and ability to make scheduled principal and interest payments the loan may be returned to accrual status.

Loan origination fees, net of certain direct loan origination costs, are deferred and amortized over the life of the related loans as a yield adjustment for loans originated for investment. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as a basis adjustment for loans originated for sale. Loan commitment fees are deferred and recognized as yield adjustments over the estimated life of the related loans.

Residential mortgage loans held for sale are valued at the lower of aggregate cost or market value and were $5,334,000 at December 31, 1995. Gains or losses on sales are recognized in Noninterest Income or Noninterest Expense, respectively, upon delivery.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



The Bank adopted SFAS No. 122, Accounting for Mortgage Servicing Rights, effective January 1, 1995, which requires an entity that sells or securitizes loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values. The resulting capitalized mortgage servicing rights must be assessed for impairment periodically based on fair value, with any impairment recognized through a valuation allowance. The effect of adopting SFAS No. 122 in 1995 was to increase the gain on sales of loans by $281,000 (pre-tax).

The Bank adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure, effective January 1, 1995. This statement requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rates or the fair value of the underlying collateral. The statement also specifies alternative methods for recognizing interest income on loans that are impaired or for which there are credit concerns. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due in accordance with contractual terms of the loan agreement. The Bank performs a review of all loans greater than $500,000 to determine if the impairment criteria have been met. The Bank's policy for income recognition was not affected by the adoption of SFAS Nos. 114 and 118. The adoption of SFAS Nos. 114 and 118 has not affected the Bank's allowance for loan losses or the related provision for loan losses.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level management considers adequate to absorb potential loan losses. Loans charged-off are charged to and recoveries are credited to the allowance. Provisions for loan losses are based on management's review of the historical loan loss experience, known and inherent risks in the portfolio, current economic conditions and such other factors that, in management's judgment, are relevant.

PREMISES AND EQUIPMENT

Bank premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed on the straight-line method over the lives of the related leases or the useful lives of the related assets, whichever is shorter. Maintenance, repairs and minor improvements are charged to operating expenses as incurred.

INTANGIBLE ASSETS

Cost in excess of the fair value of net assets acquired (goodwill) is stated net of accumulated amortization and is included in prepaid expenses and other assets in the Consolidated Statements of Financial Condition. Goodwill for acquisitions after September 30, 1982 is being charged to operations over the estimated remaining life of the long-term interest-bearing assets acquired using the level-yield method. Goodwill for acquisitions before October 1, 1982 is being charged to operations over twenty-five years using the straight-line method.

EARNINGS PER SHARE

Net income per share is calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The assumed exercise of stock options does not have a materially dilutive effect.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SHAREHOLDERS' EQUITY

The Bank paid dividends of $1,013,000 in 1995 and $797,000 in 1994. The Bank's ability to make capital distributions is restricted by OTS regulations. As a Tier 1 Association under OTS regulations, the Bank is granted the greatest flexibility in capital distributions. The Bank is authorized to distribute the greater of: (1) 100% of year-to-date net income plus 50% of excess capital at the beginning of the year or (2) 75% of net income over the most recent four-quarter period. Dividend payments were limited to $13,034,000 at December 31, 1995.

The Bank sold 644,000 shares of common stock in its initial public offering on October 5, 1993. The net proceeds of this offering totaled $7,609,000.

STATEMENT OF CASH FLOWS

The Bank considers all cash and deposits with banks maturing in three months or less to be cash equivalents for the Statement of Cash Flows.

Income tax payments of $1,718,000, $1,989,000 and $2,853,000 were made for the years ended December 31, 1995, 1994 and 1993, respectively. Interest paid totaled $21,218,000, $13,925,000 and $12,061,000 for the years ended December 31, 1995, 1994 and 1993, respectively. There were no transfers from loans to real estate owned during the years ended December 31, 1995 and 1993, nor any loans made to finance the sale of real estate owned. During the year ended December 31, 1994, transfers from loans to real estate owned were $113,000 and loans made to finance the sale of real estate owned were $100,000.

NEW ACCOUNTING STANDARDS

SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of these assets may not be recoverable. This statement is effective January 1, 1996 and is not expected to have a material effect on the Bank's Consolidated Financial Statements.

SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, adoption of a fair-value-based accounting method for employee stock-based compensation arrangements and is effective January 1, 1996. Management intends to continue to use the Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, intrinsic value method for measurement and recognition of stock-based compensation.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2. INVESTMENT SECURITIES

           Amortized cost, fair values, maturities and yields for held-to-maturity securities are summarized as follows:

------------------------------------------------------------------------------------------------------------------------
                                                                              DECEMBER 31, 1995
                                                                                                               WEIGHTED
                                                    AMORTIZED      GROSS           GROSS          FAIR         AVERAGE
                                                    COST       UNREALIZED GAIN UNREALIZED LOSS    VALUE        YIELD
------------------------------------------------------------------------------------------------------------------------
                                                                            (in thousands)

     U.S. GOVERNMENT AND AGENCY OBLIGATIONS
       Due in one year or less                      $ 1,200        $    --        $    --        $ 1,200        5.95%
------------------------------------------------------------------------------------------------------------------------
     CORPORATE BONDS
       Due in one year or less                       20,388             56             31         20,413        5.95
       Due after one year through five years         23,845            277             36         24,086        6.36
------------------------------------------------------------------------------------------------------------------------
                                                     44,233            333             67         44,499        6.17
------------------------------------------------------------------------------------------------------------------------
     OTHER
       Due in one year or less                           23             --             --             23        6.12
       Due after one year through five years          3,898             21              1          3,918        7.55
------------------------------------------------------------------------------------------------------------------------
                                                      3,921             21              1          3,941        7.55
------------------------------------------------------------------------------------------------------------------------
     TOTAL                                          $49,354        $   354        $    68        $49,640        6.27%
------------------------------------------------------------------------------------------------------------------------

                                                                                December 31, 1994
------------------------------------------------------------------------------------------------------------------------
     U.S. GOVERNMENT AND AGENCY OBLIGATIONS
       Due in one year or less                      $ 8,696         $   --        $    22        $ 8,674        5.35%
       Due after one year through five years          6,027             --            103          5,924        6.89
------------------------------------------------------------------------------------------------------------------------
                                                     14,723             --            125         14,598        5.98
------------------------------------------------------------------------------------------------------------------------
     CORPORATE BONDS
       Due in one year or less                       29,408              1            404         29,005        4.56
       Due after one year through five years         29,695              1            935         28,761        5.32
------------------------------------------------------------------------------------------------------------------------
                                                     59,103              2          1,339         57,766        4.94
------------------------------------------------------------------------------------------------------------------------
     OTHER
       Due in one year or less                           96             --             --             96        7.75
       Due after one year through five years          1,793             --             36          1,757        7.13
------------------------------------------------------------------------------------------------------------------------
                                                      1,889             --             36          1,853        7.17
------------------------------------------------------------------------------------------------------------------------
     TOTAL                                          $75,715        $     2        $ 1,500        $74,217        5.20%
------------------------------------------------------------------------------------------------------------------------

At December 31, 1995 and 1994, securities with a book value of $ 1,200,000 and $ 700,000, respectively, were pledged as collateral for public funds and treasury, tax and loan deposits.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Amortized cost, fair values, maturities and yields for available for sale securities are summarized as follows:


-------------------------------------------------------------------------------------------------------------------
                                                                             DECEMBER 31, 1995
                                                                                                           WEIGHTED
                                               AMORTIZED      GROSS           GROSS         FAIR           AVERAGE
                                               COST      UNREALIZED GAIN  UNREALIZED LOSS   VALUE          YIELD
-------------------------------------------------------------------------------------------------------------------
U.S. GOVERNMENT AND AGENCY OBLIGATIONS                                    (in thousands)
  Due in one year or less                      $ 3,039        $     5        $  --          $ 3,044         5.67%
  Due after one year through five years         22,509             49              6         22,552         6.45
-------------------------------------------------------------------------------------------------------------------
                                                25,548             54              6         25,596         6.36
-------------------------------------------------------------------------------------------------------------------
CORPORATE BONDS
  Due in one year or less                        1,000           --                1            999         5.50
-------------------------------------------------------------------------------------------------------------------
TOTAL                                          $26,548        $    54        $     7        $26,595         6.32%
-------------------------------------------------------------------------------------------------------------------

                                                                             DECEMBER 31, 1994
-------------------------------------------------------------------------------------------------------------------
CORPORATE BONDS
  Due in one year or less                      $ 3,030        $  --          $    19        $ 3,011         4.24%
  Due after one year through five years          1,000           --               26            974         5.50
-------------------------------------------------------------------------------------------------------------------
                                               $ 4,030        $  --          $    45        $ 3,985         4.55%
-------------------------------------------------------------------------------------------------------------------

3. MORTGAGE-BACKED SECURITIES

        Amortized cost and fair values of mortgage-backed securities held-to-maturity are summarized below:


---------------------------------------------------------------------------------------------------------
                                                                   December 31, 1995
                                                                   Gross          Gross
                                                     Amortized     Unrealized     Unrealized     Fair
                                                     Cost          Gain           Loss           Value
---------------------------------------------------------------------------------------------------------

MORTGAGE POOL SECURITIES
    Federal Home Loan Mortgage
      Corporation participation certificates        $ 4,026        $    12        $    11        $ 4,027
    Government National Mortgage
      Association                                     7,194            234           --            7,428
    Other                                             6,619           --               15          6,604
---------------------------------------------------------------------------------------------------------
                                                     17,839            246             26         18,059
---------------------------------------------------------------------------------------------------------

COLLATERALIZED MORTGAGE
  OBLIGATIONS
    Federal Home Loan Mortgage
      Corporation participation certificates          1,924             30           --            1,954
    Federal National Mortgage
      Association                                     5,926            177           --            6,103
    Other                                             8,791            107           --            8,898
---------------------------------------------------------------------------------------------------------
                                                     16,641            314           --           16,955
---------------------------------------------------------------------------------------------------------

REAL ESTATE MORTGAGE
  INVESTMENT TRUSTS
    Federal Home Loan Mortgage
      Corporation participation certificates          1,963             24           --            1,987
    Federal National Mortgage
      Association                                       726              2           --              728
    Other                                                87              3           --               90
---------------------------------------------------------------------------------------------------------
                                                      2,776             29           --            2,805
---------------------------------------------------------------------------------------------------------
TOTAL                                               $37,256        $   589        $    26        $37,819
---------------------------------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


-------------------------------------------------------------------------------------------------------------
                                                                              DECEMBER 31, 1994
                                                                       GROSS            GROSS
                                                        AMORTIZED      UNREALIZED       UNREALIZED   FAIR
                                                        COST           GAIN             LOSS         VALUE
-------------------------------------------------------------------------------------------------------------
                                                                              (in Thousands)

MORTGAGE POOL SECURITIES
    Federal Home Loan Mortgage
          Corporation participation certificates        $ 4,977        $     8        $    67        $ 4,918
    Federal National Mortgage Association                 3,880           --              148          3,732
    Government National Mortgage
            Association                                   3,271             22             11          3,282
    Other                                                 8,115           --               35          8,080
-------------------------------------------------------------------------------------------------------------
                                                         20,243             30            261         20,012
-------------------------------------------------------------------------------------------------------------
COLLATERALIZED MORTGAGE OBLIGATIONS
    Federal Home Loan Mortgage
          Corporation participation certificates          1,540              3             17          1,526
    Federal National Mortgage Association                 6,466             11              2          6,475
    Other                                                 3,688              1             98          3,591
-------------------------------------------------------------------------------------------------------------
                                                         11,694             15            117         11,592
-------------------------------------------------------------------------------------------------------------
REAL ESTATE MORTGAGE INVESTMENT TRUSTS
    Federal Home Loan Mortgage
          Corporation participation certificates          3,300              9             48          3,261
    Federal National Mortgage Association                 1,881           --              165          1,716
    Other                                                   156           --                1            155
-------------------------------------------------------------------------------------------------------------
                                                          5,337              9            214          5,132
-------------------------------------------------------------------------------------------------------------
TOTAL                                                   $37,274        $    54        $   592        $36,736
-------------------------------------------------------------------------------------------------------------


        Amortized cost and fair values of mortgage-backed securities available for sale are summarized below:


-------------------------------------------------------------------------------------------------------------
                                                                              DECEMBER 31, 1995
                                                                        GROSS           GROSS
                                                         AMORTIZED      UNREALIZED      UNREALIZED     FAIR
                                                         COST           GAIN            LOSS           VALUE
-------------------------------------------------------------------------------------------------------------
                                                                              (in Thousands)

MORTGAGE POOL SECURITIES
    Federal Home Loan Mortgage
          Corporation participation certificates         $ 3,292        $    35        $    10        $ 3,317
    Government National Mortgage
          Association                                      3,723            144           --            3,867
-------------------------------------------------------------------------------------------------------------
                                                           7,015            179             10          7,184
-------------------------------------------------------------------------------------------------------------
COLLATERALIZED MORTGAGE OBLIGATIONS
    Federal Home Loan Mortgage
          Corporation participation certificates           1,452             27              9          1,470
    Federal National Mortgage Association                    678           --               16            662
-------------------------------------------------------------------------------------------------------------
                                                           2,130             27             25          2,132
-------------------------------------------------------------------------------------------------------------
REAL ESTATE MORTGAGE INVESTMENT TRUSTS
    Federal Home Loan Mortgage
           Corporation participation certificates          2,784             46              4          2,826
    Federal National Mortgage Association                  2,570             37           --            2,607
-------------------------------------------------------------------------------------------------------------
                                                           5,354             83              4          5,433
-------------------------------------------------------------------------------------------------------------
TOTAL                                                    $14,499        $   289        $    39        $14,749
-------------------------------------------------------------------------------------------------------------

Actual maturities may differ from contractual maturities when a right to call or prepay obligations, with or without prepayment penalties, exists.

The Bank's portfolio of privately issued mortgage-backed securities are backed by mortgages on residential and multi-family properties. These securities are of investment grade.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



4. LOANS

   The primary goal of the Bank's lending activities is to provide residential real estate mortgage loans to homeowners in its lending area. The Bank's twelve Community Financial Centers are located in Strongsville, Hinckley, Berea, North Royalton, Medina Township, Wellington, Parma Heights, Westlake, North Ridgeville, Brecksville, Broadview Heights and Columbia Station. In 1996 two additional Community Financial Centers will open in Avon and Brunswick.


          The composition of the overall loan portfolio is as follows:

--------------------------------------------------------------------------------
                                                            DECEMBER 31
                                                      1995             1994
--------------------------------------------------------------------------------
                                                           (in Thousands)

REAL ESTATE MORTGAGE LOANS
  PERMANENT FIRST MORTGAGE LOANS
    One-to-four family                               $220,490        $194,629
    Multi-family                                        1,183           1,294
    Commercial                                         42,098          38,109
    Land                                                  358             427

  CONSTRUCTION FIRST MORTGAGE LOANS
    Acquisition and development (residential)          48,538          29,107
    One-to-four family                                 26,960          29,818
    Multi-family                                        2,660           1,400
    Commercial                                          4,233           3,163
--------------------------------------------------------------------------------
      Total mortgage loans                            346,520         297,947

OTHER LOANS
    Commercial                                          3,955           1,584
    Consumer installment                                8,895           7,390
--------------------------------------------------------------------------------
      Total loans                                     359,370         306,921

LESS
    Undisbursed portion of
      loans in process                                 23,639          20,134
    Deferred loan fees and discounts                    3,546           3,996
    Allowance for loan losses                           1,168             948
--------------------------------------------------------------------------------
      TOTAL LOANS HELD FOR INVESTMENT-- NET          $331,017        $281,843
REAL ESTATE MORTGAGE LOANS
    HELD FOR SALE                                    $  5,396            --
    Less deferred loan fees                                62            --
--------------------------------------------------------------------------------
      TOTAL LOANS HELD FOR SALE-- NET                $  5,334            --
--------------------------------------------------------------------------------



Adjustable-rate mortgage and other loans represent $171,322,000 and $132,971,000 of the loans included in the table above at December 31, 1995 and 1994, respectively. The Bank had commitments to lend $26,353,000 at December 31, 1995; $7,279,000 of these commitments were for adjustable-rate loans. The Bank had commitments to lend $20,645,000 at December 31, 1994; $13,300,000 of these commitments were for adjustable-rate loans. Adjustable-rate loans generally reprice with the prime rate or the one or three year constant maturity treasury rate.

The Bank sells loans to the secondary market in conjunction with certain loan programs, to provide funding and as a tool for managing interest rate risk. Loans are sold to the secondary market without recourse and with servicing retained. The Bank was servicing loans for investors totaling $159,482,000 and $131,911,000 at December 31, 1995 and 1994, respectively. During 1994, the Bank transferred $35,379,000 from the loans held-for-sale classification to the held for investment classification at their carrying value which was less than their then-current market value. Custodial escrow balances maintained in connection with loans serviced for investors were $1,866,000 and $1,519,000 at December 31, 1995 and 1994, respectively.

Residential acquisition and development loans are extended to local builders and developers with whom the Bank has generally had long-standing business relationships. These loans are secured by land zoned for residential development located in the Bank's market area.

Under federal regulations, real estate loans to one borrower cannot exceed 15% of unimpaired capital and surplus without a waiver of this requirement from the Office of Thrift Supervision. The Bank obtained such a waiver which increases the limit on loans to one borrower for residential real estate to 30% of unimpaired capital and surplus.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Bank's commercial real estate loan portfolio includes permanent and construction loans. Because commercial real estate loans are dependent on income production or future development for repayment, management believes these loans present somewhat greater risk of default than conventional mortgage loans. The Bank's commercial real estate loan portfolio consists of loans collateralized by property located in the Bank's primary lending area. The Bank's aggregate commercial real estate loans may not exceed 400% of its core capital. The Bank could lend an additional $113,569,000 before reaching the $159,900,000 limit.





The following table summarizes the Bank's commercial real estate and commercial construction loan portfolios by type of collateral.


------------------------------------------------------------------------------------
                                                  DECEMBER 31
                                        1995                         1994
                               AMOUNT           %            AMOUNT           %
------------------------------------------------------------------------------------
                                             (Dollars in Thousands)
PERMANENT
 Industrial/warehouses        $ 8,055          17.39%       $ 7,759          18.80%
 Retail                        11,811          25.49         10,827          26.23
 Office buildings               7,144          15.42          6,615          16.03
 Churches                       1,320           2.85          2,042           4.95
 Other                         13,768          29.72         10,866          26.33
------------------------------------------------------------------------------------
                               42,098          90.87         38,109          92.34
------------------------------------------------------------------------------------
CONSTRUCTION
 Industrial/warehouses           --             --              907           2.20
 Retail                          --             --              825           2.00
 Office buildings                 915           1.97          1,181           2.86
 Churches                       1,500           3.24           --             --
 Other                          1,818           3.92            250            .60
------------------------------------------------------------------------------------
                                4,233           9.13          3,163           7.66
------------------------------------------------------------------------------------
TOTAL                         $46,331         100.00%       $41,272         100.00%
------------------------------------------------------------------------------------

            Activity in the allowance for loan losses is as follows:

--------------------------------------------------------------------------------
                                              YEAR ENDED DECEMBER 31
                                      1995            1994            1993
--------------------------------------------------------------------------------
                                                   (in Thousands)

Balance, beginning of year          $   948         $   840         $   717
Provision charged to expense            238              92              77
Loans charged off                       (21)            (13)             (6)
Recoveries                                3              29              52
--------------------------------------------------------------------------------
BALANCE, END OF YEAR                $ 1,168         $   948         $   840
--------------------------------------------------------------------------------

Nonaccrual loans totaled $146,000 and $93,000 at December 31, 1995 and 1994, respectively. Interest income that would have been recorded under the original terms of all nonaccrual loans during each period and the interest income actually recognized for each period are summarized below:


--------------------------------------------------------------------------------
                                        YEAR ENDED DECEMBER 31
                                      1995       1994       1993
--------------------------------------------------------------------------------
                                             (in Thousands)
Interest income that would have
  been recorded                        $49        $25        $29
Interest income recognized              37         12         10
--------------------------------------------------------------------------------
INTEREST INCOME FOREGONE               $12        $13        $19
--------------------------------------------------------------------------------


The Bank is not committed to lend additional funds to debtors whose loans have been placed on nonaccrual. There were no loans considered impaired at December 31, 1995 or 1994, or during the years then ended.

                   Notes to Consolidated Financial Statements


5. BANK PREMISES AND EQUIPMENT

                Premises and equipment consist of the following:

--------------------------------------------------------------------------------
                                               DECEMBER 31
                                           1995         1994
--------------------------------------------------------------------------------
Land                                     $  672        $  567
Buildings and improvements                3,355         2,828
Furniture, fixtures and equipment         3,117         2,558
--------------------------------------------------------------------------------
                                          7,144         5,953
--------------------------------------------------------------------------------

Less accumulated depreciation
and amortization                          2,810         2,426
--------------------------------------------------------------------------------
TOTAL                                    $4,334        $3,527
--------------------------------------------------------------------------------

Depreciation and amortization expense related to Bank premises and equipment was $678,000 in 1995, $591,000 in 1994 and $461,000 in 1993.

The Bank has entered into a number of noncancelable operating leases with respect to office space. Rental expense for all leases was $178,000 in 1995, $110,000 in 1994 and $102,000 in 1993. Occupancy expense has been reduced by rental income from office space leased to others by $14,000 in 1995 and 1994 and by $25,000 in 1993.

 The following is a schedule of future minimal annual lease commitments as of
                              December 31, 1995
--------------------------------------------------------------------------------
                                (in thousands)
             1996                                 $   240
             1997                                     233
             1998                                     252
             1999                                     252
             2000                                     239
             Thereafter                             1,287
--------------------------------------------------------------------------------
             TOTAL PAYMENTS                       $ 2,503
--------------------------------------------------------------------------------


6. DEPOSITS

              Deposits by interest rate are summarized as follows:

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------------------------
                                                                         DECEMBER 31
                                                         1995                                1994
--------------------------------------------------------------------------------------------------------------
                                           WEIGHTED
                                           AVERAGE
   TYPE OF ACCOUNT                          COST        AMOUNT        %              AMOUNT         %
--------------------------------------------------------------------------------------------------------------
                                                                 (DOLLARS IN THOUSANDS)


Passbook accounts                           2.88%    $ 47,423      10.96%           $ 30,347       8.36%
NOW accounts                                2.02       26,025       6.02              23,196       6.39
Commercial accounts
  (non-interest bearing)                    --         11,728       2.71              10,159       2.80
Money Market deposit accounts               2.53       23,014       5.32              37,134      10.23

Certificate of Deposit accounts:
  4.50% and less                            3.03        4,454       1.03              42,796      11.79
  4.51% to 5.50%                            5.27       77,802      17.99             114,659      31.58
  5.51% to 6.50%                            6.03      120,175      27.78              48,555      13.37
  6.51% to 7.50%                            7.22      108,282      25.03              36,259       9.99
  7.51% and greater                         9.01       13,660       3.16              19,945       5.49
--------------------------------------------------------------------------------------------------------------
  Subtotal                                  6.33      324,373      74.99             262,214      72.22
--------------------------------------------------------------------------------------------------------------
TOTAL                                       5.32%    $432,563     100.00%           $363,050     100.00%
--------------------------------------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Included in the preceding table, at December 31, 1995, the Bank had $67,531,000 in certificates of deposit with balances of $100,000 or more. The Bank does not enter into brokered deposit arrangements and had no brokered deposits at December 31, 1995 or 1994.

           The summary of certificates of deposit by maturity follows:

--------------------------------------------------------------------------------
                                          DECEMBER 31, 1995
--------------------------------------------------------------------------------
                                            (in Thousands)
            Within 6 months                  $  107,628
            6 months to 12 months                83,619
            12 months to 24 months               50,117
            Over 24 months                       83,009
--------------------------------------------------------------------------------
            Total                              $324,373
--------------------------------------------------------------------------------


           The following is a summary of interest expense on deposits:

--------------------------------------------------------------------------------
                                                   YEAR ENDED DECEMBER 31
                                                1995       1994         1993
--------------------------------------------------------------------------------
                                                       (in Thousands)

            Passbook accounts                $  1,132    $    768   $     774
            NOW accounts                          442         412         374
            Money market deposit accounts         673         991       1,153
            Certificate of deposit accounts    18,181      11,591       9,517
--------------------------------------------------------------------------------
            TOTAL                             $20,428    $ 13,762   $  11,818
--------------------------------------------------------------------------------


7.  ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank (FHLB) consist of $9.7 million with a variable rate of 5.89% and $3.6 million with a fixed rate of 6.90% at December 31, 1995.

Although individual loans are not specifically pledged, the FHLB requires that the Bank have mortgage loans which are, among other things, clear of pledges, liens and encumbrances and equal to at least 150% of the advances from the FHLB. The stock of the FHLB owned by the Bank is also pledged as collateral for these borrowings.


    Scheduled payments on FHLB advances at December 31, 1995 are as follows:

--------------------------------------------------------------------------------
                                                            (in thousands)
                        1996                                $    1,000
                        1997                                     1,000
                        1998                                     1,000
                        1999                                     4,333
                        2000                                       --
                        Thereafter                               6,000
--------------------------------------------------------------------------------
                        TOTAL PAYMENTS                      $   13,333
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.  FEDERAL INCOME TAXES

The Bank and its wholly owned subsidiary file a consolidated federal income tax return.

              A summary of the provision for federal income taxes:

--------------------------------------------------------------------------------
                              YEAR ENDED DECEMBER 31
                          1995          1994          1993
--------------------------------------------------------------------------------
                                 (in Thousands)
Current                  $1,942        $1,139        $2,555
Deferred                    597         1,192           360
--------------------------------------------------------------------------------
TOTAL                    $2,539        $2,331        $2,915
--------------------------------------------------------------------------------


        A reconciliation between the statutory income tax rate and the effective consolidated income tax rate is as follows:


--------------------------------------------------------------------------------------------
                                                        DECEMBER 31
                                   1995                   1994                   1993
                            AMOUNT      %         AMOUNT         %        AMOUNT        %
--------------------------------------------------------------------------------------------
                                                   (Dollars in Thousands)


Tax at statutory rate      $ 2,467    34.0%      $  2,292      34.0%     $ 2,885      34.0%
Other                           72     1.0             39       0.5           30       0.4
--------------------------------------------------------------------------------------------
EFFECTIVE INCOME TAX
  PROVISION                $ 2,539    35.0%      $  2,331      34.5%     $ 2,915      34.4%
--------------------------------------------------------------------------------------------


The tax effects of significant items comprising the Bank's net deferred tax liability are as follows:

--------------------------------------------------------------------------------
                                              DECEMBER 31
                                        1995            1994
--------------------------------------------------------------------------------
                                            (In Thousands)
Loan loss allowances                  $   732         $   646
FHLB stock dividends                      344             293
Deferred loan origination fees            213            (139)
Depreciation and amortization             141             165
Mortgage servicing rights                  85             (60)
Mark-to-market accounting                  83               4
Other                                     (15)             (4)
--------------------------------------------------------------------------------
Total                                 $ 1,583         $   905
--------------------------------------------------------------------------------

Retained earnings at December 31, 1995 includes approximately $2.4 million in allocations of earnings for bad debt deductions for which no income tax has been provided. Under current tax law, federal income tax may be imposed on such amounts if used for any purpose other than to absorb loan losses.

9.  LONG TERM INCENTIVE PLAN

Options have been granted under The Strongsville Savings Bank 1994 Long-Term Incentive Plan (The Plan) to key employees and directors of the Bank. Options awarded under the plan are vested one year after the date granted.

At December 31, 1995, there were 209,000 options outstanding with an average option price of $18.44. The expiration dates of the stock options outstanding at December 31, 1995 are January 11, 1999 for 4,000 options granted at $18.25, January 11, 2004 for 166,000 options granted at $18.25 and October 18, 2004 for 39,000 options granted at $19.25. At December 31, 1995, 209,000 options were exercisable and 41,000 shares were available for granting additional options.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



10. EMPLOYEE BENEFIT PLANS

    The Bank has a profit sharing retirement plan covering substantially all employees. The Bank's contribution to the plan is discretionary and is determined annually by the Board of Directors. Contributions were $173,000 in 1995, $148,000 in 1994 and $187,000 in 1993.

    The Bank also has a qualified, tax-exempt profit-sharing plan with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code. The Bank provides matching contributions of up to 3% of qualifying employee's annual eligible compensation. Contributions were $68,000 in 1995, $59,000 in 1994 and $58,000 in 1993.

    The Bank also has a nonqualified unfunded Supplemental Executive Retirement Plan (SERP) that provides certain officers with retirement benefits. Pension cost of $116,000 was charged to noninterest expense in 1995.

11. LOANS TO DIRECTORS AND EXECUTIVE OFFICERS

    In the ordinary course of business, the Bank has granted loans to directors and executive officers. These loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons. The aggregate loans and activity for the year ended December 31, 1995 is summarized below:

--------------------------------------------------------------------------------
Aggregate balance of loans to directors and
  executive officers at beginning of period            $721

Additions                                               --
Repayments                                               52

--------------------------------------------------------------------------------
AGGREGATE BALANCE OF LOANS TO DIRECTORS AND
  EXECUTIVE OFFICERS AT END OF PERIOD                  $669
--------------------------------------------------------------------------------

12.REGULATORY CAPITAL

    Federal regulations set forth capital standards which are applicable to all thrifts. These standards include a core capital ratio equal to 3.0% of adjusted total assets, a tangible capital ratio equal to 1.5% of adjusted total assets and a risk-based capital ratio equal to 8.0% of risk weighted assets. Risk weighted assets are comprised of both on-and-off balance sheet items which are assigned risk weights from 0% to 100% based on their relative risk according to OTS guidelines.

    The Bank exceeds all three regulatory capital requirements at December 31, 1995, as shown by the following table:

--------------------------------------------------------------------------------
                  CORE CAPITAL     TANGIBLE CAPITAL     RISK-BASED CAPITAL
--------------------------------------------------------------------------------
                            (Dollars in Thousands)

Actual              $39,975             $39,975             $41,126
Required             14,729               7,365              24,355
--------------------------------------------------------------------------------
EXCESS              $25,246             $32,610             $16,771
--------------------------------------------------------------------------------


    Management believes that, under the current regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in the area in which the Bank has most of its loans, could adversely affect future earnings and, consequently, the ability of the Bank to meet its future minimum capital requirements.

    The OTS introduced an interest rate risk (IRR) component of capital for thrift institutions. This regulation is expected to require an addition to the risk-based capital requirement only for savings institutions with "above normal" IRR. The Bank does not expect the IRR component of capital to have a significant impact on its capital position.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The following table provides a reconciliation between the Bank's capital under generally accepted accounting principles (GAAP) and regulatory capital (core, tangible, and risk-based) at December 31, 1995.


------------------------------------------------------------------------------------------------------------------------------------
                                                            CORE CAPITAL              TANGIBLE CAPITAL            RISK-BASED CAPITAL
                                                               AS % OF                    AS % OF                       AS % OF
                                                             REGULATORY                  REGULATORY                   REGULATORY
                                                   AMOUNT      ASSETS           AMOUNT     ASSETS            AMOUNT     ASSETS
------------------------------------------------------------------------------------------------------------------------------------
                                                                               (Dollars in Thousands)

Total GAAP Capital
  as reported
  to OTS                                          $ 41,091     8.37            $  41,091     8.37%          $ 41,091   13.50%

Adjustments to arrive at regulatory capital:
   Qualifying goodwill                                (920)   (0.19)                (920)   (0.19)              (920)  (0.30)

   Net unrealized gain in
     the fair value of securities (196)               (196)   (0.04)                (196)   (0.04)              (196)  (0.06)
   General loan loss allowance                        --       --                   --       --                1,151    0.37
------------------------------------------------------------------------------------------------------------------------------------
TOTAL REGULATORY CAPITAL                          $ 39,975     8.14%            $ 39,975     8.14%          $ 41,126   13.51%
------------------------------------------------------------------------------------------------------------------------------------

13. FAIR VALUE OF FINANCIAL INSTRUMENTS


The fair values of financial instruments were based on various assumptions and estimates as of a point in time. They represent liquidation values and could differ significantly from amounts that may be realized in a current market exchange. The fair values indicated below should not be construed as the underlying value of the Bank.


         The following table presents the estimates of fair value of financial instruments, except for investment and mortgage-backed securities which are disclosed in Notes 2 and 3:

----------------------------------------------------------------------------------------------------
                                              DECEMBER 31, 1995               DECEMBER 31, 1994
                                            CARRYING        FAIR           CARRYING           FAIR
                                            VALUE           VALUE          VALUE              VALUE
----------------------------------------------------------------------------------------------------
                                                                 (In Thousands)
ASSETS
  Cash and cash equivalents                $ 15,509        $ 15,509        $ 10,649        $ 10,649
  Loans held for sale                         5,334           5,397            --              --
  Loans                                     331,017         334,889         281,843         268,522
  Accrued interest receivable                 3,299           3,299           2,579           2,579
  Federal Home Loan
    Bank stock                                2,407           2,407           1,820           1,820

LIABILITIES
  Deposits                                  432,563         435,711         363,050         360,675
  Advances from Federal Home
    Loan Bank                                13,333          13,232          15,583          15,454
  Advance payments by borrowers for
    taxes and insurance                       1,222           1,222           1,001           1,001
  Accrued interest payable                      425             425             300             300
----------------------------------------------------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS. ACCRUED INTEREST RECEIVABLE, ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE AND ACCRUED INTEREST PAYABLE.

The carrying amount is a reasonable estimate of fair value.

INVESTMENT AND MORTGAGE-BACKED SECURITIES

Fair values are based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

LOANS HELD FOR INVESTMENT

Fair values are estimated by discounting the future cash flows using the current rates for loans of similar credit risk and maturities.

LOANS HELD FOR SALE

Fair values are based on actual sales prices for loans subject to sales commitments. Fair values of loans not subject to sales commitments are based on the market price of loans with similar characteristics.

FEDERAL HOME LOAN BANK STOCK

Fair value is estimated to be the carrying value which is par. All transactions in the capital stock of the Federal Home Loan Bank of Cincinnati are executed at par.

DEPOSITS

Fair value of demand deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

ADVANCES FROM THE FEDERAL HOME LOAN BANK

Fair value is estimated by discounting the future cash flows at the rate currently available on borrowings with similar characteristics.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

The fair value of off-balance sheet financial instruments, including commitments to originate loans, is considered to be equivalent to the value of the current fees charged to enter into such commitments. At December 31, 1995 and 1994 those fees were approximately $476,000 and $362,000 respectively.

                                                  INDEPENDENT AUDITORS' REPORT

         To the Board of Directors and Shareholders of The Strongsville Savings Bank and Subsidiary



We have audited the accompanying consolidated statements of financial condition of The Strongsville Savings Bank and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of The Strongsville Savings Bank and Subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 1995 the Bank changed its method of accounting for mortgage servicing rights to adopt Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights.



/s/ Deloitte & Touche LLP
/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Cleveland, Ohio
January 27, 1996

                              GENERAL INFORMATION


                               BOARD OF DIRECTORS



         THOMAS P. PERCIAK                          JOHN F. ZIEGLER                        MIKE KALINICH
President & Chief Executive Officer    Vice President & Chief Financial Officer        Chairman of the Board
   The Strongsville Savings Bank             The Strongsville Savings Bank       President, Kalinich Fence Company

         ELTON L. BEDFORD                     GEORGE P. BOHNERT, JR., CPA                JOAN M. DZURILLA
              Retired                                   Partner                               Retired
                                            George P. Bohnert & Associates
    WILLIAM A. FRAUNFELDER, JR.                                                          JOHN J. PLUCINSKY
     Juvenile Division Referee                      GLENN W. GOIST                        Medical Doctor
       Cuyahoga County Court                   Doctor of Dental Science             John J. Plucinsky, MD, Inc.
          of Common Pleas                      Glenn W. Goist, DDS, Inc.

                                    [PHOTO]

         The Executive Committee, at their weekly meetings, review all loan packages prior to approval.The picture shows executive officers presenting loan packages to three members of the executive committee. LEFT TO RIGHT: Dean Anaya, Glenn Goist, Mike Kalinich, Joan Dzurilla, William Harr, Jr.

                               EXECUTIVE OFFICERS

         THOMAS P. PERCIAK                  JOHN F. ZIEGLER            WILLIAM J. HARR, JR.
President & Chief Executive Officer        Vice President &               Vice President
                                        Chief Financial Officer
                                                                      CYNTHIA W. GANNON, CPA
           DEAN R. ANAYA                  DEBORAH A. PERCIAK        Vice President & Treasurer
          Vice President                    Vice President

                                            PAULA M. DEWEY
                                      Vice President & Secretary


ANNUAL MEETING

The 1996 Annual Meeting of Shareholders will be held on April 19, 1996 at 3:00 p.m. at Quality Catering Party Center, 9200 Pearl Rd., Strongsville, Ohio.

ANNUAL REPORT ON FORM 10-K

A copy of the Bank's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the Office of Thrift Supervision will be furnished without charge to shareholders upon written request to John F. Ziegler, Vice President & Chief Financial Officer, The Strongsville Savings Bank, 14092 Pearl Road, Strongsville, Ohio 44136.


REGULATORY COUNSEL        INDEPENDENT CERTIFIED     TRANSFER AGENT AND REGISTRAR
Francis X. Grady, Esq.    Accountants               Society National Bank
1468 West 9th Street      Deloitte & Touche LLP     127 Public Square
Suite 620                 127 Public Square         Cleveland, Ohio 44114
Cleveland, Ohio 44113     Cleveland, Ohio 44114     Attn: Debra Kindred
                                                    (216) 689-5372

                          THE STRONGSVILLE SAVINGS BANK


Cuyahoga County
                                                     [GRAPHIC]
                                     Serving Northeast Ohio with 14 full service community financial centers in a 3-country area

STRONGSVILLE
(MAIN OFFICE)
14092 Pearl Road
Strongsville, OH 44136
238-7311

BEREA
404 West Bagley Road
Berea, OH 44017
826-1516


BRECKSVILLE
8801 Brecksville Road
Brecksville, OH 44141      Lorain County               Medina County
838-1206
                           AVON                        BRUNSWICK
BROADVIEW HTS.             36839 Detroit Rd.           1136 Pearl Rd.
7976 Broadview Road        Avon, OH 44011              Brunswick, OH 44212
Broadview Hts., OH 44147   934-2565                    225-9966
526-1744                   1-800-724-7887              Opening April 1996

NORTH ROYALTON             COLUMBIA STATION            HINCKLEY
13901 Ridge Road           26700 Royalton Road         1585 Center Road
North Royalton, OH 44133   Columbia Station, OH 44028  Hinckley, OH 44233
237-7030                   236-3400                    278-2202

PARMA HTS. (SOUTHLAND)     NORTH RIDGEVILLE            MEDINA
6809 West 130th Street     32800 Center Ridge Road     3455 Medina Road (Rt. 18)
Parma Hts., OH 44130       North Ridgeville, OH 44039  Medina, OH 44256
888-0001                   327-4000                    725-1714
                                                       1-800-315-9887
WESTLAKE                   WELLINGTON
25151 Detroit Rd.          161 East Herrick Avenue
Westlake, OH 44145         Wellington, OH 44090
835-4400                   647-3073




                                                                 [GRAPHIC]
                                                               EQUAL HOUSING
                                                                   LENDER

                                   [GRAPHIC]

                                 EXHIBIT NO. 22

                  SUBSIDIARY OF THE STRONGSVILLE SAVINGS BANK

NAME                            STATE OF INCORPORATION         % OWNERSHIP
----                            ----------------------         -----------
Dennis Financial Corporation           Ohio                        100%

                                EXHIBIT NO. 28

                                    [LOGO]


                                 March 21, 1996






Dear Shareholder:

     You are cordially invited to attend the 1996 Annual Meeting of Shareholders (the "Meeting") of The Strongsville Savings Bank (the "Bank" or "Strongsville Savings") to be held at 3:00 p.m. on Friday, April 19, 1996 at Quality Catering Party Center located at 9200 Pearl Road, Strongsville, Ohio. The attached Notice of Annual Meeting of Shareholders and Proxy Statement discuss the business to be conducted at the Meeting. In addition to the specific matters to be acted upon, the Meeting will include management's report to you on Strongsville Savings' financial and operating performance for 1995.

     Your vote is very important, regardless of the number of shares you own. PLEASE READ THE ENCLOSED PROXY STATEMENT AND THEN COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE so that your shares can be voted at the Meeting in accordance with your instructions. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Meeting. Thank you for your consideration of this matter and please vote today.

     A copy of our Annual Report for the year ended December 31, 1995 is enclosed.


                                     Very truly yours,

                                     THE STRONGSVILLE SAVINGS BANK

                                     /s/ Thomas P. Perciak

                                     Thomas P. Perciak
                                     President and Chief Executive Officer

                          THE STRONGSVILLE SAVINGS BANK
                                14092 Pearl Road
                            Strongsville, Ohio 44136
                                 (216) 238-7311

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To be Held on April 19, 1996

     Notice is hereby given that the Annual Meeting of Shareholders (the "Meeting") of The Strongsville Savings Bank (the "Bank") will be held at 3:00 p.m. on April 19, 1996 at Quality Catering Party Center, 9200 Pearl Road, Strongsville, Ohio.

     A proxy card and a Proxy Statement for the Meeting are enclosed. The purpose of the Meeting is to consider and act upon:

     1. election of three directors for three-year terms expiring in 1999 (Proposal 1);

     2. establishment of directors' fees for the period beginning May 1, 1996 and ending at the time of the 1997 annual meeting of shareholders (Proposal 2);

     3. amendment of the Articles of Incorporation to delete current Article FIFTH, having to do with authorized capital, in its entirety (Proposal
          3);

     4.   amendment of the Articles of Incorporation and the Constitution,
          Article VI, Section 1, to clarify that the Board of Directors may be divided into no more than three (3) classes (Proposal 4);

     5. ratification of the appointment of Deloitte & Touche LLP as the Bank's independent auditors for the fiscal year ending December 31, 1995 (Proposal 5); and

     6. any other business which may properly come before the Meeting or any adjournments or postponements thereof.

     The Board of Directors is not aware of any other business to come before the Meeting. Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. As used herein, references to the Meeting shall be deemed to include the Meeting and any adjournments or postponements thereof. Shareholders of record at the close of business on March 8, 1996 are the shareholders entitled to receive notice of and to vote at the Meeting.

     You are requested to complete and sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and to return it promptly in the postage-paid return envelope provided. Please sign your name on the proxy exactly as indicated thereon.

                              By Order of the Board of Directors

                              /s/ Paula M. Dewey

                              Paula M. Dewey
                              Secretary

Strongsville, Ohio
March 21, 1996


IMPORTANT:   THE PROMPT RETURN OF PROXIES WILL SAVE THE BANK THE EXPENSE OF
FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                 PROXY STATEMENT

                          THE STRONGSVILLE SAVINGS BANK
                                14092 Pearl Road
                            Strongsville, Ohio 44136

                         ANNUAL MEETING OF SHAREHOLDERS
                                 April 19, 1996


                                  INTRODUCTION


     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Strongsville Savings Bank (the "Bank") to be used at the Annual Meeting of Shareholders of the Bank to be held at 3:00 p.m. on Friday, April 19, 1996, and at any adjournments or postponements thereof (the "Meeting"). The Meeting will be held at Quality Catering Party Center, 9200 Pearl Road, Strongsville, Ohio. The accompanying Notice of Meeting and this Proxy Statement are first being mailed to shareholders on or about March 21, 1996.

     At the Meeting, shareholders of the Bank will be asked to consider and vote upon proposals (1) to elect three directors each for a three-year term; (2) to establish directors' fees for the period beginning May 1, 1996 and ending at the time of the 1997 annual meeting of shareholders; (3) to adopt an amendment to the Articles of Incorporation to delete an obsolete provision; (4) to adopt an amendment to the Articles of Incorporation and Constitution of the Bank to clarify the Bank's authority to have a Board of Directors consisting of three classes of directors serving staggered terms of three years each; (5) to ratify the appointment by the Board of Directors of the firm of Deloitte & Touche LLP as independent auditors of the Bank for the fiscal year ending December 31, 1996; and (6) to transact such other business as may properly come before the Meeting or any adjournments thereof. The Bank is not aware of any other business to come before the Meeting.

VOTING RIGHTS AND PROXY INFORMATION

     All shares of the Bank's capital stock, no par value (the "Stock"), represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will, unless revoked, be voted for election of the nominees for directors named herein and for each of the other matters presented herein.

     Proxies solicited hereby may be used at the Meeting only and will not be used for any other meeting. A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by (i) attending the Meeting and voting in person (although attendance at the Meeting will not constitute revocation of a proxy), (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Bank at or before the Meeting, (iii) filing with the Secretary at or before the Meeting a written notice of revocation bearing a later date than the proxy. Any written notice revoking a proxy should be delivered to Paula M. Dewey, Secretary, The Strongsville Savings Bank, 14092 Pearl Road, Strongsville, Ohio 44136.

     A copy of the Annual Report to Shareholders for the fiscal year ended December 31, 1995 accompanies this Proxy Statement. Such Annual Report to Shareholders is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

VOTE REQUIRED FOR APPROVAL OF THE PROPOSALS

     Except for the election of directors, for which a plurality of the votes cast shall be sufficient to elect directors, the affirmative vote of a majority of the shares represented and voting at the Meeting is required for approval of the matters described in this Proxy Statement. Broker non-votes have no effect on the vote for election of directors.

     For all proposals other than the election of directors, proxies marked as abstaining will be treated as present at the Meeting, but will not be counted as voting in favor of such proposals. Accordingly, abstentions as to these proposals will have the same effect as votes against adoption of these proposals. Proxies returned by brokers as "non-votes" on behalf of shares held in street name will also have the same effect as votes against the proposals other than the election of directors. Broker non-votes will have no effect on whether a quorum is present at the Meeting, because the Bank's Constitution provides that shareholders present at a meeting shall constitute a quorum.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Shareholders of record as of the close of business on March 8, 1996 are entitled to notice of and to vote at the Meeting. Shareholders are entitled to one vote for each share held. As of January 31, 1996, there were 2,530,800 shares of Stock issued and outstanding, which were held of record by approximately 407 holders.

     As disclosed in the table on page 3 hereof, Director Joan M. Dzurilla is, to the best knowledge of management, the only beneficial owner of more than five percent (5%) of the Bank's outstanding Stock, as of January 31, 1996.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Board of Directors presently consists of nine members. The Board of Directors is divided into three classes, each of which contains three members. The directors are elected by the shareholders for three-year terms, or until their successors are elected and qualified.

     The following table sets forth certain information, as of December 31, 1995, regarding the composition of the Board of Directors of the Bank, including term of office and the security ownership of the directors of the Bank and the name and address as to those persons known by management to be beneficial owners of more than five percent (5%) of the Bank's Stock. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominees) will be voted at the Meeting FOR the election of the following nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason any nominee might be unable to serve if elected. Except as disclosed herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
         VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED
         BELOW.

                                                       AMOUNT &
                                                       NATURE OF      % OF
DIRECTOR'S NAME AND           DIRECTOR   EXPIRATION    BENEFICIAL     SHARE
BANK POSITION                   SINCE      OF TERM    OWNERSHIP(1)  OWNERSHIP(2)
---------------                -------   ----------   ------------  -----------
                                    NOMINEES
Kenneth J. Piechowski             N/A       1999           200          (3)
George P. Bohnert, Jr.           1993       1999         4,300          (3)
John J. Plucinsky, M.D.          1978       1999        54,376         2.15%



                          DIRECTORS REMAINING IN OFFICE
Joan M. Dzurilla(4)              1985       1997       632,585        24.96%
The Strongsville Savings Bank
14092 Pearl Road
Strongsville, Ohio 44136

Mike Kalinich, Sr.               1967       1997        28,400         1.12%
Chairman of the Board

Thomas P. Perciak(5)             1982       1997       107,160         4.15%
President
Chief Executive Officer

William A. Fraunfelder, Jr.(6)   1989       1998        10,284          (3)

Glenn W. Goist, D.D.S.           1990       1998        10,777          (3)

John F. Ziegler (7)              1987       1998        59,739         2.33%
Vice President and Chief
Financial Officer

All directors, nominees and       ___        ___      1,008,631       37.35%
executive officers of the Bank
as a group (15 persons) (8)
<PN>
(1)   All shares, except as may be set forth in notes (5), (6) and (7) below, are owned directly or indirectly by the named individuals or by their spouses and minor children, over which shares the named individuals effectively exercise voting and investment power. The shares reported include shares exercisable under stock option grants pursuant to The
      Strongsville Savings Bank 1994 Long-Term Incentive Plan.

(2) The percentage ownership figures are inclusive of shares underlying unexercised stock options. Each non-executive officer director holds a stock option to acquire 4,000 shares. Messrs. Perciak and Ziegler hold stock options to acquire 50,000 and 36,000 shares, respectively, while four other executive officers hold stock options that in the aggregate permit them to acquire 56,000 shares.

(3)   The shares owned by each of Messrs. George P. Bohnert, William A.
      Fraunfelder, Glenn W. Goist and Kenneth J. Piechowski constitute less than one percent (1%) of the outstanding Stock.

(4)   Mrs. Dzurilla holds 48,285 shares through the Joan M. Dzurilla Charitable
      Remainder Trust of which she is the settlor and sole trustee. A charitable organization is the sole beneficiary of this trust.

(5) Mr. Perciak holds 56,700 shares through a trust of which he and his wife, Deborah A. Perciak, a Vice President of the Bank, are co-trustees with shared voting and investment power. Not shown are 9,200 shares held jointly by Mrs. Perciak and her parents, as to which shares Mr. and Mrs.
      Perciak disclaim beneficial ownership. Mr. Perciak also disclaims beneficial ownership of 4,800 shares not shown herein that are held jointly with his father, Walter J. Perciak, Sr. The shares reported do not include 500 shares owned by Mr. Perciak's adult children, as to which shares Mr. Perciak disclaims beneficial ownership, and 138 shares held by Mr. Perciak's spouse, as to which shares Mr. Perciak disclaims beneficial ownership.

(6)   Not shown are 950 shares owned by William A. Fraunfelder's wife, Barbara
      Fraunfelder, as to which shares Mr. Fraunfelder disclaims beneficial ownership.

(7) Of these shares, 4,250 represent shares Mr. Ziegler holds as custodian for his minor children. Not shown are 6,800 shares Mr. Ziegler owns jointly with his parents, as to which shares he disclaims beneficial ownership.

(8) Includes shares owned by all executive officers of the Bank, including those executive officers identified in the summary compensation table. See
      "Executive Compensation." Mr. William A. Harr, Jr., who is identified in that table, beneficially owns directly or indirectly 20,418 shares, including 20,000 shares that may be acquired upon exercise of options.
      Does not include shares as to which

directors and officers have disclaimed beneficial ownership. The figures also include shares owned by director Elton L. Bedford, who is retiring. Mr. Bedford owns 35,400 shares directly and 4,000 shares that he has the right to acquire by exercise of options.

      Presented below is certain information concerning the directors of the Bank.

      Thomas P. Perciak (age 48) has been President and Chief Executive Officer of the Bank since January 1985. He has been Managing Officer of the Bank since April 1979. Mr. Perciak is also active in community organizations and serves on the Board of Trustees of the following organizations: The Strongsville Chamber of Commerce, Advisory Board of St. Andrew's Abbey and Southwest Community Health Center Foundation Board.

      John F. Ziegler (age 43) was first employed by the Bank in 1975, became the Treasurer in 1983 and has served as the Bank's Vice President for the last nine(9) years. Since January, 1992, Mr. Ziegler has also served as the Bank's Chief Financial Officer.

      George P. Bohnert, Jr. (age 54) is a certified public accountant practicing with his own firm from 1992 until present. From 1978 until 1992, Mr. Bohnert was a partner with a regional accounting firm, Hausser + Taylor, where his practice concentrated on savings and loan association audits.

      Joan M. Dzurilla (age 69) served as Vice President of the Bank from 1989 through February 9, 1994. Prior to that, Mrs. Dzurilla, who is a registered nurse, was a housewife for over 30 years and raised a family.

      William A. Fraunfelder, Jr. (age 52), a lawyer and graduate of Northwestern University School of Law, has served as a Referee in the Juvenile Division of the Cuyahoga Court of Common Pleas for 26 years.

      Glenn W. Goist, D.D.S. (age 55) has been a practicing dentist for over 25 years. Dr. Goist maintains a private dental practice in Berea.

      Mike Kalinich, Sr. (age 65) has been President of the Kalinich Fence Company, Inc. for over 30 years and is active in numerous community organizations. Mr. Kalinich has been Chairman of the Board from 1991 through the present. He serves as a Director of Southwest Community Health Center, Middleburg Heights, Ohio, and serves as a Trustee Emeritus of the Strongsville Chamber of Commerce.

      Kenneth J. Piechowski (age 47) has been nominated by the Board to serve as a director in the class whose term will expire at the 1999 annual meeting. Mr. Piechowski is the director nominee proposed to replace Mr. Elton L. Bedford, who is retiring from board service by virtue of the Bank's established policy that a director cannot stand for election to the Board of Directors after reaching his or her 75th birthday. Director of the Diaconate of the Diocese of Cleveland, Mr. Piechowski has been employed full time by the Diocese since 1988. In his capacity as Director of the Diaconate, Mr. Piechowski serves as the Bishop's representative with responsibility for the selection, training, direction and supervision of ordained deacons and deacons in training. Prior to joining the Diocese full time, Mr. Piechowski worked for approximately eighteen years with nationally recognized insurance agencies. Mr. Piechowski's education and training include a Chartered Life Underwriter designation, a Bachelor of Arts degree from John Carroll University and Masters degree in Theology from St. Mary's Seminary in Cleveland.

      John J. Plucinsky, M.D. (age 68) has been a doctor of internal medicine with a specialty in hematology and oncology for over 30 years.

COMMITTEES OF THE BOARD OF DIRECTORS AND BOARD ATTENDANCE

      The Board of Directors, which is responsible for the overall affairs of the Bank, conducts its business through regular and special meetings and through meetings and activities of its committees. All committees report their activities to the Board monthly. The Board of Directors met 14 times during the fiscal year ended December 31, 1995. Except for retiring director Elton L. Bedford, who missed 21 of 50 Executive Committee meetings due to illness, no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors held during the last fiscal year and the total number of meetings held by all committees of the Board of Directors on which he served during such year.

      The Board of Directors of the Bank acts as a nominating committee for selecting nominees for election as directors. Pursuant to the Bank's Constitution, nominations may also be made by shareholders. Shareholder nominations for directors must be made in writing and delivered to the Secretary of the Bank at least sixty (60) days prior to the Bank's annual meeting, and such written nominations of shareholders must contain certain information as provided in the Bank's Constitution. Any shareholder recommendation for director-nominee must contain background information concerning the recommended nominee, including name, age, business and home address, relationships with person making the recommendation, educational background, description of nominee's principal occupation and business experience for the last five years, directorships or trusteeships in public companies, the reasons the person is being recommended, and a statement that such person would consent to serve as director. The shareholder's notice of nomination must indicate the name and address of the shareholder and the number of shares of Stock beneficially owned by such shareholder on the date of such notice. While the Board of Directors will consider nominees recommended by shareholders, the Bank has not actively solicited nominations.

      The Audit Committee, which is comprised of Messrs. Bohnert, Goist and Fraunfelder, with Mr. Bohnert serving as Chairman, recommends the appointment of the Bank's independent public accountants, reviews and approves the audit plan and fee estimate of the independent public accountants, appraises the effectiveness of the internal and external audit efforts, evaluates the adequacy and effectiveness of the Bank's accounting policies and financial and accounting management, supervises the Bank's Internal Auditor, and reviews and approves the annual financial statements. The Audit Committee met four times during 1995.

      The Community Reinvestment Act ("CRA") Committee is comprised of Mrs. Dzurilla and Messrs. Kalinich, Perciak and Goist. Mr. Perciak serves as the Chairman. The CRA Committee considers the Bank's CRA efforts, performance and areas for improvement. The CRA Committee of the Board receives reports from the Bank's CRA Officer about the Bank's CRA efforts and the Bank's opportunities to offer products and services that are responsive to the needs of the Bank's community.

      The Investment Committee, which is comprised of Messrs. Bohnert, Ziegler and Perciak, with Mr. Ziegler serving as Chairman, ratifies the purchase of investment products made by the Bank's designated officers. The Investment Committee makes recommendations for revisions to the Bank's investment policy and reviews the investment portfolio for compliance with this policy.

      The Wage and Salary Committee, which is comprised of Mr. Kalinich as Chairman and Mr. Perciak and Mrs. Dzurilla, reviews the performance of managers, employees and officers and recommends appropriate salaries, incentives and benefits. The Wage and Salary Committee does not determine the compensation and benefits paid to the two most senior executive officers. The Wage and Salary Committee met three times during 1995.

      The Classification of Assets Committee, which is comprised of Messrs. Ziegler, Goist, Fraunfelder and Bohnert, with Messrs. Ziegler and Bohnert serving as Co-Chairmen, reviews the adequacy of the Bank's specific and general loan loss reserves and administers the Bank's policy concerning the classification of assets.

      The Executive Committee, which is comprised of Messrs. Kalinich, Perciak and Goist and Mrs. Dzurilla, with Mr. Bedford serving as Chairman and Mr. Ziegler serving as an alternate member, is authorized to exercise all the authority of the Board unless otherwise provided in the Bank's By-Laws. The Executive Committee does not have the power to fill any vacancies in the Board of Directors or in any committee of the Board. The Executive Committee generally meets on a weekly basis, meeting 50 times during 1995. The Executive Committee acts as a general standing committee on loans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During 1995, the Wage and Salary Committee of the Bank's Board of Directors consisted of Messrs. Kalinich and Perciak and Mrs. Dzurilla. Mr. Kalinich served as Vice President from 1980 through 1991. Mr. Kalinich's position of Vice President reflected a title only, with an absence of operational authority. It was a tradition of the savings and loan industry of that era to title senior board members as officers. Mrs. Dzurilla served as Vice President from 1989 until her resignation on February 9, 1994.

DIRECTORS' COMPENSATION

      As compensation for services rendered as a director, each director other than Messrs. Perciak and Ziegler received $550 for attendance at Board of Directors' meetings during the first four months of the fiscal year ended December 31, 1995, and $600 thereafter. Mr. Kalinich received additional compensation as Chairman of the Board totaling $15,000 during the period. Directors who serve on committees, including the Executive Committee, the Wage and Salary Committee and the Audit Committee, received fees of $275 for attendance at each committee meeting during the fiscal year ended December 31, 1995.

EXECUTIVE COMPENSATION

      The following table sets forth the cash compensation paid by the Bank for services rendered in all capacities for the fiscal years ended December 31, 1995, 1994 and 1993 to its three most highly compensated executive officers, including its chief executive officer, with total cash compensation in excess of $100,000.


                           SUMMARY COMPENSATION TABLE



                                                                 LONG-TERM
                                                               COMPENSATION
                               ANNUAL COMPENSATION(1)             AWARDS
                            ---------------------------        -------------
                                                                 SECURITIES
NAME AND PRINCIPAL                                               UNDERLYING          ALL OTHER
POSITION                   YEAR    SALARY ($)    BONUS ($)     OPTIONS/SARS (#)   COMPENSATION($)(2)
-----------------          ----    ----------    ---------     -------------       ------------

Thomas P. Perciak          1995     $183,200     $100,055(3)            -             $15,710
President & Chief
Executive Officer          1994     $174,400     $ 95,249          50,000             $16,309
                           1993     $165,462     $ 89,231               -             $21,845

John F. Ziegler            1995     $120,300     $ 65,702(3)            -             $19,397
Vice President & Chief
Financial Officer          1994     $114,500     $ 62,535          36,000             $19,114
                           1993     $109,038     $ 58,558               -             $18,436

William J. Harr, Jr.       1995     $ 72,060     $ 29,308(3)            -             $11,413
Vice President, Branch
Administration             1994     $ 65,049     $ 12,111          20,000             $ 7,888
                           1993     $ 58,076     $ 26,173               -             $ 7,879

(1) Perquisites and other personal benefits would be included herein only to the extent that the aggregate perquisites and personal benefits for each named executive officer exceed the lesser of $50,000 or ten percent (10%) of a named executive officer's salary and bonus. None of the items that comprise perquisites and personal benefits represents 25% or more of the total for any named executive officer.

(2) Represents the amounts paid, payable or accrued to the named executive officers under the Bank's trusteed profit-sharing retirement plan and 401(k) plan. For Mr. Perciak, $10,209 and $5,501 represent amounts contributed by the Bank during 1995 on his behalf under the Bank's profit-sharing and 401(k) plans, respectively. The "All Other Compensation" column does not include amounts that would be payable under the Executive Supplemental Benefit Agreements (collectively the "Agreements" and individually as to each covered executive the "Agreement"), discussed hereinafter. See "Executive Compensation - Pension and Retirement Plan Information." Under the Agreement, Mr. Perciak would be entitled to a payment of $67,684 in the event of a change in control in fiscal year 1996, increasing in amount should a change in control occur in subsequent years. For Mr. Ziegler, $14,062 and $5,335 represent amounts contributed by the Bank during 1995 on his behalf under the Bank's profit-sharing and 401(k) plans, respectively. Under the Agreement, Mr. Ziegler would be entitled to a payment of $8,936 in the event of a change in control in fiscal year 1996, increasing in amount should a change in control occur in subsequent years. For Mr. Harr, $8,372 and $3,041 represent amounts contributed by the Bank during 1995 on his behalf under the Bank's profit-sharing and 401(k) plans, respectively. Under the Agreement, Mr. Harr would be entitled to a payment of $3,603 in the event of a change in control in fiscal year 1996, increasing in amount should a change in control occur in subsequent years.

(3) The Bank gave a 1995 Christmas bonus to each employee, including the three officers named in the Summary Compensation Table. The Christmas bonus of each of Messrs. Perciak, Ziegler and Harr was $8,455, $5,552 and $3,263, respectively. These amounts are included in the bonus figures in the table. In addition, Mr. Harr earned a bonus of $9,645 in 1995 under the Bank's incentive compensation plan for loan officers, which bonus is also included in his total bonus amount shown in the table. Mr. Harr was also awarded a year-end merit bonus of $16,400. The bonus amounts reported are earned in the fiscal year noted even though such amounts may be payable in subsequent years.

      The following table sets forth information concerning the number and value of unexercised stock options held by the named executive officers at December 31, 1995. These options expire ten years from the date of grant and have exercise prices per share equal to the average of the closing bid and asked prices of the Stock on the date of grant.



             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                        NUMBER OF              VALUE OF
                                                  SECURITIES UNDERLYING       UNEXERCISED
                                                       UNEXERCISED           IN-THE-MONEY
                                                       OPTIONS/SARS         OPTIONS/SARS AT
                            SHARES                    AT FY-END (#)           FY-END ($)
                           ACQUIRED      VALUE
                         ON EXERCISE   REALIZED      EXERCISABLE (E)/      EXERCISABLE (E)/
        NAME                 (#)          ($)      UNEXERCISABLE (U)     UNEXERCISABLE (U)(1)
--------------------        -----        -----     -----------------     --------------------
Thomas P. Perciak             0            0            50,000 (E)             12,500(E)
John F. Ziegler               0            0            36,000 (E)              9,000(E)
William J. Harr, Jr.          0            0            20,000 (E)              5,000(E)

(1) Represents the aggregate market value of incentive stock options to purchase shares of stock (market price less the exercise price of $18.25 per share), awarded the named executive officers, based upon the closing bid price of $18.50 per share of the stock on December 31, 1995. On January 12, 1995, all of the shares subject to the options became exercisable.


PENSION AND RETIREMENT PLAN INFORMATION

      The Bank does not have a retirement plan for officers or employees that would provide defined benefits based upon salary, years of service or other measures. Instead, the Bank has implemented a profit-sharing plan under which the Bank may make entirely discretionary cash contributions. The Bank also has implemented a 401(k) Plan whereby the Bank will make matching contributions in employer stock for each participating officer or employee who elects to defer a portion of his or her salary pursuant to the 401(k) Plan. The amount of salary that may be deferred by any individual and the amount (and vesting) of the Bank's matching contributions are subject to certain limitations (Bank matching contributions of up to 60% of the deferral, subject to maximum matching contribution amount; no matching contributions for deferral in excess of 5% of salary; incremental vesting of the Bank's contribution over a period of six years).

      Recognizing the importance of building and retaining a competent management team, effective January 1, 1995 the Bank entered into Executive Supplemental Benefit Agreements ("Agreements") with six of its executive officers, including the three named executive officers identified in the Summary Compensation Table. The Agreements provide for payments in the event of retirement, disability, death or a change in control of the Bank. In order to define the specific death, disability and post-employment/retirement benefits to be provided, the Bank's Board of Directors adopted an integrated non-qualified supplemental compensation plan based on a comprehensive compensation study presented to the Bank by KPMG Peat Marwick LLP as compensation consultants. Under the terms of each Agreement, different death, disability and post-employment/retirement benefits are provided to each covered employee. By defining the amounts each executive will receive upon formal retirement, each executive has been given what the Board believes to be a reasonable incentive to remain with the Bank until retirement. If, however, the executive's employment is terminated for cause or the executive voluntarily resigns other than as a constructive termination (other than for "good reason," that is, as defined below) following a change in control, the Bank is released from all payment obligations to the executive.

      Upon retirement, the Agreements provide for an annual benefit payable to each of Messrs. Perciak, Ziegler and Harr in the following amounts: $134,693 annually for 20 years for Mr. Perciak; $25,647 annually for 20 years for Mr. Ziegler; and $23,585 annually for 20 years for Mr. Harr. In the event of death, the foregoing amounts would be paid to these individuals' beneficiaries. "Retirement Date" is defined in the Agreements to mean the first day of the month following the executive officer's 65th birthday on which he or she elects to retire (or an early retirement date that may be agreed to by the Board of Directors). Retirement benefits under the Agreements are payable in one installment annually, on the anniversary of the retirement date.

      The disability payments provided under the Agreements are as follows for each of the named executive officers: $65,635 annually in the event of total disability prior to retirement, until age 65, for Mr. Perciak; $10,239 annually in the event of total disability prior to retirement, until age 65, for Mr. Ziegler; and $5,717 annually in the event of total disability prior to retirement, until age 65, for Mr. Harr. Annual disability benefits payable under the Agreements would be payable in equal monthly installments.

      Under the Agreements, a payment in respect of a change in control would be made if the executive officer is involuntarily terminated (except for cause) or voluntarily terminates his or her employment for good reason (in general terms, "good reason" is defined under the Agreements to include a change in the executive officer's status, title or responsibilities that does not represent a promotion, a reduction in base salary, certain relocations or a material reduction in benefits). A change in control is defined for purposes of the Agreements by reference to Part 574 of the regulations (the "Control Regulations") of the Office of Thrift Supervision (the "OTS"). According to the Control Regulations, control generally exists in situations in which a person:
(i) has direct or indirect voting control of at least 25% of an institution's voting shares (or subject to rebuttal, more than 10% of the shares and is subject to a control factor under the Control Regulations); (ii) controls in any manner the election of a majority of the directors of the institution, or (iii) the Director of the OTS determines that such person exercises a controlling influence over the management or policies of the institution.

      In the event of a change in control in 1996 and involuntary termination (except for cause) or voluntary termination for good reason within six months thereafter, the benefit payable to Mr. Perciak would be $67,684, increasing in amount for a change in control occurring in a subsequent year (from $120,345 in 1997 to $1,782,670 in 2012). For Mr. Ziegler, the benefit payable under similar circumstances would be $8,936 in the event of a change in control in 1996 and involuntary termination (except for cause) or voluntary termination for good reason within six months thereafter, increasing in amount for a change in control occurring in a subsequent year (from $16,948 in 1997 to $453,788 in 2017). Lastly, for Mr. Harr the benefit under similar circumstances would be $3,603 in the event of a change in control in 1996 and involuntary termination (except for cause) or voluntary termination for good reason within six months thereafter, increasing in amount for a change in control occurring in a subsequent year (from $8,182 in 1997 to $625,710 in 2027). Under the Agreements, the change-in-control benefit payment would be made in one lump sum for each affected officer.

      The difference in benefits payable under the Agreements for Messrs. Perciak, Ziegler and Harr arises out of the compensation consultant's projections of the financial circumstances of each executive upon retirement compared to industry averages. That is, projecting final compensation figures for each executive at the time of his or her retirement at age 65, the compensation consultant estimated total retirement benefits (consisting of benefits under Bank retirement plans (i.e., the 401(k) and profit-sharing plans) and social security benefits) that would be payable to each executive under Bank retirement plans, as retirement benefits are generally a product of final compensation (or average final compensation or a comparable formula). The compensation consultant compared these estimated retirement benefits to the retirement benefits that would be payable according to industry averages, concluding that retirement benefits under Bank retirement plans would be considerably less than those that would be payable if industry averages were applied to the executives' projected final compensation figures. The shortfall in retirement benefits was particularly acute for Mr. Perciak, whereas he is the executive closest to retirement age. Accordingly, benefits under the Agreements were structured in a manner that attempts to address this shortfall, as it is the Bank's goal that executives' annual retirement benefits shall be 65% of final compensation.

      The Bank has obtained life insurance policies whose benefits, payable to the Bank as beneficiary, would be sufficient for the Bank to satisfy its obligations under the Agreements. The Bank is the sole owner of and beneficiary under the life insurance policies. Notwithstanding the future benefits payable under the Agreements, the estimated present value of future benefits to be paid is being accrued over the period from the effective date of the Agreements until the expected retirement dates of the participants. The insurance premium expense under the life insurance policies purchased to fund the Bank's contractual obligations with respect to Messrs. Perciak, Ziegler and Harr in 1995, and their approximate cash surrender value to the Bank, are an aggregate of $82,216 and $84,124, respectively.

BOARD REPORT ON EXECUTIVE COMPENSATION

      The full Board determines the executive compensation to be paid to the Bank's two senior executive officers, Messrs. Perciak and Ziegler. Mr. Perciak or Mr. Ziegler are excluded from discussion and board deliberation regarding compensation paid to them as officers.

      For other than the two most senior executive officers, the function of administering the executive compensation policies of the Bank is currently performed by the Wage and Salary Committee of the Board. In this process, the officers are evaluated as to their performance during the year and compared to the Bank's performance, thrift industry compensation surveys and comparable positions at other thrift institutions.

      Because the Board views Messrs. Perciak and Ziegler as having the greater impact on corporate performance, the Board members have established a compensation philosophy of providing base pay and incentive compensation for the Bank's top two executive officers reflective of the Bank's superior financial performance relative to comparably situated thrifts. For individuals other than Messrs. Perciak and Ziegler, the Board's Wage and Salary Committee seeks to establish executive officer base salaries at a level commensurate with the Bank's corporate performance, peer group competitors, and the individual officers' performance. The Board, as to Messrs. Perciak and Ziegler, and the Wage and Salary Committee, as to officers other than these two, continue to review all elements of executive compensation to ensure that the total compensation program, and each element therein, meets the Bank's business objectives and philosophy.

      Because of the projected earnings environment in 1996, the Board of Directors increased the 1996 base compensation of Messrs. Perciak and Ziegler by 4.5%, the same percentage amount corresponding to the 1996 average payroll increase for all Bank employees.

      As a general rule, it will be the Board of Directors' and the Committee's policy to take into account tax and financial accounting considerations in connection with the granting of options or other forms of grants and awards under The Strongsville Savings Bank 1994 Long-Term Incentive Plan (the "Plan"). Accordingly, the Board of Directors through its Option Committee (in the case of stock option grants and other awards to the Bank's executive officers) does not expect that grants or awards will be made which would exceed the limit on deductibility established by the Omnibus Budget Reconciliation Act of 1993 ("OBRA"). In 1993, OBRA added Section 162(m) to the Internal Revenue Code, the effect of which is to eliminate the deductibility of compensation over $1 million, with certain exclusions, paid to certain highly compensated executive officers of publicly held corporations, such as, in the Bank's case, those executive officers identified in the "Summary Compensation Table." Section 162(m) applies to all remuneration (both cash and non-cash) that would otherwise be deductible for tax years beginning on or after January 1, 1994, unless expressly excluded. Although the Board and Committee reserve the right to make grants and awards under the Plan under circumstances in which the compensation component thereof would not be fully deductible for federal income tax purposes, it is not currently expected that they would do so.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

      Because the Bank's profitability was superior to local, Ohio and national thrift industry averages, Mr. Perciak received an increase in base salary for 1995 of $8,700, or approximately 5%. While the Board generally takes into consideration the overall performance of the Bank, the Board does not use any specific measures or weighting of that performance in establishing Mr. Perciak's base salary. Mr. Perciak's compensation package is formalized in an employment agreement. See "Employment Agreements." Mr. Perciak and Vice President Ziegler are eligible to receive 50% of base salary in annual bonus under the terms of their employment contracts. Mr. Perciak earned incentive compensation in fiscal year 1995 for the maximum amount possible under his employment contract.

      In reviewing Mr. Perciak's performance as President and Chief Executive Officer and the justification for the Bank to renew his employment contract for an additional year, the directors favorably considered Mr. Perciak's performance relative to the following factors: the Bank's corporate performance (return on assets and return on equity), the volume of residential acquisition and development lending attributable to Mr. Perciak, the market share performance of the Bank and the Bank's compliance posture relative to safety and soundness and CRA/consumer compliance. At its December 20, 1995 Board meeting, the Board determined that each of Messrs. Perciak and Ziegler had met the requirements and standards of the Board relative to executive officer performance and as such the employment contract of each was renewed for one additional year.

      The report of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Exchange Act of 1934, except to the extent that the Bank specifically incorporates this information by reference, and shall not otherwise be deemed filed under such act.

      Submitted by the Bank's Board of Directors:

Thomas P. Perciak, John F. Ziegler, Elton L. Bedford, George P. Bohnert, Jr., Joan M. Dzurilla, William A. Fraunfelder, Jr., Glenn W. Goist, Mike Kalinich, Sr. and John J. Plucinsky.

PERFORMANCE GRAPH

      The following graph compares the cumulative total shareholder return on the Bank's Stock to the cumulative total return of a broad index of the National Association of Securities Dealers, Inc. Automated Quotations (the "NASDAQ") System and the MG Savings and Loan Index comprised of 297 publicly traded savings associations and thrift holding companies for the period commencing October 5, 1993 (the day the Bank's Stock first became available for public trading) and ending December 31, 1995. The graph assumes that $100 was invested on October 5, 1993 and that all dividends were reinvested. On a split-adjusted basis, the Bank's Stock sold in the initial public offering at a price of $13.00 per share.

                    COMPARISON OF THE CUMULATIVE TOTAL RETURN
                      AMONG THE STRONGSVILLE SAVINGS BANK,
                      MG S&L INDEX, AND NASDAQ MARKET INDEX


                            [GRAPH INSERTED HERE]


(In Dollars)                   10/5/93       12/31/93      12/31/94   12/31/95
------------------------------------------------------------------------------
Strongsville Savings           $100.00        $134.34       $141.60    $156.87

NASDAQ                         $100.00        $100.23       $105.23    $136.50

MG S&L Peer Group              $100.00        $ 97.09       $ 93.00    $147.31


      This stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Exchange Act of 1934, except to the extent the Bank specifically incorporates this information by reference, and shall not otherwise be deemed filed under such act.

EMPLOYMENT AGREEMENTS

      On August 18, 1988, the Bank entered into employment agreements with Mr. Perciak and Mr. Ziegler retroactive to January 1, 1988. As amended effective November 2, 1992, each employment agreement provides for a term of three years. Each contract contains an evergreen feature such that the contract is extended at each anniversary date for an additional year upon a determination and resolution of the Bank's Board that the performance of the executive has met the requirements and standards of the Board. The effect of this provision is that each contract will then have a new three-year term. Each contract was renewed for an additional year by virtue of Board action on December 20, 1995.

      Under the terms of his employment agreement, Mr. Perciak currently receives a base salary of $191,500 per year, subject to annual adjustment by the Board of Directors of the Bank and annual incentive compensation of 2.5% of the Bank's pre-tax profits. As amended effective January 1, 1992, Mr. Perciak's incentive bonus can not exceed 50% of his base salary. Additionally, in the event that (i) Mr. Perciak is involuntarily terminated within six months following a change in control of the Bank or (ii) Mr. Perciak voluntarily terminates his employment for good reason within six months after a change in control of the Bank, Mr. Perciak will receive his base salary for the remaining term of the agreement and a fixed equity appreciation bonus of ten percent of the increase in the Bank's value between December 31, 1987 and the lesser of the acquisition price or the Bank's tangible book value as of December 31, 1992 (exclusive of capital raised from the Fall 1990 stock offering). Ten percent of the increase in the Bank's value between December 31, 1987 and the Bank's tangible book value as of December 31, 1992 is approximately $1,187,512. The equity appreciation bonus has been voluntarily capped such that further equity appreciation occurring after December 31, 1992 will not entitle Mr. Perciak to any share of the increase in the Bank's tangible net worth. In the event there is a change in control of the Bank and Mr. Perciak retains his position, Mr. Perciak is also entitled to the aforementioned equity appreciation bonus. Payments under Mr. Perciak's employment agreement, in the event of a change in control of the Bank, may constitute an excess parachute payment under the Internal Revenue Code, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Bank. In the event that Mr. Perciak is terminated for any reason other than cause, Mr. Perciak will receive his base salary for the remaining term of this agreement.

      For purposes of the change-in-control features of Mr. Perciak's employment agreement, change in control is defined by reference to Part 574 of the OTS regulations (the "Control Regulations"). According to the Control Regulations, control generally exists in situations in which a person: (i) has direct or indirect voting control of at least 25% of an institution's voting shares (or subject to rebuttal, more than 10% of the shares and is subject to a control factor under the Control Regulations); (ii) controls in any manner the election of a majority of the directors of the institution, or (iii) the Director of the OTS determines that such person exercises a controlling influence over the management or policies of the institution.

      Under the terms of his employment agreement, Mr. Ziegler currently receives a base salary of $125,800 per year, subject to annual adjustment by the Board of Directors of the Bank and annual incentive compensation of 1% of the Bank's pre-tax profits. As amended effective January 1, 1992, Mr. Ziegler's incentive bonus can not exceed 50% of his base salary. Additionally, in the event Mr. Ziegler (i) is terminated at any time other than for cause, (ii) voluntarily terminates his employment for good reason within six months after a change in control (defined in the same manner as in Mr. Perciak's agreement) of the Bank or (iii) is involuntarily terminated within six months following a change in control of the Bank, Mr. Ziegler will receive his base salary for the remaining term of the agreement.

         Under both agreements, in the event that the Bank is not in compliance with its applicable regulatory capital requirements, prior to or as a result of any incentive bonus payment or severance or termination payment required under the agreement, the payment must be deferred until the Bank is in such capital compliance and will be paid within ten business days after the close of the month in which capital compliance is achieved, so long as such payment does not result in the Bank failing its regulatory capital requirements.

CHANGE-IN-CONTROL ARRANGEMENTS

         Severance Agreements

         On October 19, 1994, the Bank entered into severance agreements with four of its executive officers (the "Executives," or individually an "Executive," including Mr. William J. Harr, Jr., a named executive officer identified in the Summary Compensation Table) other than Messrs. Perciak and Ziegler. Each severance agreement provides for a term of one year, renewable each year for an additional year upon a determination by the Board of Directors of the Bank that the Executive has met the performance standards and requirements of the Board. Each severance agreement terminates by its terms once the Executive reaches the retirement age of 65. The obligations of the Bank under the severance agreements would become the obligations of any successor organization to the Bank.

         Each severance agreement provides that in the event of the involuntary termination of the Executive, or the Executive's voluntary termination for good reason, within six months after a change in control of the Bank, the Executive would receive a lump sum payment equal to the Executive's then annual base salary, plus the continuation of benefits until the earlier of the Executive's employment by another employer or the expiration of twelve months from the Executive's date of termination. No payments or benefits would be paid to any Executive terminated for cause. In the event that the Executive incurs legal fees or expenses in enforcing the severance agreement, the Bank would pay all such fees and expenses if the Executive prevails, and an amount up to $25,000 if the Executive does not prevail.

         Like the employment agreements of Messrs. Perciak and Ziegler, the severance agreements define a change in control of the Bank by reference to Part 574 of the Control Regulations of the OTS. A reorganization initiated and approved by the Board, involving the formation of a thrift holding company of the Bank, would not be considered a change in control of the Bank.

         "Good reason" for which an Executive may voluntarily terminate his or her employment within six months after a change in control and receive payments and benefits under his or her severance agreement includes: (i) a change in the Executive's status, title, position or responsibilities which, in the Executive's reasonable judgment, does not represent a promotion from or is inconsistent with his or her position immediately prior thereto; (ii) a reduction in salary; (iii) the relocation of the Bank's principal executive offices or the location at which the Executive is required to perform his or her duties to a location outside a 15-mile radius of Strongsville, Ohio; or (iv) a material reduction in benefits.

         Payments to the Executives under the severance agreements would not constitute excess parachute payments under the Internal Revenue Code.

         Executive Supplemental Benefit Agreements

         The Bank has also entered into Executive Supplemental Benefit Agreements with all of its executive officers, as discussed in "Pension and Retirement Plan Information." The Executive Supplemental Benefit Agreements provide for payments to the executive officers in certain events, including involuntary termination (except for cause) or voluntary termination for good reason (defined in the same fashion as under the severance agreements) within six months after a change in control (also defined in the same fashion as under the severance agreements).

                      ANNUAL ESTABLISHMENT OF DIRECTOR FEES
                                  (PROPOSAL 2)

     Pursuant to Ohio law and the Constitution of the Bank, the shareholders must set the fees to be paid to the Bank's Directors. The Board of Directors proposes that the fees paid its members (other than Messrs. Perciak and Ziegler) for the period beginning May 1, 1996 and ending at the time of the 1997 Annual Meeting of Shareholders be as follows: $20,000 annually for the Chairman of the Board, $600 per board meeting and $300 per committee meeting. As to committee fees, this represents an increase of nine percent (9%) over the fees presently paid to directors. Board fees will remain at the same level in 1996 as they were in 1995. The recommended increase in committee fees for Board service is intended to keep director compensation at a level commensurate with the director compensation practices of comparable financial institutions. If the recommended increase is not approved by shareholders, board compensation will remain at current levels.

     These fees are in addition to each non-executive officer director's participation in The Strongsville Savings Bank 1994 Long-Term Incentive Plan. Pursuant to shareholder ratification of the Plan at the 1994 annual meeting of shareholders, each such director holds a stock option to acquire 4,000 shares at a price of $18.25 per share.

     The Board of Directors recommends that the fees paid the Directors of the Bank for Board service be as described above. This Proposal 2 must be approved by a majority of the votes represented in person or by proxy at the Meeting.

            THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" PROPOSAL 2.

             ADOPTION OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                                  (PROPOSAL 3)

     The Board has proposed that shareholders be asked to consider and vote upon an amendment of the Articles of Incorporation of the Bank, as amended to date (the "Articles"), which would eliminate in its entirety current Article FIFTH (the proposed amendment to the Articles being hereinafter referred to as the "Articles Amendment"). Article FIFTH provides that "[t]he amount of authorized capital of the corporation is One Million Dollars ($1,000,000.00)." If the Articles Amendment is adopted by shareholders at the Meeting, Article FIFTH will be deleted in its entirety. The Board concluded that the Articles Amendment to delete Article FIFTH is advisable in order to avoid confusion between current Article FIFTH and Article FOURTH.

     Article FOURTH provides that "[t]he authorized number of shares of the Corporation shall be 10,000,000, all of which shall be shares of capital stock without par value." Article FOURTH will not be affected by the Articles Amendment. If the Articles Amendment is not adopted by shareholders at the Meeting, Articles FOURTH and FIFTH will continue to be a source of potential confusion, because they both purport to deal with authorized capital. In fact Article FOURTH governs the Bank's authorized capital exclusively, and Article FIFTH no longer has any practical application. The Board believes that the original purpose of Article FIFTH was to represent assurance at the time of the Bank's formation that the Bank would have sufficient authorized capital to sustain itself during its early years. That purpose has fully been served, and Article FIFTH no longer has any impact on the authorized capital of the Bank or serves any useful purpose. The Bank's authorized capital consists solely of its shares of capital stock, without par value. The Bank's authorized capital is therefore governed solely by Article FOURTH, which will not be affected by the Articles Amendment.

            THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" PROPOSAL 3.

             ADOPTION OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                                AND CONSTITUTION
                                  (PROPOSAL 4)

      The Board has proposed that shareholders be asked to consider and vote upon an amendment of the Articles and Constitution of the Bank which would clarify that the Board may be divided into no more than three classes (the "Amendment"). If the Amendment is adopted by shareholders at the Meeting, the first paragraph of Article VI, Section 1 of the Constitution will be revised to read as follows:

      This institution shall have a Board of nine Directors, elected by the shareholders at the annual meeting. The Directors shall be divided into three classes. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board. The term of each class shall be a period of three years, and the classes' terms shall be staggered so that at the annual meeting only one class shall stand for election.

      Similarly, a new Article FIFTH would be added to the Articles as follows:

      The directors of the Corporation shall be divided into three classes. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of each class shall be a period of three years, and the classes' terms shall be staggered so that at the annual meeting only one class shall stand for election.

      The Amendment is a clarifying amendment only, as the Board is in fact and has for many years been divided into three classes of three directors each, with each class serving staggered terms of three years each. The first paragraph of
Article VI, Section 1 of the Constitution currently reads "[t]his institution shall have a Board of nine Directors, elected by the shareholders at the annual meeting, in such numbers to serve for such times that the terms of an equal number of Directors, as nearly as possible, will expire each year." The Amendment affects that paragraph of the Constitution only. The Amendment adds a provision (new Article FIFTH assuming shareholder approval of Proposal 3 to delete current Article FIFTH) to the Articles concerning Board classification as well, whereas the Articles currently contain no provisions having to do with the Bank's Board except for Article SEVENTH's prohibition on cumulative voting. The Board concluded that the Amendment is appropriate in order that the Articles and Constitution more explicitly and clearly provide authority for the Directors to serve staggered terms of three years for each class.

      The Board believes ample authority exists under the Constitution and Ohio law for the Bank's historical practice of electing three directors each year at the annual meeting, with the directors so elected serving for three year terms. Nevertheless, the Board recognizes that Article VI, Section 1 of the Constitution and the Articles could be more explicit and clear in this regard, and it has decided therefore to take the occasion of the 1996 annual meeting to seek shareholder approval for adoption of this clarifying amendment to the Articles and Constitution.

            THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" PROPOSAL 4.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                  (PROPOSAL 5)

      The Board of Directors has appointed the firm of Deloitte & Touche LLP to continue as independent auditors for the Bank for the fiscal year ending December 31, 1996, subject to ratification of such appointment

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



by the shareholders. Deloitte & Touche LLP has acted as the independent auditors of the Bank since November 13, 1991. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Deloitte & Touche LLP, independent certified public accountants, to audit the financial records and accounts of the Bank for the fiscal year ending December 31, 1996. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

      Representatives of Deloitte & Touche LLP will be present at the Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Ratification of the appointment of auditors requires the affirmative vote of a majority of the votes actually cast at the Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE BANK'S AUDITORS
                 FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                    TRANSACTIONS WITH CERTAIN RELATED PERSONS

     The Bank has followed the policy of offering to its directors, officers and employees real estate mortgage loans secured by their principal residence, and construction loans for their principal residence. As an Ohio-chartered savings association, the Bank is subject to the Ohio Revised Code, which requires, for any loan other than a consumer loan extended to an officer, director, employee, controlling person or their spouses, the prior written approval of the Superintendent of the Ohio Division of Financial Institutions. Prior to the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), these loans were made in the ordinary course of business at discounted interest rates. Moreover, no points, loan processing fees, or attorney's fees were charged on any such loan.

     FIRREA requires that all loans or extensions of credit to officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank has revised its policy regarding loans to directors and all employees in accordance with the requirements of FIRREA. Since August 9, 1989, all loans to directors and executive officers of the Bank were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 1995, all such loans were current.

      Set forth below is certain information relating to executive officers and directors who had loans outstanding at December 31, 1995 which had balances in excess of $60,000 at any time within the preceding year and which were made on preferential terms:

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


                                                                    HIGHEST
                                                                     AMOUNT
                                                                  OUTSTANDING
                                                                  DURING YEAR         PRINCIPAL
                                                                     ENDED          BALANCE AS OF
                       DATE OF                          NOTE      DECEMBER 31,       FEBRUARY 1,
     NAME               LOAN         TYPE OF LOAN       RATE          1995              1996
---------------        ------      ----------------     ----       ----------        ----------

Dean R. Anaya           4/86       1st Residential       9.75%     $47,242.52        $46,301.52
Vice President                         Mortgage

                        1/92(1)    2nd Residential      11%        $20,422.61        $19,402.63
                                       Mortgage

(1) This loan was originated after FIRREA and as such was made on substantially the same terms as those prevailing at the time for comparable transactions with other persons.


      The Bank refers certain title insurance business to National Land Title Insurance Company ("National Land") and City Title Company Agency, Inc. ("City Title"). Through a trust of which they are the beneficiaries, Joseph and Michael Dzurilla, the adult sons of Director Joan M. Dzurilla, own the majority of the stock of National Land. City Title is a real estate title insurance agency wholly owned by National Land. City Title performs title searches, title examinations and insurability determinations related to title insurance commitments for mortgage loan transactions insured by National Land. City Title and National Land are each charging for title business work at a rate consistent with the standards for that industry.

      During 1995, City Title performed services for the Bank related to loan transactions such as title insurance and commitments, title examinations, and post-closing services. Borrowers of the Bank paid City Title $189,411.45 during 1995 for services related to the loan transactions, which amount also includes transfer tax fees paid to the appropriate county recorder's office.

                              SHAREHOLDER PROPOSALS

      In order to be eligible for inclusion in the Bank's proxy materials for the 1997 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Bank's executive offices, 14092 Pearl Road, Strongsville, Ohio 44136, no later than November 17, 1996. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

                                  OTHER MATTERS

      The Board of Directors is not aware of any business to come before the Meeting other than the matters discussed in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

      The cost of solicitation of proxies will be borne by the Bank. The Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Bank Stock. In addition to solicitation by mail, directors and officers of the Bank and regular employees of the Bank may solicit proxies personally or by telephone, without additional compensation.


Strongsville, Ohio
March 21, 1996



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